Exhibit 99.3

GROUPE EUROTUNNEL SA

EUROTUNNEL GROUP UK PLC

SECURITIES NOTE

RELATING TO:

•                            the issue by GROUPE EUROTUNNEL SA and the admission to trading on Eurolist by Euronext™ of ordinary shares of GROUPE EUROTUNNEL SA;

•                            the issue by EUROTUNNEL GROUP UK PLC and the admission to trading on Eurolist by Euronext™ of notes redeemable in ordinary shares of GROUPE EUROTUNNEL SA; and

•                            the issue by GROUPE EUROTUNNEL SA and the admission to trading on Eurolist by Euronext™ of warrants to subscribe for ordinary shares of GROUPE EUROTUNNEL SA.

In application of articles L. 412-1 and L. 621-8 of the French Monetary and Financial Code and of article 211-1 of the General Regulation of the French financial authority (Autorité des marchés financiers) and pursuant to the decision of the Financial Services Authority on 20 March 2007, the Autorité des marchés financiers approved the Prospectus with visa no. 2007-113 on 4 April 2007.

The Prospectus has been prepared by Groupe Eurotunnel SA and Eurotunnel Group UK plc and is the responsibility of its signatories. In accordance with the provisions of article L. 621-8-1-I of the French Monetary and Financial Code, the visa was granted once the AMF had verified that “the document is complete and comprehensible, and the information which it contains is coherent”. The visa does not imply any approval of the appropriateness of the transaction nor any affirmation of the accounting or financial information presented herein.

Implementation of the Safeguard Plan approved by decisions of the Commercial Court of Paris dated 15 January 2007, under the supervision of Mr Laurent Le Guernevé and Mrs Valérie Leloup-Thomas, Commissioners for the Execution of the Plan.

The Prospectus consists of the Registration Document, this Securities Note and their respective summaries.

Copies of this Securities Note are available free of charge at the registered offices of Groupe Eurotunnel SA - 19, Boulevard Malesherbes, 75008 Paris, France and Eurotunnel Group UK plc - UK Terminal, Ashford Road, Folkestone, Kent, CT18 8XX. This Securities Note can also be viewed on the websites of the AMF (www.amf-france.org) and Eurotunnel Group (www.groupe-eurotunnel.com). For any questions relating to this Securities Note, please call the following numbers:

0800 00 10 12 (for calls from France), 0808 234 4054 (for calls from the United Kingdom)

All financial figures in this Securities Note have been calculated, unless otherwise indicated, by applying the Euro/Pound Sterling exchange rate of 2 August 2006, being 1.46635 euro for one pound sterling.

CONTENTS

INTRODUCTION		vii
Persons responsible		vii
Risk factors		ix

CHAPTER 1 ISSUE BY GET SA AND ADMISSION TO LISTING AND TRADING ON EUROLIST BY EURONEXT™ OF GET SA ORDINARY SHARES		1
1.1	Persons responsible	1
1.2	Risk factors	1
1.3	Key information	1
1.4	Information on the securities to be admitted to listing and trading	3
1.5	Conditions of the offer	20
1.6	Admission to listing and trading and terms and conditions of trading	23
1.7	Selling shareholders	24
1.8	Expenses relating to the issue	24
1.9	Dilution	24
1.10	Additional information	24

CHAPTER 2 ISSUE BY EGP AND ADMISSION TO LISTING AND TRADING ON EUROLIST BY EURONEXT™ OF NOTES REDEEMABLE IN GET SA ORDINARY SHARES		26
2.1	Persons responsible	26
2.2	Risk factors	26
2.3	Key information	26
2.4	Information on the securities to be admitted to listing and trading	26
2.5	Conditions of the offer	70
2.6	Admission to trading and terms and conditions of trading	74
2.7	Additional information	75

CHAPTER 3 ISSUE BY GET SA AND ADMISSION TO LISTING AND TRADING ON EUROLIST BY EURONEXT™ OF WARRANTS TO SUBSCRIBE FOR GET SA ORDINARY SHARES		76
3.1	Persons responsible	76
3.2	Risk factors	76
3.3	Key information	76
3.4	Information on the securities to be admitted to listing and trading	76
3.5	Conditions of the offer	100
3.6	Admission to listing and trading and terms and conditions of trading	103
3.7	Additional information	104

CHAPTER 4 RECENT EVENTS - FURTHER INFORMATION		106
4.1	Recent events	106
4.2	Further information	107

DEFINITIONS		108
DOCUMENT CHECKLISTS		111

i

SUMMARY

Context of the Reorganisation

This Securities Note and the Registration Document for GET SA and EGP which was registered with the Autorité des marchés financiers on 21 March 2007 under the registration number i.07-021 and the Offer Document regarding the Offer which was approved by the Autorité des marchés financiers (décision de conformité) on 3 April 2007, such decision also approving the Offer Document (visa) with reference no 2007-112, have been prepared in the context of the restructuring of the Current Debt, which, on 30 September 2006, amounted to 9.073 billion euros.

Incapable of meeting its future liabilities to repay the principal and interest due in respect of the Current Debt, Eurotunnel judged the Reorganisation necessary in order to significantly reduce the amount of this debt, to enable the continuation of its business, to ensure the stability of the group and its ongoing development, and to maintain employment levels.

In this context, the Paris Commercial Court opened safeguard proceedings in respect of 17 Eurotunnel companies by decisions dated 2 August 2006 in accordance with the provisions of articles L. 620-1 et seq. of the French Commercial Code.

From this date, restructuring proposals based on discussions and negotiations with certain of Eurotunnel’s principal financial creditors were made by Eurotunnel’s management, with the assistance of the Judicial Administrators, and presented to, then discussed with representatives of Eurotunnel’s principal creditors.

Following this initial period, the Proposed Safeguard Plan was sent to the creditors of Eurotunnel on 31 October 2006, then completed by an addendum dated 24 November 2006.

The Proposed Safeguard Plan was approved by the creditors’ committees and by Eurotunnel’s principal suppliers on 27 November 2006, then by the Noteholders in meetings on 14 December 2006. Finally, the Safeguard Plan was approved by the Paris Commercial Court by decisions dated 15 January 2007. The implementation of the Safeguard Plan is under the supervision of the Commissioners for the Execution of the Plan.

Principal aspects of the Reorganisation

The Safeguard Plan sets out the financial and legal aspects of the Reorganisation, the principal ones of which are described below. It is expected that at the end of the Reorganisation, the financial debt of Eurotunnel will be reduced to 4.164 billion euros (excluding the nominal amount of the NRS, which are treated as quasi-equity), representing a reduction of approximately 54% compared to the level of the Current Debt.

In order to achieve the objectives of reducing the Current Debt, the Safeguard Plan provides for:

•                  the creation of a new group structure, in particular the creation of GET SA, which will be the centre pin of the Reorganisation. Application will be made for the GET SA Ordinary Shares to be admitted to trading on Eurolist by Euronext™ and admitted to a secondary listing on the Official List of the United Kingdom Listing Authority and to trading on the London Stock Exchange. The prospectus relating to the admission to trading of GET SA Ordinary Shares is comprised of the Registration Document and chapter 1 of this Securities Note. The principal legal and financial information relating to GET SA is set out in chapters 6, 13, 15, 17, 19 and 22 of the Registration Document;

•                  the launch by GET SA of the Offer. This will enable Unitholders who wish to do so to receive GET SA Ordinary Shares and Warrants in exchange for their Units. The terms and conditions of the Offer are set out in the draft Offer Document. The Securities Note relating to GET SA Ordinary Shares and Warrants will be comprised of chapters 1 and 3 of this Securities Note;

•                  the entering into of the Term Loan by FM and EFL (which are the borrowing companies of the Current Debt). This will enable them, along with available cash flow, to: (a) refinance the total Current Debt down to Tier 2 Debt; (b) pay cash to the holders of Tier 3 Debt in accordance with the Safeguard Plan; (c) pay cash to the Noteholders in accordance with the Safeguard Plan; (d) pay the accrued interest on the Current Debt under the terms and limits provided for in the Safeguard Plan; and (e) for Eurotunnel Group to dispose of cash of more than 100 million euros for working capital requirements, including expenses relating to the Reorganisation. The Term Loan is described in paragraph 5.3.4(a) of the Registration Document (pages 24 to 27);

•                  the issue by EGP of NRS for an aggregate nominal amount of £571,042,351 and 1,032,248,900 euros, the principal terms of which are as follows:

•                  the NRS will be divided into two series, the NRS I and the NRS II. The NRS I will not be redeemable in cash at the option of EGP, while the NRS II will be redeemable in cash at the option of EGP;

•                  the redemption price of the NRS II redeemable in cash at the option of EGP will be equal to 140% of their par value;

•                  the NRS II, redeemable in cash, will bear interest at a rate of 6% per annum, while the NRS I, not redeemable in cash, will bear interest at a rate of 3% per annum;

•                  the NRS I will be automatically redeemable in GET SA Ordinary Shares, in part in the 13th month, in part in the 25th month and the balance in the 37th month following the date of their issue;

•                  the NRS II will be automatically redeemable in GET SA Ordinary Shares, if they have not already been redeemed in cash, in the 37th month following the date of their issue;

•                  pursuant to the terms of the Safeguard Plan, the NRS will be issued to:

•                  the holders of Tier 3 Debt, up to £430,523,821.20 and 783,729,300 euros, in consideration for the transfer of all of their claims under the Tier 3 Debt to EGP;

•                  the Noteholders, up to £104,827,423.80 and 183,547,200 euros, in consideration for the transfer to EGP of all of their claims under the Notes to EGP; and

•                  the Tier 3 Cash Option Providers, up to £35,691,106 and 64,972,400 euros, in consideration for their obligations under the Tier 3 Cash Option Provider Agreement;

•                  application will be made for the NRS to be admitted to trading on Eurolist by Euronext™;

the principal characteristics of the NRS are described in chapter 2 of this Securities Note. The prospectus, with regards to the admission to trading of the NRS, is made up of the Registration Document and chapter 2 of this Securities Note;

•                  the terms of the Safeguard Plan relating to the payment of the Current Debt as well as the issue of securities and the payments to be made as part of the Reorganisation are set out in chapter 5 of the Registration Document (pages 17 et seq.);

•                  the granting to ENHC, an English law company of which the holders of Tier 3 Debt and the Noteholders holding the initial NRS will be the shareholders, of certain corporate governance rights in GET SA through the GET SA Preferred Share. These rights are described in paragraph 17.1.1(a) (“Rules of majority”) of the Registration Document (pages 84 and 85);

•                  a monetisation mechanism for the NRS pursuant to which the holders of Tier 3 Debt were able to exercise the Tier 3 Cash Option rather than receive NRS, and the other holders of Tier 3 Debt and Noteholders were able to finance the corresponding cash payment by subscribing in cash for the NRS to which the holders of Tier 3 Debt who exercised the Tier 3 Cash Option were entitled. As part of these monetisation transactions, NRS of a nominal amount equal to around £31.8 million and 41.4 million euros may, as a result of the exercise of the Tier 3 Cash Option by certain holders of Tier 3 Debt, be subscribed for by Unitholders tendering their Units to the Offer. The monetisation is described in paragraph 5.3.5 of the Registration Document (pages 28 and 29);

•                  the issue by GET SA of Warrants to subscribe for GET SA Ordinary Shares in the event of additional value crystallising in Eurotunnel Group. Application will be made for the Warrants to be admitted to trading on Eurolist by Euronext™ and 55% of the Warrants will be issued to the Unitholders who tender their Units to the Offer, with 45% of the Warrants being issued to the Noteholders. The principal characteristics of the Warrants are described in chapter 3 of this Securities Note; and

•                  in order to reconstitute the total equity of ESA and EPLC, a reorganisation of the capital structure of ESA and EPLC following the Offer by the capitalisation by EGP of all or part of debt transferred to EGP pursuant to the Safeguard Plan. This capitalisation of debt will take the form of an increase in the share capital of ESA and EPLC reserved to EGP, resulting in a very significant dilution of the shareholders of ESA and EPLC who do not tender their Units to the Offer. Some debt capitalisation transactions of a similar nature will be effected for EFL or CTG and FM. The recapitalisation transactions are described in paragraph 5.3.7 of the Registration Document (pages 29 and 30).

The Registration Document and this Securities Note relating to the issue of GET SA Ordinary Shares and Warrants by GET SA and NRS by EGP constitutes a prospectus within the meaning of article 3 of Directive 2003/71/EC.

Overview of Eurotunnel Group and selected financial information

Under the Treaty of Canterbury and the Concession Agreement, which are the two main instruments governing the construction and operation of the System, Eurotunnel is the operator of the Tunnel at the date of this Securities Note. After the Reorganisation, the operator of the Tunnel will be Eurotunnel Group. FM and CTG, in their capacity as Concessionaires, will continue to ensure the operation of the Tunnel.

On the basis of the Pro Forma information set out in Annex VI of the Registration Document, following the Reorganisation, the financial debt of Eurotunnel will be reduced from 9.1 billion euros as at 31 December 2006 to 4.3 billion euros as at 31 December 2006 on a Pro Forma basis. The cost of servicing the financial debt will be reduced from 487 million euros (2006 financial year) to 280 million euros (2006 financial year on a Pro Forma basis). Profits for the 2006 financial year (loss of 204 million euros) will be slightly positive (2006 financial year on a Pro Forma basis). The impact of the Minimum Usage Charge on operating profit for the 2006 financial year is 95 million euros.

The principal risks related to the Reorganisation are:

•                  failure to implement the Reorganisation would have a major adverse impact on Eurotunnel’s financial situation and put its long-term survival at risk (please refer to “Important Notice” below);

•                  the successful implementation of the Reorganisation depends on a certain number of factors some of which Eurotunnel does not and cannot control; this is in particular the case of the success of the Offer;

•                  if the Offer succeeds, Unitholders who have not tendered their Units to the Offer will have a very small minority position in ESA and EPLC;

•                  even if the implementation of the Reorganisation is successful, Eurotunnel Group will still have a significant level of debt in a total principal amount of 4,164 billion euros;

•                  implementation of the Reorganisation will have a significant and partially irreversible dilutive impact in the short or medium term on the shareholders of GET SA (in addition to the corresponding risk factor, readers are referred to paragraph 22.1.2 of the Registration Document for an analysis of the different scenarios of dilution and claw-back); and

•                  following the Closing Date, certain GET SA board decisions may only be taken with the agreement of certain directors proposed for appointment by ENHC.

The increase in the shareholders’ proportionate share of the equity of GET SA resulting from the redemption of NRS II in cash depends on the method used to finance the redemption.

As set out in paragraph 22.1.2(a) of the Registration Document, the increase in the shareholders’ proportionate share of the equity of GET SA would, without taking into consideration the exercise of the Warrants and any share capital increase, be very limited if the redemption of the NRS II in cash were to be financed by available cash flow at the levels forecast in chapter 14 of the Registration Document. This increase in the shareholders’ proportionate share of the equity of GET SA would remain limited (approximately 2% in this scenario, which is the lowest), without taking into consideration the exercise of the Warrants and any share capital increase, if the redemption of the NRS II in cash were to be financed by the additional authorised indebtedness up to 330 million euros and would only become significant if the redemption of the NRS II in cash were to be financed by the net proceeds of a share capital increase (see in this respect paragraphs 22.1.2(b) and (d) of the Registration Document).

Notice to US Unitholders

The Offer will be for the securities of French and UK companies and is subject to French and UK disclosure requirements, which are different from those of the United States. The financial information included in this Securities Note, the Registration Document and the Offer Document has been prepared in accordance with accounting standards applicable in France and the United Kingdom and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

It may be difficult for US Unitholders to enforce their rights and any claim arising out of the US federal securities laws, since GET SA, EGP, ESA and EPLC are located in non-US jurisdictions, and some or all of their officers and directors may be residents of non-US jurisdictions. US Unitholders may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

None of the GET SA Ordinary Shares, the Warrants or the NRS has been or will be, registered under the US Securities Act of 1933, as amended (hereafter, the “US Securities Act”) or under the securities laws of any jurisdiction of the United States. Neither the US Securities and Exchange Commission nor any US state securities commission has approved or disapproved of the securities offered in connection with the Offer, or determined if this document is accurate or complete. Any representation to the contrary is a criminal offence in the United States.

The NRS may not be, and are not being, offered, sold or transferred in the United States, or to a US person, as defined under the US Securities Act, except pursuant to an exemption from, or transaction not subject to, the registration requirements of the US Securities Act and upon certification of “accredited investor” status, as defined under the US Securities Act.

The GET SA Ordinary Shares and the Warrants are not required to be registered under the US Securities Act in reliance upon the exemption from the registration requirements of the US Securities Act provided by Rule 802 thereunder.

Under applicable US securities laws, Unitholders who are or will be “affiliates” of GET SA, EGP, ESA or EPLC prior to, or of GET SA or EGP after, the Closing Date will be subject to certain transfer restrictions relating to the GET SA Ordinary Shares and Warrants received pursuant to the Offer. Further detail on the treatment of Overseas Unitholders under the Offer is set out in paragraph 6 of Part A of Chapter 6 of the Offer Document.

v

Forward-Looking Statements

This Securities Note, the Registration Document and the Offer Document, including information included or incorporated by reference in such documents, may contain “forward-looking statements” concerning GET SA, EGP, ESA, EPLC and Eurotunnel Group. Generally, the words “will”, “may”, “should”, “continue”, “believes”, “expects”, “intends”, “anticipates” or similar expressions identify forward-looking statements. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the companies’ abilities to control or estimate precisely, such as future market conditions and the behaviours of other market participants, and therefore undue reliance should not be placed on such statements. GET SA, EGP, ESA, EPLC and the Eurotunnel Group assume no obligation and do not intend to update these forward-looking statements, except as required pursuant to applicable law.

IMPORTANT NOTICE

IF THE REORGANISATION IS UNSUCCESSFUL, IT IS NOT CERTAIN THAT EUROTUNNEL COULD CONTINUE AS A GOING CONCERN.

IF THE IMPLEMENTATION OF THE REORGANISATION IS UNSUCCESSFUL, EUROTUNNEL BELIEVES THAT IT WOULD NOT BE ABLE TO MEET ITS PAYMENT OBLIGATIONS UNDER THE CURRENT DEBT. EUROTUNNEL HAS BEEN SUBJECT TO LAWS AND REGULATIONS RELATING TO THE PROTECTION OF BUSINESSES IN FINANCIAL DIFFICULTIES, AND ACCORDINGLY A FAILURE OF THE REORGANISATION WOULD BE VERY LIKELY TO RESULT IN THE EXERCISE OF THE RIGHT OF SUBSTITUTION CONTAINED IN THE CONCESSSION AGREEMENT OR IN THE INSOLVENT LIQUIDATION OF THE EUROTUNNEL ENTITIES.

THE SUCCESSFUL IMPLEMENTATION OF THE REORGANISATION DEPENDS ON A NUMBER OF FACTORS, SOME OF WHICH ARE NOT UNDER THE CONTROL OF AND CANNOT BE CONTROLLED BY EUROTUNNEL. THIS IS PARTICULARLY TRUE OF THE RESULT OF THE OFFER.

INTRODUCTION

The Registration Document relating to GET SA and EGP, in which the Reorganisation is described, was registered under number i.07-021 by the Autorité des marchés financiers on 21 March 2007.

The draft Offer Document relating to the Offer was published on 23 March 2007. The Autorité des marchés financiers approved the terms of the Offer (décision de conformité) on 3 April 2007, such decision also approving the Offer Document (visa) with reference no 2007-112.

This Securities Note and the Registration Document constitute the Prospectus relating to the admission to listing and trading of GET SA Ordinary Shares, NRS and Warrants. An English version of this Prospectus will be prepared in connection with an application for GET SA Ordinary Shares and NRS to be admitted to secondary listing on the Official List of the United Kingdom Listing Authority and to trading on the London Stock Exchange. In addition, a copy of the Prospectus and a certificate issued by the Autorité des marchés financiers will be used in connection with an offer of GET SA Ordinary Shares and Warrants in Belgium, The Netherlands, Ireland, Germany and Spain in connection with the Offer and an offer of NRS pursuant to the TU Subscription Right in each of these countries.

The description of the GET SA Ordinary Shares, the NRS and the Warrants set out in chapters 1, 2 and 3 of this Securities Note replaces and supercedes the description thereof set out in Annex 1 of the Registration Document and in the event of any difference between Annex 1 of  the Registration Document and the relevant chapter of this Securities Note, this Securities Note shall prevail.

PERSONS RESPONSIBLE

For GET SA and EGP

Name and capacity of the person responsible: Jacques Gounon, Chairman of the board of directors and Chief Executive Officer of GET SA and Chairman of the board of directors of EGP.

E-mail: PresidentGET@eurotunnel.com

DECLARATION BY THE PERSON RESPONSIBLE FOR THE SECURITIES NOTE

For GET SA and EGP

“I declare, having taken all reasonable care to ensure that such is the case, that the information contained in the Prospectus relating to GET SA and EGP is, to the best of my knowledge, in accordance with the facts and contains no omission likely to affect its significance. I have been provided with a final report from the auditors (lettre de fin de travaux) on the Prospectus in which they indicated that they performed the verification of the consistency of the information relating to the financial situation with the historical and forecast financial information and Pro Forma data and had read all of the Prospectus and its annexes. This final report does not contain any observations.

The report of the auditors on the Eurotunnel Combined accounts for the year ended 31 December 2006 included the following observations:

•                  “Going Concern

    The Eurotunnel Combined Accounts have been prepared on the going concern basis, which is directly dependent on the successful implementation of the financial restructuring as stated by the Safeguard Plan which was approved by the Paris Commercial Court on 15 January 2007. This implies in particular the success of the Tender Offer, the drawing of the Term Loan, the failure of any legal or administrative actions aimed at blocking the Safeguard Plan and the absence of any significant changes to the implementation of the Safeguard Plan, the nature and impact of which cannot be gauged at this stage.

    In the event that all of the elements of the Safeguard Plan are not put in place, Eurotunnel’s ability to trade as a going concern would not be assured. The Combined Accounts would then be subject to certain adjustments, the amounts of which cannot be measured at present. They would relate to the impairment of assets to their net realisable value, the recognition of potential liabilities and the classification of non-current assets and liabilities as current assets and liabilities.

•                  Valuation of property, plant and equipment

    Note 6 to the accounts explains that the Eurotunnel Group has not identified any indicator of change in the basis of the value in use of its property, plant and equipment as at 31 December 2006 compared to that at 31 December 2005, which was calculated using an implicit discount rate of 8.4%. Even relatively small changes in the assumptions used would lead to material changes in the valuation of the assets. As an illustration, a change of 0.1% or 0.5% in the implicit discount rate corresponds to a change in the value in use of the assets of respectively £90 million or £489 million.

    Finally, it is our duty to draw your attention to the fact that the financial projections over the remainder of the Concession are, by their very nature, uncertain.

•                  Consequences of the implementation of the Safeguard Plan on the Combined Accounts

    Note 1 to the financial statements sets out the consequences of the implementation of the Safeguard Procedure and the execution of the Safeguard Plan on the 2006 Combined Accounts.

•                  Non approval of the 2005 Combined Accounts

    Note 1 to the accounts explains that 2005 Combined Accounts, that serve as the opening balance sheet for the 2006 accounts, will be submitted to the Annual General Meeting called to approve the Combined Accounts for 2005 and 2006.”

The report of the auditors on the Eurotunnel Combined accounts for the year ended 31 December 2005 included the following observations:

•                  “Going Concern

    The Eurotunnel Combined Accounts have been prepared on the going concern basis, which is directly dependent on the successful implementation of the financial restructuring as stated by the Safeguard Plan which was approved by the Paris Commercial Court on 15 January 2007. This implies in particular the success of the Tender Offer, the drawing of the Term Loan, the failure of any legal or administrative actions aimed at blocking the Safeguard Plan and the absence of any significant changes to the implementation of the Safeguard Plan, the nature and impact of which cannot be gauged at this stage.

    In the event that all of the elements of the Safeguard Plan are not put in place, Eurotunnel’s ability to trade as a going concern would not be assured. The Combined Accounts would then be subject to certain adjustments, the amounts of which cannot be measured at present. They would relate to the impairment of assets to their net realisable value, the recognition of potential liabilities and the classification of non-current assets and liabilities as current assets and liabilities.

•                  Valuation of property, plant and equipment

    The value in use of the Eurotunnel Group’s fixed assets takes into account the consequences on the specific asset risks of putting in place the Group’s new operating model and the new financing structure as set out in the Safeguard Plan. The Group has recorded an impairment of its fixed assets of £1.75 billion using an implicit discount rate of 8.4%. Even relatively small changes in the assumptions used would lead to material changes in the valuation of the assets. As an illustration, a change of 0.1% or 0.5% in the implicit discount rate corresponds to a change in the value in use of the assets of respectively £90 million or £489 million.

    Finally, it is our duty to draw your attention to the fact that the financial projections over the remainder of the Concession are, by their very nature, uncertain.”

The report of the auditors on the Eurotunnel Combined accounts for the year ended 31 December 2004 included two observations which highlighted that, based on the projections prepared in the light of the 2004 results and the current outlook, the Group was confronted by:

•                  “A first uncertainty, relating to going concern, which is dependent upon the Group’s ability to put in place a refinancing plan or, if not, to obtain an agreement from the Lenders within the existing Credit Agreements in the second half of 2006 at the latest;

•                  A second uncertainty, which is in part linked to the first, relating to the valuation of the Group’s fixed assets, which in accordance with accounting principles must be calculated using financial projections for the remainder of the Concession. These projections, which have been prepared in the context of the going concern uncertainty, assume the continuation of existing operational and financial contracts and a level of debt £1.3 billion lower than the current level of debt.

The Group has recorded an impairment of its fixed assets of £395 million using an implicit discount rate of 7.2%. In this respect and in the context of the increasing uncertainties, the Group has used values in the upper ranges for the market risk premium and the asset “beta” ratios. All things being equal, other possible levels of debt would not lead to an implicit discount rate greater than 7.7% and relatively small changes in the assumptions used would lead to material changes in the value in use of the assets. As an illustration, an increase of 0.1% in the implicit discount rate corresponds to a reduction in the value in use of the assets of approximately £150 million.

It is our duty to draw your attention to the fact that these financial projections over the reminder of the Concession are, by their very nature, uncertain.”

The report of the auditors on the forecasts included the following observation:

•                  “We draw your attention to the fact that, as indicated in note 14.1.1, the forecasts are based on the going concern assumption, which is dependent on the full execution of the Safeguard Plan as approved by the Paris Commercial Court on 1  January 2007”

The report of the auditors on the Pro Forma information contained the following observations:

•                  “The 31 December 2006 Eurotunnel Combined Accounts, which were the basis for the Pro Forma information, were certified on 6 March 2007 with matters of emphasis on going concern, the valuation of property, plant and equipment, the consequences of the implementation of the Safeguard Plan and non approval of the 2005 Combined Accounts;

•                  As indicated in the foreword to the Pro Forma financial information, the information assumes the full execution of the Safeguard Plan approved by the Paris Commercial Court on 15 January 2007. Furthermore, as indicated in note 3.2.4, the information assumes that the operations linked to the restructuring will be tax neutral.”

Jacques Gounon

Chairman of the board of directors and Chief Executive Officer of GET SA

Chairman of the board of directors of EGP

RISK FACTORS

THIS PARAGRAPH SETS OUT THE RISKS INVOLVED IN IMPLEMENTING THE SAFEGARD PLAN AND THE REORGANISATION. THESE RISKS, AND THOSE THAT ARE SPECIFIC TO THE BUSINESS OF EUROTUNNEL AND EUROTUNNEL GROUP, ARE PRESENTED IN CHAPTER 4 OF THE REGISTRATION DOCUMENT.

Failure to implement the Reorganisation would have a major adverse impact on Eurotunnel’s financial situation and put its long-term survival at risk

If the Reorganisation is not implemented, it is not certain that Eurotunnel could continue as a going-concern.

As at 30 September 2006, the principal amount of Current Debt was 9.073 billion euros and annual interest charges amounted to approximately 430 million euros.

If the implementation of the Reorganisation is unsuccessful, Eurotunnel believes that it would not be able to meet its payment obligations under the Current Debt. Eurotunnel has been subject to laws and regulations relating to the protection of businesses in financial difficulties, and accordingly a failure of the Reorganisation would be very likely to result in the exercise of the Right of Substitution contained in the Concession Agreement or in the insolvent liquidation of the Eurotunnel entities in accordance with the provisions of article L. 626-27 of the French Commercial Code.

The successful implementation of the Reorganisation depends on a number of factors some of which Eurotunnel does not and cannot control

This is in particular the case of the success of the Offer, drawdown under the Term Loan, obtaining rulings and necessary approvals from the French and British Tax Authorities and the success or failure of any judicial proceedings that may be brought to challenge the Safeguard Plan.

The Offer is an essential part of the Reorganisation and is subject to an acceptance threshold of 60%. If the number of Units tendered to the Offer is below this threshold, and if it is not waived by GET SA in accordance with applicable regulations (see paragraph 2.3.1 of the Offer Document), this acceptance threshold of the Offer would not be satisfied resulting in the failure of the Offer, and the failure of the Safeguard Plan and the Reorganisation.

Drawdown under the Term Loan and the transfer of the proceeds of the Credit Facilities onto an escrow account are subject to the satisfaction of several conditions precedent no later than three days prior to the Closing Date and in any event before 30 June 2007 at the latest, including some that Eurotunnel cannot control, although these conditions are more limited than those usually found in a credit agreement of this nature. If these conditions are not satisfied, and if the lenders do not waive them, the inability to drawdown under the Term Loan would make it impossible for Eurotunnel to make the repayments and cash payments provided for in the Safeguard Plan and, consequently, to implement the Reorganisation.

In the context of the implementation of the Reorganisation, Eurotunnel has been, is presently and could be involved in a number of administrative or judicial proceedings, in particular in France and England. Certain proceedings or claims could, if successful, delay or prevent the implementation of the Safeguard Plan and the Reorganisation.

If the Offer succeeds, Unitholders who have not tendered their Units to the Offer will have a very small minority position in ESA and EPLC

If the Offer is successful, GET SA will be able to control most of the decisions made at general meetings of shareholders of ESA and EPLC (in particular in relation to dividend policy).

Following the closing of the Offer, and in order to reconstitute ESA’s and EPLC’s total equity, GET SA and EGP intend to carry out the Recapitalisation Transactions of ESA and EPLC, following which the percentage of the ESA and EPLC share capital held by Unitholders who have not tendered their Units to the Offer will be less than 5%.

It is likely that following the implementation of the Reorganisation, the market for Units will no longer meet the liquidity requirements for the listing of the Units on Eurolist by Euronext™ or the Official List of the United Kingdom Listing Authority or their admission to trading on the London Stock Exchange. The listing of the Units may therefore, in accordance with applicable regulations in the relevant country, be cancelled, in particular as part of the Recapitalisation Transactions of ESA and EPLC. In the near future GET SA also intends to consider any other transaction to simplify the Eurotunnel Group structure, and particularly asset contributions or statutory mergers which could result in the winding-up of ESA and EPLC. GET SA can in no way guarantee that the Units will continue to be listed after the Reorganisation and, if they remain listed, for how long or on which markets.

x

Even if the implementation of the Reorganisation is successful, Eurotunnel Group will still have a significant level of debt in a total principal amount of 4.164 billion euros

Eurotunnel Group will have a significant level of debt in a total principal amount (excluding the principal amount of the NRS) of 4.164 billion euros with the payment of interest of approximately 310 million euros in the first three years following implementation of the Reorganisation, taking into account interest payments on the NRS in issue and approximately 220 million euros thereafter (on the basis of interest rates applicable on the date on which the Safeguard Plan was approved).

Eurotunnel Group’s level of debt and the interest payment thereon could affect its future capacity to secure additional financing for replacement investments, new investments, or any other purposes.

A significant part of Eurotunnel Group’s operating cash flow will be allocated to servicing this debt, which could restrict Eurotunnel Group’s operational flexibility.

In addition, the repayment of the loans and financing contracted by Eurotunnel Group as part of the implementation of the Reorganisation could be accelerated if certain contractual obligations are not complied with or if certain events of default occur.

The implementation of the Reorganisation will have a significant and partially irreversible dilutive impact in the short or medium term on the shareholders of GET SA

Unitholders tendering their Units to the Offer will hold 100% of the GET SA Ordinary Shares upon completion of the Reorganisation, except for the GET SA Ordinary Shares which it is intended will be acquired by GET SA after the Closing Date, as indicated in paragraph 22.1.1(h) of the Registration Document. However, the Safeguard Plan provides for EGP to issue NRS redeemable in GET SA Ordinary Shares in favour of certain creditors of Eurotunnel. Redemption of the NRS in GET SA Ordinary Shares is due to take place from the 13th month following the Closing Date, with redemption of all of the NRS occurring by the 37th month following the Closing Date.

Redemption of the NRS in GET SA Ordinary Shares will have a significant and partially irreversible dilutive impact on GET SA shareholders. Although the Safeguard Plan includes various mechanisms designed to limit the dilutive effect of the redemption of the NRS in GET SA Ordinary Shares on the initial shareholders of GET SA, and although the management of GET SA intends to implement these mechanisms to the extent possible, it is not certain that the conditions required for their implementation (as set out in the following two paragraphs) will be met and if they are met, whether they will limit the dilution for the initial GET SA shareholders as much as the contractual mechanisms will permit.

Eurotunnel Group may not be able to redeem the NRS II in cash before they are redeemed in GET SA Ordinary Shares

The terms of the NRS II provide for EGP to be able to redeem all or part of the NRS II in cash prior to maturity, which would reduce the overall dilutive effect of the redemption of the NRS in GET SA Ordinary Shares for the initial GET SA shareholders. However, it is not certain that Eurotunnel Group will have the financial capacity to redeem all or part of the NRS II in cash prior to the date of their automatic redemption in GET SA Ordinary Shares.

The Safeguard Plan provides for Eurotunnel Group to be able to raise additional financing to redeem the NRS II in cash prior to maturity, principally by increasing its level of debt in certain circumstances or by using the proceeds of one or several share capital increases reserved to the shareholders of GET SA. It is not certain that Eurotunnel Group will be able to raise the necessary additional financing on acceptable terms, that one or more share capital increases may be made on acceptable terms taking into consideration market conditions, or that the shareholders of GET SA will agree to participate in the share capital increases to enable Eurotunnel Group to have the necessary financial capacity, within the required time period, for EGP to exercise its right to redeem all or part of the NRS II in cash prior to maturity at their redemption price, as described in chapter 2 of this Securities Note.

The Warrants may not reduce the dilutive effect of redemption of the NRS in GET SA Ordinary Shares

As part of the Reorganisation, 55% of the Warrants will be issued to Unitholders tendering their Units to the Offer and 45% will be issued to Noteholders. The Warrants may only be exercised during a period of six months from the date on which the number of GET SA Ordinary Shares for which the Warrants may be exercised is determined. This number, which is to be determined after 30 June 2011, will primarily depend on the financial results of Eurotunnel Group in the 2008, 2009 and 2010 financial years and on the occurrence prior to 30 June 2008 of exceptional events in Eurotunnel Group, which remain uncertain, regardless of the efforts of GET SA to achieve them (see chapter 3 of this Securities Note).

No guarantee can be given as to the number of GET SA Ordinary Shares for which the Warrants may be exercised. The exercise of the Warrants may give rise to no GET SA Ordinary Shares being issued.

Following the Closing Date, certain GET SA board decisions may only be taken with the agreement of certain directors proposed for appointment by ENHC

Following the Closing Date, and in accordance with the terms of the Safeguard Plan, a qualified majority of eight directors out of eleven will be necessary for the GET SA board of directors to adopt certain important decisions. Consequently, these decisions will be subject de facto to the agreement of at least one of the members of the board of directors proposed for appointment by ENHC, in accordance with the specific corporate governance rights granted to ENHC by virtue of the GET SA Preferred Share.

An abusive use of the specific rights attached to the GET SA Preferred Share could prevent the effective functioning of the GET SA Board of Directors.

The GET SA Ordinary Shares, the NRS and the Warrants have never been traded on a financial market

As at the date of this Securities Note, the GET SA Ordinary Shares, the NRS and the Warrants have never been traded on a regulated or unregulated financial market. There is no market reference for their valuation, for example as a result of pre-marketing. The initial price of GET SA Ordinary Shares, NRS and Warrants on Eurolist by Euronext™ Paris and GET SA Ordinary Shares and NRS on the London Stock Exchange, will be derived from initial market orders, the size and nature of which will depend on various factors, in particular the prevailing market and economic conditions. In the period following admission to trading of these securities, their price will depend on the financial results of Eurotunnel Group, Eurotunnel Group’s business and the interest of investors who received GET SA Ordinary Shares, NRS and Warrants under the terms of the Reorganisation. The initial prices may not reflect what the market price of the GET SA Ordinary Shares, the NRS and the Warrants might be once the market has a better understanding of Eurotunnel Group and has been able to analyse how its business, financial situation and potential for growth following implementation of the Reorganisation will evolve.

Price volatility of GET SA Ordinary Shares, NRS and Warrants

Since the NRS are redeemable in GET SA Ordinary Shares, redemption of all or part of the NRS could have a negative impact on the price of GET SA Ordinary Shares or Warrants. The Exercise of Warrants could also have a negative impact on the price of GET SA Ordinary Shares.

Eurotunnel Group cannot predict the potential impact on the price of GET SA Ordinary Shares or Warrants of the redemption of all or part of the NRS in GET SA Ordinary Shares, or the impact of the exercise of the Warrants on the price of GET SA Ordinary Shares.

The success of the Reorganisation depends partly on the Business Plan and projections based on the duration of the Concession Agreement

The principal economic and financial aspects of the Reorganisation have been prepared on the basis of a business plan and projections over a very long period reflecting the duration of the Concession Agreement. Various factors that Eurotunnel and Eurotunnel Group do not and cannot control could undermine certain assumptions on which the business plan and the projections are based. This is principally the case for traffic forecasts, variations in tariffs or assumptions for growth in turnover and operating results.

If certain assumptions turn out to be incorrect, or certain uncertainties which are inherent in a business plan and projections prepared over such a long period materialise, this could have a material adverse effect on the results of Eurotunnel Group and its capacity to generate sufficient revenues to meet its payment obligations under the Term Loan or more generally, to meet all of its obligations as a borrower.

The liquidity of the market for GET SA Ordinary Shares, NRS and Warrants cannot be guaranteed

Although application has been made for the admission of GET SA Ordinary Shares, NRS and Warrants to listing and trading on Eurolist by Euronext™ Paris and GET SA Ordinary Shares and NRS to trading on the London Stock Exchange, the existence of a liquid market for GET SA Ordinary Shares, NRS and Warrants cannot be guaranteed. If a liquid market for GET SA Ordinary Shares, NRS or Warrants does not develop, the price of GET SA Ordinary Shares, NRS and Warrants could be affected.

CHAPTER 1                    ISSUE BY GET SA AND ADMISSION TO LISTING AND TRADING ON EUROLIST BY EURONEXT™ OF GET SA ORDINARY SHARES

1.1       Persons responsible

See the person responsible for GET SA referred to in the introduction to this Securities Note.

1.2       Risk factors

See chapter 4 of the Registration Document, and in particular the risks associated with the implementation of the Safeguard Plan and the Reorganisation, which are also included in the introduction to this Securities Note.

1.3       Key information

1.3.1        Working capital statement

On the basis of the Safeguard Plan and subject to the implementation of the Reorganisation, GET SA certifies that in its opinion Eurotunnel Group has sufficient working capital, in that it has access to sufficient cash and liquidity, for its obligations over the 12 months following the approval by the Autorité des marchés financiers of this Securities Note.

This statement depends directly on the implementation of the Safeguard Plan as approved by the Commercial Court of Paris on 15 January 2007. The risks relating to the implementation of the Safeguard Plan and the Reorganisation are described in the introduction to this Securities Note.

1.3.2 Capitalisation and indebtedness

A statement of Eurotunnel’s combined indebtedness and capitalisation as at 28 February 2007 is set out below (under IFRS and in thousands of euros):

28 February 2007
Capitalisation and Indebtedness
Total current debts	9,458,744
Total non-current debts	4,492
Shareholder’s equity (excluding retained earnings, result for the year and cumulative translation reserve)	3,970,257
a Share capital	419,520
b Share premium account	3,545,634
c Other reserves	5,103

The shareholder’s equity set out above does not include debit retained earnings in a negative amount of 5,854 million euros as at 31 December 2006 nor the debit cumulative translation reserve in a negative amount of 328 million euros as at 28 February 2007.

28 February 2007
Analysis of Net Financial Liabilities
A—Cash	25,062
B—Cash equivalents	5,342
C—Trading securities	312,483
D—Liquidity (A+B+C)	342,887
E—Current financial receivables	2,893
F—Current bank debt	323,234
G—Element of medium and long-term liabilities due within one year	9,132,617
H—Other current financial debt	2,893
I—Current financial debt (F+G+H)	9,458,744
J—Net current financial indebtedness (I-E-D)	9,112,964
K—Non-current financial debt	4,856
L—Other loans due in more than one year	4,492
M—Net non current financial indebtedness (-K+L)	(364)
N—Net financial indebtedness (J+M)	9,112,600

In accordance with the terms of the credit agreements relating to the Current Debt, the Eurotunnel companies have undertaken to grant as security to the lending parties charges over almost all of their assets and rights.

The Eurotunnel combined accounts which were used as the basis of the statement of indebtedness and capitalisation above, have been prepared on the going concern basis, which is directly dependant on the successful implementation of the Safeguard Plan as approved by the Paris Commercial Court on 15 January 2007. The specific risks relating to the implementation of the Safeguard Plan and the Reorganisation are described in the introduction to the Securities Note.

In the event that all of the elements of the Safeguard Plan are not implemented, Eurotunnel’s ability to trade as a going concern would not be assured. The combined accounts would then be subject to certain adjustments, the amounts of which cannot be measured at present. They would relate to the impairment of assets to their net realisable value, the recognition of potential liabilities and the classification of non-current assets and liabilities as current assets and liabilities.

At the date of this Securities Note, no significant changes have occurred since 28 February 2007 which would affect the level of equity, excluding retained earnings and result for the year, or the different elements of indebtedness presented above.

1.3.3        Interest of natural and legal persons involved in the offer

Not applicable.

1.3.4        Reasons for the offer and use of proceeds

See chapter 5 of the Registration Document.

1.4       Information on the securities to be admitted to listing and trading

1.4.1        Nature and class of securities and date of entitlement to dividends

The securities to be admitted to trading are (i) the GET SA Ordinary Shares in issue prior to the launch of the Offer, (ii) the GET SA Ordinary Shares to be issued in exchange for Units tendered to the Offer, (iii) the GET SA Ordinary Shares to be issued on redemption of the NRS issued by EGP and (iv) the GET SA Ordinary Shares to be issued upon exercise of the Warrants.

The GET SA Ordinary Shares will be traded under ISIN code FR0010452433. Applications have also been made for the admission of the GET SA Ordinary Shares:

•                  to Euroclear France S.A. (ISIN code FR0010452433), which will clear transactions between accountholders; and

•                  to Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme (joint code: 29509034).

The symbol for the GET SA Ordinary Shares is “GET”.

The ICB sector for GET SA is 2775-Railroads.

a)             Existing GET SA Ordinary Shares

The existing GET SA Ordinary Shares are ordinary shares of GET SA, all of the same class.

The existing GET SA Ordinary Shares will be admitted to listing and trading on Eurolist by Euronext™ (compartment B) as from the date of this Securities Note.

The GET SA Ordinary Shares will be listed on Eurolist by Euronext™ for the first time, and trading in GET SA Ordinary Shares will commence, on the Closing Date.

b)             GET SA Ordinary Shares to be issued in exchange for Units tendered to the Offer

The GET SA Ordinary Shares to be issued in exchange for Units tendered to the Offer on the Closing Date are GET SA Ordinary Shares, all of the same class. From the date of their issue, these new GET SA Ordinary Shares will be identical to the existing GET SA Ordinary Shares. They will carry a right to dividends as from the first day of the current financial year, being 1 January 2007.

Application has been made for the GET SA Ordinary Shares to be issued in exchange for Units tendered to the Offer to be admitted to listing and trading on Eurolist by Euronext™ (compartment B) from the Closing Date, on the same trading line as the existing GET SA Ordinary Shares.

The new GET SA Ordinary Shares will be traded under the same ISIN code as the existing GET SA Ordinary Shares (FR0010452433).

The GET SA Ordinary Shares to be issued in exchange for Units tendered to the Offer on Eurolist by Euronext™ will be listed for the first time on the Closing Date. Trading in the GET SA Ordinary Shares will also commence on the Closing Date.

c)             GET SA Ordinary Shares to be issued on redemption in shares of the NRS issued by EGP

The GET SA Ordinary Shares to be issued on redemption in shares of the NRS issued by EGP are GET SA Ordinary Shares, all of the same class. From the date of their issue, the GET SA Ordinary Shares will be identical to the existing GET SA Ordinary Shares, subject to their date of entitlement to dividends. They will carry a right to dividends from the first day of the financial year in which they are issued as well as any distribution which may be declared in that or any subsequent financial year. Accordingly, they will be identical to the existing GET SA Ordinary Shares as from the date of payment of the dividend declared in respect of the previous financial year or, if no such dividend was declared, from the date of the annual general meeting held to approve the accounts for that financial year.

Applications will be made periodically for the GET SA Ordinary Shares to be issued on redemption of the NRS issued by EGP to be admitted to listing and trading on Eurolist by Euronext™, depending on their date of entitlement to dividends, either directly on the same trading line as the existing GET SA Ordinary Shares or, temporarily, on a different trading line until payment of the dividend relating to the previous financial year or, if no such dividend was declared, until the date following the annual general meeting held to approve the accounts for that financial year on which they are assimilated with existing GET SA Ordinary Shares.

Each holder of NRS will be required to confirm upon redemption that it is either (i) outside the United States and not a US person and acting on its own behalf or for persons outside the United States that are not US persons or (ii) (a) an “accredited investor” (within the meaning of the rules under the US Securities Act) acting on its own behalf or for other accredited investors and (b) it and each such investor, if any, (x) acknowledge and agree that the ordinary shares, have been registered under the above Act or registered or qualified under any US state securities laws and, accordingly, are “restricted securities” within the meaning of such laws and the rules under such Act and can only be offered or sold in transactions that are exempt from, or not subject to, the registration or qualification requirements of such Act and laws and (y) agree not to offer or sell the ordinary shares other than in such transactions.

d)             GET SA Ordinary Shares to be issued upon exercise of the Warrants

The GET SA Ordinary Shares to be issued upon exercise of the Warrants are GET SA Ordinary Shares, all of the same class. From the date of their issue, the new GET SA Ordinary Shares will be identical to the existing GET SA Ordinary Shares, subject to their date of entitlement to dividends. They will carry a right to dividends from the first day of the financial year in which they are issued as well as any distribution which is declared in that or any subsequent financial year. Accordingly, they will be identical to the existing GET SA Ordinary Shares from the date of payment of the dividend relating to the previous financial year or, if no such dividend was declared, from the date of the annual general meeting held to approve the accounts for that financial year.

Applications will be made periodically for the GET SA Ordinary Shares to be issued upon exercise of the Warrants to be admitted to listing and trading on Eurolist by Euronext™, depending on their date of entitlement to dividends, either directly on the same trading line as the existing GET SA Ordinary Shares or, temporarily, on a different trading line until payment of the dividend relating to the previous financial year or, if no such dividend was declared, until the date following the annual general meeting held to approve the accounts for that financial year on which they are assimilated with existing GET SA Ordinary Shares.

Each holder of Warrants will be required to confirm upon exercise that it is either (i) outside the United States and not a US person and acting on its own behalf or for persons outside the United States that are not US persons or (ii) (a) an “accredited investor” (within the meaning of the rules under the US Securities Act) acting on its own behalf or for other accredited investors and (b) it and each such investor, if any, (x) acknowledge and agree that the ordinary shares, have been registered under the above Act or registered or qualified under any US state securities laws and, accordingly, are “restricted securities” within the meaning of such laws and the rules under such Act and can only be offered or sold in transactions that are exempt from, or not subject to, the registration or qualification requirements of such Act and laws and (y) agree not to offer or sell the ordinary shares other than in such transactions.

1.4.2        Applicable law - competent courts

The GET SA Ordinary Shares are governed by French law and in particular the provisions of the French Commercial Code.

In the event of any disputes, depending on the nature of the dispute, where GET SA is the defendant the competent courts will be those of the jurisdiction in which its registered office is located, except where the New French Civil Procedure Code provides otherwise.

1.4.3        Form and method of account entry of the GET SA Ordinary Shares

GET SA Ordinary Shares may be held in either registered or bearer form, at the election of each shareholder.

Shareholders’ rights will be represented by account entries made in their name in the books of:

•                  BNP Paribas Securities Services, appointed by GET SA for shares held in standard registered form (nominatif pur);

•                  a customary financial intermediary of their choice and BNP Paribas Securities Services, appointed by GET SA, for shares held in administered registered form (nominatif administré); and

•                  a customary financial intermediary of their choice for shares held in bearer form (au porteur).

However, GET SA Ordinary Shares issued to Unitholders in the form of certificated registered units or CREST dematerialised registered units which are tendered to the Offer may take the form of depositary interests representing GET SA Ordinary Shares, which will be traded in the CREST system.

The transfer of ownership of GET SA Ordinary Shares will result from the purchaser’s account being credited with the GET SA Ordinary Shares in accordance with the provisions of article L. 431-2 of the French Monetary and Financial Code.

Application will be made for the GET SA Ordinary Shares to be admitted to Euroclear France as central depository and to the Euroclear France S.A., Euroclear Bank S.A./NV and Clearstream Banking S.A. settlement systems and, for the depository interests to be admitted to the CREST system, in accordance with the regulations applicable to the relevant system.

1.4.4        Currency of the issue

The GET SA Ordinary Shares will be denominated in euros.

1.4.5        Rights attached to the GET SA Ordinary Shares

From issue, the GET SA Ordinary Shares will be subject to all the provisions of the GET SA by-laws (statuts). In accordance with current French law and the by-laws of GET SA as at the Closing Date, the principal rights attached to the GET SA Ordinary Shares are as follows:

a)             Right to dividends

Rights to dividends are the same for all holders of GET SA Ordinary Shares.

New GET SA Ordinary Shares carry a right to dividends from the first day of the financial year in which they are issued. The right to dividends, which is equal for shares of the same nominal value, is the same as that attached to existing GET SA Ordinary Shares.

Shareholders of GET SA may, in a general meeting called to approve the accounts for the relevant financial year, decide to pay a dividend to all shareholders.

A general meeting of shareholders of GET SA may grant to each shareholder, in respect of all or part of any dividend or interim dividend, an option to receive the dividend or interim dividend either in cash or in GET SA Ordinary Shares, in accordance with article L. 232-18 of the French Commercial Code and article 31 of the by-laws of GET SA. Dividends not claimed within 5 years of being declared will lapse and may after that time be claimed by the State.

Dividends paid to non residents will be subject to withholding tax in France (see the section “Dividends” in paragraph 1.4.11(a) of this Securities Note).

The provisions of the by-laws of GET SA relating to the distribution of profits are described in paragraph 22.1.3(d) of the Registration Document.

b)             Voting rights

The provisions of the by-laws of GET SA relating to voting rights are described in paragraph 22.1.3(f) of the Registration Document.

c)             Preferential subscription rights for shares of the same class

Under current French law, any capital increase in cash affords shareholders a preferential right to subscribe for new shares in proportion to the number of existing shares that they hold.

At the general meeting of shareholders of GET SA at which a resolution is passed to authorise a capital increase, shareholders may resolve to disapply the preferential subscription rights for all or certain tranches of the capital increase and may specify whether shareholders benefit from a priority right to subscribe for shares. Where the increase is by way of an offer to the public and preferential subscription rights are disapplied, the issue price must be fixed in accordance with the provisions of article L. 225-136 of the French Commercial Code.

Furthermore, the shareholders of GET SA may, at the general meeting at which they resolve to increase the share capital, also resolve to reserve the capital increase to certain persons or certain classes of person, in accordance with article L. 225-138 of the French Commercial Code.

Equally, the shareholders may resolve to reserve the capital increase to the shareholders of any company for which GET SA makes a public offer, in accordance with article L. 225-148 of the French Commercial Code. Other capital increases effected by way of contribution in kind are subject to the provisions of article L. 225-147 of the French Commercial Code.

d)             Rights on a liquidation

Each share of any class carries a right to the company’s assets and, where relevant, the profits of a liquidation, in a proportion equal to the fraction of the company’s capital which it represents, taking into account amortised and non-amortised capital and paid-up or non-paid-up capital, where necessary.

e)             Buy back - conversion

The by-laws of GET SA do not contain a buy back clause or a conversion clause in respect of GET SA Ordinary Shares. A resolution will be proposed to the general meeting of GET SA shareholders to be held on 26 April 2007 to authorise a buy back programme (see paragraph 22.1.1(h) of the Registration Document).

f)             Other

GET SA is authorised to use relevant legal provisions to identify shareholders (see paragraph 22.1.3(h) of the Registration Document).

GET SA Ordinary Shares are indivisible.

1.4.6        Authorisations and decisions relating to the issue of new GET SA Ordinary Shares

a)             Authorisations granted by the extraordinary general meeting of GET SA

The extraordinary general meeting of the shareholders of GET SA to be held on 26 April 2007 will consider the following seventh resolution:

“1°                               to approve, to the extent necessary, the terms and conditions of the Offer as set out in the Offer Document, and

subject to the condition precedent (the Condition Precedent) of the board of directors of the Company receiving a copy of the report of Maître Valérie Leloup-Thomas and Maître Laurent Le Guernevé,

Commissioners for the Execution of the Plan, to the Paris Commercial Court confirming that they have received confirmation that all of the aspects of the Eurotunnel reorganisation necessary to implement the transactions required to take place on the settlement date of the Offer in accordance with the provisions of the Safeguard Plan (including the draw down of cash and the decisions authorising the issue of securities) have been completed,

2°                                     to increase the share capital by issuing such number of new class A ordinary shares as are necessary to be able to issue one new class A ordinary share per Unit tendered to the Offer in the context of the exchange of all Units tendered to the Offer in accordance with the terms of the Offer as set out in the Offer Document, corresponding to a maximum total increase in the nominal value of the share capital of 25,828,249.91 euros, by the issue of a maximum number of 2,582,824,991 class A ordinary shares in the Company, on the basis of an exchange ratio of 1 new class A ordinary share in the Company with a nominal value of 0.01 euro for 1 Unit tendered to the Offer (and the Offer also includes the issue of one warrant to subscribe for new class A ordinary shares in the Company issued pursuant to the eighth resolution of this shareholders meeting for each Unit tendered to the Offer). The difference between the nominal amount of the share capital increase and the value of the Units tendered to the Offer shall be recorded on a share premium account for shareholders in the Company. Rights under the new class A ordinary shares shall vest on the first day of the financial year in which they are issued; consequently, they shall, as from their date of issue, be fully fungible with the existing class A ordinary shares and subject to all of the provisions of the Company’s by-laws;

3°                                     to disapply, in favour of Unitholders tendering their Units to the Offer, the preferential subscription rights attached to the class A ordinary shares to be issued pursuant to this resolution;

4°                                     to authorise the board of directors of the Company, with the power to sub-delegate this authorisation in accordance with applicable law and within the limits it will have previously determined, to the chief executive officer or, with his agreement, to one or more deputy chief executive officers, for the purpose of:

•                  confirming the satisfaction of the Condition Precedent;

•                  determining the exact number of Units tendered to the Offer;

•                  accordingly, determining the exact nominal amount of the share capital increase and the corresponding exact number of class A ordinary shares in the Company to be issued, and confirming that the share capital increase has taken effect;

•                  deciding the resulting final amount of the share premium, and applying, if appropriate, against such share premium all of the costs, expenses and taxes incurred in connection with the Offer and deducting from such premium the minimum amount required by law for the legal reserve account;

•                  making consequential amendments to the by-laws of the Company;

•                  carrying out all formalities required for the new class A ordinary shares of the Company to be admitted to trading on Eurolist by Euronext™ and, if appropriate, on any other regulated market; and

•                  more generally, making all observations, communications and formalities as may be necessary for the purposes of carrying out the share capital increase.”

b)             Decisions of the board of directors of GET SA

The exact number of GET SA Ordinary Shares to be issued in exchange for Units tendered to the Offer will be determined by the board of directors of GET SA, pursuant to the authorisation referred to in paragraph 1.4.6(a) above.

The exact number of GET SA Ordinary Shares to be issued on redemption in shares of the NRS to be issued by EGP and upon exercise of the Warrants will be determined by the Chairman of the board of directors of GET SA, pursuant to the authorisation referred to in paragraph 1.4.6(a) above, at each corresponding issue date.

1.4.7        Provisional date for the issue of GET SA Ordinary Shares

GET SA Ordinary Shares issued to holders of Units tendering them to the Offer will be issued on the Closing Date.

The GET SA Ordinary Shares to be issued on redemption of the NRS to be issued by EGP and upon exercise of the Warrants will be issued on their date of redemption in shares or issue, respectively.

1.4.8        Restrictions on the free transfer of GET SA Ordinary Shares

The GET SA Ordinary Shares will be freely transferable from their date of issue except where otherwise required by applicable laws or regulations.

1.4.9        Tender offer regulations

Following the admission of GET SA Ordinary Shares to listing and trading on Eurolist by Euronext™, GET SA will be subject to the French regulations applicable to tender offers, particularly in relation to mandatory tender offers, standing offers, public repurchase offers and compulsory acquisition offers.

a)             Mandatory tender offer

Article L. 433-3 of the French Monetary and Financial Code and articles 234-1 et seq. of the General Regulation of the Autorité des marchés financiers set out the conditions in which a mandatory tender offer must be made for all of the shares of GET SA.

b)             Standing offer

Article L. 433-3 of the French Monetary and Financial Code and articles 235-1 et seq. of the General Regulation of the Autorité des marchés financiers set out the conditions in which a standing offer must be made for all of the shares of GET SA.

c)             Public repurchase offer and compulsory acquisitions

Article L. 433-4 of the French Monetary and Financial Code and articles 236-1 et seq. (public repurchase offer) and 237-1 et seq. (compulsory acquisitions) of the General Regulation of the Autorité des marchés financiers set out the conditions in which a public repurchase offer and a compulsory acquisition must be made to GET SA minority shareholders.

1.4.10                  Tender offers made by third parties for GET SA during the last financial year and the current financial year

Since no GET SA shares have been listed or traded on any regulated or unregulated financial market prior to the date of this Securities Note, no third party has made an offer for the capital of GET SA.

1.4.11      Tax regime applicable to the GET SA Ordinary Shares

THE INFORMATION CONTAINED IN THIS SECURITIES NOTE IS INTENDED ONLY AS A GENERAL GUIDE, BASED ON AN UNDERSTANDING OF CURRENT LAW AND PUBLISHED PRACTICE, TO THE TAX REGIME APPLICABLE TO THE GET SA ORDINARY SHARES IN FRANCE, BELGIUM, THE UNITED KINGDOM AND THE UNITED STATES AND NOT AS A SUBSTITUTE FOR DETAILED TAX ADVICE. ANY PERSON WHO IS IN ANY DOUBT AS TO HIS TAXATION POSITION, OR WHO IS SUBJECT TO TAX IN ANY JURISDICTION OTHER THAN FRANCE, BELGIUM, THE UNITED KINGDOM OR THE UNITED STATES, SHOULD CONSULT A PROFESSIONAL ADVISER IMMEDIATELY.

a)             French tax regime applicable to the GET SA Ordinary Shares

Individuals who are not tax resident in France must comply with the tax legislation applicable in their own State of residence, subject to the application of any tax treaty signed between France and that State.

Based on the French legislation and regulations currently in force, the tax regime applicable to holders of GET SA Ordinary Shares is as follows.

•                  Holders tax resident in France

•                  Individuals holding GET SA Ordinary Shares as part of their private assets and who are not engaged in stock exchange transactions in conditions similar to those that characterise the activity exercised by a person carrying out such transactions on a professional basis

•                  Dividends

Distributions, to be paid from this date on, benefit from a general uncapped abatement with regard to the calculation of income tax.

These dividends are subject to:

•                  income tax at a progressive rate;

•                  the general social contribution (contribution sociale généralisée, the CSG) at the rate of 8.2%, 5.8% of which is deductible for income tax purposes in respect of the year of payment of the CSG;

•                  the social levy at the rate of 2% (prélèvement social de 2%), non deductible for income tax purposes;

•                  the additional contribution to the 2% social levy at the rate of 0.3% (contribution additionnelle au prélèvement social de 0.3%) non deductible for income tax purposes; and

•                  the surcharge for the repayment of the social security debt (contribution pour le remboursement de la dette sociale, the CRDS) at the rate of 0.5%, non deductible for income tax purposes.

The following also applies for the purposes of computing income tax:

•                  dividends are eligible for a global annual allowance of € 3,050 for married couples and partners of a civil union contract (pacte civil de solidarité, as defined under Article 515-1 of the French Civil Code, the “PACS”) who are subject to joint taxation and € 1,525 for single persons, widows or widowers, divorced or married individuals subject to separate taxation; euros for individuals who are singles, widowed, divorced or married but with separate taxation;

•                  dividends benefit from an uncapped general allowance of 40% of the amount of distributed income, such allowance being applied before the global annual allowance of €1,525 or €3,050 described above;

•                  in addition, dividends give rise to a tax credit equal to 50% of the amount of dividends received, before application of the uncapped general allowance of 40% and the global annual allowance of €1,525 or € 3,050, such tax credit being capped at €115 per annum for single persons, divorced, widows or widowers or married individuals subject to separate taxation and €230 per annum for married couples and partners of a PACS who are subject to joint taxation. This tax credit is offset against the total amount of income tax due for the year during which the dividend is paid and is refundable if it is equal to at least €8.

Dividends are subject to social taxes (i.e., CSG, social levy, additional contribution and CRDS) before application of the uncapped general allowance of 40% and the global annual allowance of €1,525 or € 3,050, but after the deduction of any expenses incurred for the acquisition or the maintenance of the income.

•                  Capital gains and losses

Pursuant to Article 150-0 A of the French Tax Code, capital gains arising from the transfer of shares realised by individuals are subject to income tax, from the first euro, at the global rate of 27%, if the global amount of transfers of securities or other rights and instruments referred to under Article 150-0 A of the French Tax Code (excluding transfers benefiting from a tax rollover regime or an exemption by virtue of a special tax provision, e.g. shares sold in the context of a share saving scheme such as a Plan d’Epargne Actions («PEA»)) realised during the calendar year exceeds, per fiscal household (foyer fiscal), a threshold currently set at 20,000 euros.

The global rate of 27% is broken down as follows:

•                  income tax at a proportional rate of 16%;

•                  the CSG at 8.2%, non deductible for income tax purposes;

•                  the social levy at the rate of 2%, non deductible for income tax purposes;

•                  the additional contribution to the 2% social levy at the rate of 0.3%, non deductible for income tax purposes; and

•                  the CRDS of 0.5%, non deductible for income tax purposes.

Capital losses, if any, may be offset against gains of the same nature realised during the year of transfer or the following ten years, provided that the transfer threshold mentioned above has been exceeded in respect of the year during which the capital loss is incurred.

Pursuant to article 150-0 D bis of the French Tax Code, capital gains arising from the disposal of GET SA Ordinary Shares may, subject to certain conditions, benefit from progressive allowances provided that the shares disposed of have been held for more than six years (allowance equal to one third of their amount for each year of holding from the sixth year of holding) and will be entirely exempt from income tax, provided that the shares disposed of have been held for more than eight years (likewise, it is no longer possible to offset capital losses after the eight year). The holding period is computed as from 1 January of the year in which the shares are acquired or subscribed or from the 1 January 2006 if the shares have already been acquired or subscribed. In light of the method of computation of the holding period, the allowance will only apply to disposals made from 1 January 2012 onwards and the exemption will only apply to disposals made from 1 January 2014 onwards.

Social contributions (CSG, social levy, additional contribution and CRDS) will continue to be applicable to the total amount of capital gains.

•                  Special Treatment for Share Saving Schemes (PEA)

GET SA Ordinary Shares may be acquired or subscribed for within a PEA, introduced by the law no 92-666 of 16 July 1992.

Subject to certain conditions, (i) during the life of the PEA, net dividends received and net capital gains realised in respect of shares held within a PEA are exempted from income tax and social contributions and levies, (ii) at the termination of the PEA (if more than five years after it was opened), the net capital gain realised since the opening of the PEA is exempted from income tax; however, this gain remains subject to the CSG, the CRDS, the social levy of 2% and its additional contribution at the rate in force at the time of the realisation of the gain.

Capital losses arising from the transfer of shares held within a PEA may only be offset against capital gains realised in respect of shares held within the same PEA. In the event of an early termination of a PEA before the end of the fifth year, or after the fifth year where the net value (valeur liquidative) of the PEA (or the buy-back value (valeur de rachat) in case of a capitalisation contract) on the date of withdrawal is lower than the amount of payments made into the PEA since its opening date (without taking into account any withdrawals or buybacks that did not result in the termination of the PEA) and provided that on the closing date of the PEA all securities held within the PEA have been sold (or the capitalisation contract has been bought back in its entirety), any losses recorded within the PEA may be offset against gains of the same nature realised during the same year or the following ten years, provided that the annual transfer threshold mentioned above (currently set at 20,000 euros) is exceeded in respect of the year during which the loss is incurred.

The table below summarises the various taxes applicable depending on the closing date of the PEA (exceptionally, early disposals of shares invested in the PEA for the purposes of establishing or making an offer for a company within three months do not result in a denial of the exemption and do not lead to an early termination of the PEA - article 31 of the law on economic initiatives no 2003-721 of 1st August 2003).

Duration of the PEA	Social Levy(1)	CSG	CRDS	Income Tax	TOTAL
Less than 2 years	2.3%	8.2%	0.5%	22.5%	33.5	%(2)(3)
Between 2 and 5 years	2.3%	8.2%	0.5%	16.0%	27.0	%(2)(3)
More than 5 years	2.3%	8.2%	0.5%	0.0%	11.0	%(3)

(1)          Including the additional contribution of 0.3%.

(2)          Calculated on the basis that the annual securities transfer threshold mentioned above (currently set at €20,000) is exceeded in each case.

(3)          The amount of the CSG, CRDS and social levy (including the additional contribution, where applicable) may vary depending on the date of realisation of the capital gains:

•                  portion of gains acquired until 31 December 1997: between 0 and 3.9%;

•                  portion of gains acquired between 1st January 1998 and 30 June 2004 : 10%;

•                  portion of gains acquired between 1st July 2004 and 31 December 2004 : 10.3%;

•                  portion of gains acquired from 1st January 2005 : 11%.

Dividends received within a PEA from 1 January 2005 give right to a tax credit equal to 50% of the dividend capped at €115 or €230 per annum, depending on the marital situation of the beneficiary, as indicated above; this tax credit is not paid into the PEA but is deductible, under the same conditions as the tax credit attached to dividends received in respect of shares held outside a PEA, against the total amount of income tax due by the taxpayer for the year in which the dividends are received, after taking into account other allowances and tax credits. In excess credit situations, this tax credit may be refunded if it is equal to at least €8.

•                  Wealth tax (Impôt de solidarité sur la fortune)

GET SA Ordinary Shares held by individuals as part of their private assets are included in their estate which may be subject to French wealth tax.

•                  Estate and gift tax

GET SA Ordinary Shares acquired by individuals by way of inheritance or gift may be subject to estate or gift tax in France.

•                  Legal entities subject to corporate income tax

•                  Dividends

Legal entities not classified as parent companies in France

French legal entities holding less than 5% of the capital of GET SA will not be considered as parent companies for purposes of Articles 145 and 216 of the French Tax Code.

CHAPTER 1 - ISSUE BY GET SA AND ADMISSION TO LISTING AND TRADING ON EUROLIST BY EURONEXT™ OF GET SA ORDINARY SHARES

Dividends paid to such companies are in principle subject to corporate income tax at the standard rate which is currently set at 33 1/3% plus, as applicable, the social contribution of 3.3% (Article 235 ter ZC of the French Tax Code) which is assessed on the amount of corporate income tax due minus an allowance that may not exceed €763,000 per twelve month period.

However, subject to the conditions set out under Articles 219 I b and 235 ter ZC of the French Tax Code, legal entities whose turnover (excluding VAT) is lower than €7,630,000 and whose capital, entirely paid up, has been held continuously within the relevant fiscal year, for at least 75% by individuals or by a corporation meeting all required conditions, may be entitled to a reduced corporate income tax rate of 15%, capped at €38,120 for the fiscal year. These corporations will also benefit from an exemption from the social contribution of 3.3% (Article 235 ter ZC of the French Tax Code).

Legal entities classified as parent companies in France

Pursuant to Articles 145 and 216 of the French Tax Code, legal entities subject to corporate income tax holding at least 5% of a company’s capital may be entitled, subject to certain conditions and upon election, to the parent subsidiary regime pursuant to which the dividends received by that parent company are not subject to corporate income tax, except for the portion of dividends that is deemed to represent the costs and expenses incurred by such parent company; this portion is equal to 5% of the amount of such dividends but may not exceed, for each taxable period, the total amount of the costs and expenses of any kind incurred by the parent company during the relevant fiscal year.

•                  Capital gains or losses

Standard regime

Capital gains realised and losses incurred upon the transfer of GET SA Ordinary Shares are, in principle, included in the taxable income subject to corporate income tax at the standard rate which is currently set at 33 1/3% plus, where applicable, the social contribution of 3.3% (Article 235 ter ZC of the French Tax Code) that applies to the amount of corporate income tax less an allowance that may not exceed €763,000 per twelve month period.

Certain legal entities may be subject, under the conditions provided for by articles 219 I b et 235 ter ZC of French Tax Code, to the reduced rate of 15% and an exemption from the social contribution of 3.3%

Special regime applicable to long term capital gains

Pursuant to article 219 I a quinquies of the French Tax Code, net capital gains realised upon the transfer of shares held for at least two years at the time of the transfer which are classified as a controlling interest (titres de participation) are exempted from corporate income tax, subject to the recapture of a portion of costs and expenses equal to 5% of the net capital gains realised, which portion will be included in the income taxable at the standard corporate income tax rate.

For purposes of article 219 I a quinquies of the French Tax Code, a controlling interest means any securities (other than securities issued by a real estate company) which have the characteristics of a controlling interest for accounting purposes, shares acquired as a result of a tender or exchange offer by the company initiating such offer and securities which are eligible for the parent subsidiary regime set out under Articles 145 and 216 of the French Tax Code, provided that they are booked as a controlling interest or in a special subdivision of another balance sheet account corresponding to their accounting classification.

Capital losses incurred as a result of the transfer of GET SA Ordinary Shares which qualify under the long term capital gains regime set out under Article 219 I a quinquies of the French Tax Code cannot be deferred or offset against capital gains.

•                  Shareholders who are not tax resident in France

•                  Dividends

The attention of GET SA shareholders is drawn to the fact that in the following statements, the notion of “dividends” matches the definition of dividends in tax treaties, should they be applicable. When the notion of dividends is not defined in tax treaties, it should be defined by the provisions of the French internal fiscal law, as required by the statement of practice dated 25 February 2005 (BOI 4 J-1-05).

Under French domestic law, dividends paid by a company having its registered office in France to shareholders domiciled or having their registered office outside France are in principle subject to a withholding tax of 25%.

However, shareholders having their effective head office in a member State of the European Community may, subject to the conditions set out in Article 119 ter of the French Tax Code, be exempted from that withholding tax.

In addition, shareholders whose tax residence or registered office is located in a State with which France has entered into a tax treaty might, subject to certain conditions relating in particular to compliance with the procedures for obtaining advantages of that treaty, be eligible for a partial reduction or an exemption of that withholding tax.

Individual shareholders may, under certain conditions and after application of the applicable withholding tax, be entitled to the refund of the tax credit of 50% capped at €115 or €230 referred above, provided that the tax treaty entered into by France and their State of residence allows the transfer of such tax credit (statement of practice 5 1-2-05 dated 11 August 2005, no 107 et seq. and annex 7). The French tax authorities have not yet indicated the procedural conditions that the eligible non-resident shareholders must meet in order to obtain the refund of this tax credit.

Shareholders of GET SA should consult their usual tax adviser to determine whether such treaty provisions may apply to their particular case and the consequences for their individual situation of their subscription for or acquisition of GET SA Ordinary Shares.

•                  Capital gains and losses

Subject to the more favourable provisions of the applicable tax treaty, if any, capital gains realised upon the transfer of GET SA Ordinary Shares by persons who are not French tax residents within the meaning of Article 4 B of the French Tax Code or whose registered office is located outside France (unless such gains are connected with a permanent establishment or a fixed base subject to tax in France) are not taxable in France provided that the transferor has not held, directly or indirectly, alone or together with certain relatives, more than 25% of the rights to the profits of the company whose shares are sold, at any given time during the five years preceding the transfer. Capital gains realised upon the transfer of an interest which exceeds or has exceeded the 25% threshold during the period mentioned above are subject to income tax at the flat rate of 16%, subject to the more favourable provisions of the applicable tax treaty, if any.

•                  Wealth tax

Individuals who are not French tax residents are not subject to French wealth tax in respect of their financial investments (placements financiers), pursuant to article 885 L of the French Tax Code.

•                  Estate and gift tax

Subject to provisions of international tax treaties, securities issued by French companies acquired through inheritance or gift by individuals who are not French tax residents are subject to estate or gift tax in France.

•                  Stock market tax and registration duties

Purchase or sale of GET SA Ordinary Shares on the market Eurolist by Euronext™ are, in principle, subject to a tax on stock market transactions, levied at the rate of 0.3% on the amount of transactions equal to or lower than 153,000 euros and at the rate of 0.15% above that threshold. This tax is lowered by an allowance of €23 by transaction, capped at €610 by transaction. The tax on stock market transactions is generally not applicable to investors who are not French tax resident. Pursuant to article 980 bis 7° of the French Tax Code, the tax on stock market transactions is not applicable to transactions linked to an initial public offering.

No registration duty is applicable in France with regard to disposals of shares of a company listed on a regulated market, unless the disposal is subject to registration with the French authorities. In this event, the disposal must be registered and this registration is subject to a duty of 1.1% caped at €4,000.

b)             United Kingdom taxation of the GET SA Ordinary Shares

Individuals who are not tax residents in the United Kingdom must comply with the tax legislation applicable in their own country of residence, subject to the application of any tax treaty between the United Kingdom and that country.

With regard to the English legislation and regulations currently in force and published by H.M. Revenue & Customs, the tax regime applicable to Unitholders is as follows.

The following paragraphs summarise certain limited aspects of the UK taxation consequences of holding GET SA Ordinary Shares. They relate only to the position of individual or corporate holders of GET SA Ordinary Shares who are resident (or alternatively, in the case of individuals, ordinarily resident) in the UK for tax purposes and who hold GET SA Ordinary Shares beneficially as an investment (other than under a personal equity plan or an individual savings account). They do not relate to holders who acquire (or are deemed to acquire) their GET SA Ordinary Shares by virtue of an office or employment.

Furthermore, they do not relate to persons such as market makers, brokers, dealers, intermediaries and persons connected with depositary arrangements or clearance services, pension funds, insurance companies or collective investment schemes, to whom special rules may apply.

In addition, the summary below may not apply to (i) a person who holds GET SA Ordinary Shares as part of or pertaining to a fixed base or permanent establishment in France or (ii) to any holders of GET SA Ordinary Shares who, either alone or together with one or more associated persons, control directly or indirectly at least 10% of the voting rights of GET SA.

•                  Individuals

•                  Dividends

UK resident individual holders of GET SA Ordinary Shares will generally be subject to UK income tax on the gross amount of dividends paid on the GET SA Ordinary Shares (including the gross amount of any French tax credit refund), rather than on the amount actually received net of any French withholding tax. An individual holder who is resident in the UK but is not ordinarily resident or is not domiciled in the UK will generally (on making a claim for the relevant tax year) be subject to UK income tax on dividends to the extent that sums are received in the UK in respect of those dividends (the ”remittance basis”). The concept of remittance is interpreted broadly and is extended further under certain anti-avoidance legislation.

Dividends arising to an individual will generally be chargeable to income tax at the dividend ordinary rate (currently 10 per cent.) or, to the extent that the amount of the gross dividend when treated as the top slice of his income exceeds the threshold for higher rate tax, at the dividend upper rate (currently 32.5 per cent.). Different rates may apply to an individual who is not ordinarily resident in the UK, or not domiciled in the UK, and who is taxed on the “remittance basis”.

Credit by way of double taxation relief will generally be available for French tax required to be deducted or withheld from the dividends paid on the GET SA Ordinary Shares (but not to the extent that such withholding tax could be reduced by a claim under the Double Taxation Convention between the UK and France of 22 May 1968 as amended (the “Treaty”)). Credit is given against income tax to which the holder of the GET SA Ordinary Shares is liable, restricted in broad terms to the amount of such tax attributable to the dividend income.

Consequently, on the basis of current French withholding tax rates and the Treaty, an individual holder who is chargeable to income tax at the dividend ordinary rate on the whole of such a dividend, and who claims that double taxation relief through his tax return, should have no further tax to pay in respect of that dividend.

The UK government announced in the Budget delivered on 21 March 2007 its intention, with effect from 6 April 2008, to extend (subject to certain conditions) to dividends paid by non-UK resident companies such as GET SA the non-payable one-ninth tax credit currently given to individuals in respect of dividends paid by UK resident companies. If enacted as proposed in Finance Bill 2008, the result would be to reduce the effective rate of tax in respect of dividends arising to a UK resident individual on the GET SA Ordinary Shares from 10 per cent. to nil (if the gross dividend, including the tax credit amount, is chargeable at the dividend ordinary rate) or from 32.5 per cent. to 25 per cent. (to the extent that the gross dividend, including the tax credit amount, is chargeable at the dividend upper rate). As proposed, an individual would quality for the non-payable tax credit provided that he owned less than 10 per cent. of the shares in GET SA and received less than £5,000 per year by way of dividends from non-UK resident companies. According to the Budget announcement, the UK government is considering whether the non-payable tax credit could be extended further, to cover cases that do not meet those conditions, without creating scope for abuse.

Dividends paid by GET SA will be treated as foreign source income, with the result that any individual holder of GET SA Ordinary Shares will be required (if he does not beforehand receive notice from H.M. Revenue & Customs (“HMRC”)  requiring him to complete a tax return for the relevant year) to give notice to HMRC that he is liable to UK income tax within six months of the end of any tax year in which any dividend arises to him in respect of the GET SA Ordinary Shares.

•                  Capital gains and losses

A disposal or deemed disposal of GET SA Ordinary Shares by an individual holder who is (at any time in the relevant UK tax year) resident or ordinarily resident in the UK for tax purposes, may, depending upon the holder’s circumstances and subject to any available exemption or relief (such as the annual exempt amount, indexation allowance or taper relief), give rise to a chargeable gain or an allowable loss for the purposes of UK capital gains tax.

An individual holder of GET SA Ordinary Shares who is resident or ordinarily resident, but not domiciled, in the UK, will be liable to UK capital gains tax only to the extent that the chargeable gains on the disposal of the GET SA Ordinary Shares are received or treated as received in the UK.

•                  Inheritance tax

Liability to UK inheritance tax may arise in respect of the GET SA Ordinary Shares on the death of, or on a gift of the GET SA Ordinary Shares by, an individual holder of such GET SA Ordinary Shares who is domiciled, or deemed to be domiciled, in the UK.

If held directly (rather than in CDI form), the GET SA Ordinary Shares are not assets situated in the UK for the purposes of UK inheritance tax. Accordingly, neither the death of a holder of GET SA Ordinary Shares nor a gift of such GET SA Ordinary Shares by a holder will give rise to a liability to UK inheritance tax if the holder is neither domiciled nor deemed to be domiciled in the UK. However, it is unclear whether or not CDIs in respect of GET SA Ordinary Shares are assets situated in the UK for the purposes of UK inheritance tax. Accordingly, the death of a holder of such CDIs or a gift of such CDIs by a holder may give rise to a liability to UK inheritance tax, even if the holder is neither domiciled nor deemed to be domiciled in the UK.

For inheritance tax purposes, a transfer of assets at less than full market value may be treated as a gift and particular rules apply to gifts where the donor reserves or retains some benefit. Special rules also apply to close companies and to trustees of settlements, bringing them within the charge to inheritance tax. Holders should consult an appropriate tax adviser if they make a gift or transfer at less than full market value or if they intend to hold any GET SA Ordinary Shares through trust arrangements.

•                  Companies within the charge to corporation tax

•                  Dividends

UK resident holders of GET SA Ordinary Shares which are within the charge to corporation tax will generally be subject to UK corporation tax on the gross amount of dividends paid on the GET SA Ordinary Shares, rather than on the amount actually received net of any French withholding tax. Dividends arising to companies within the charge to corporation tax will be chargeable at the prevailing corporation tax rate, currently 30 per cent. (subject to small companies’ relief). The UK government announced in the Budget delivered on 21 March 2007 its intention to reduce the corporation tax rate from 30 per cent. to 28 per cent. with effect from 1 April 2008.

Credit by way of double taxation relief will generally be available for French tax required to be deducted or withheld from the dividends paid on the GET SA Ordinary Shares, but not to the extent that such withholding tax could be reduced by a claim under the Treaty. Credit is given against corporation tax to which the holder of the GET SA Ordinary Shares is liable, restricted in broad terms to the amount of such tax attributable to the dividend income.

•                  Capital gains and losses

A disposal or deemed disposal of GET SA Ordinary Shares by a holder which is (at any time in the relevant UK tax year) resident in the UK for tax purposes may, depending upon the holder’s circumstances and subject to any available exemption or relief (such as indexation allowance or the substantial shareholding exemption), give rise to a chargeable gain or an allowable loss for the purposes of UK corporation tax on chargeable gains.

•                  Stamp duty and stamp duty reserve tax (“SDRT”)

UK stamp duty will not normally be payable in connection with a transfer of GET SA Ordinary Shares, provided that the instrument of transfer is executed outside the UK and no other action is taken in the UK by the transferor or transferee.

The GET SA Ordinary Shares will not be registered in a register kept in the UK by or on behalf of GET SA, and accordingly no UK SDRT will be payable in respect of any agreement to transfer GET SA Ordinary Shares (or CDIs in respect of GET SA Ordinary Shares).

c)             United States federal taxation of GET SA Ordinary Shares

The following paragraphs summarize certain US federal income, estate and gift tax considerations under present law related to holding GET SA Ordinary Shares. The statements in these paragraphs are made to support marketing of the GET SA Ordinary Shares. No taxpayer can rely on them to avoid US federal tax penalties.

The following summary addresses only persons that hold the securities as capital assets and use the US dollar as their functional currency. The discussion does not consider the circumstances of particular holders subject to special tax regimes, such as banks, insurance companies, regulated investment companies, dealers, traders in securities that elect to mark to market, insurance companies, tax-exempt entities or persons holding any of the securities as part of a hedge, straddle, conversion or other integrated financial transaction. The discussion also does not consider consequences for persons that own or will own (directly, indirectly or constructively) 5 percent or more of the GET SA Ordinary Shares (including persons that may acquire 5 percent or more of the GET SA Ordinary Shares upon redemption of the NRS or exercise of the Warrants). The discussion does not address US state or local tax considerations.

GET SA believes, and this discussion assumes, that GET SA is not and will not become a passive foreign investment company (PFIC) or a controlled foreign corporation (CFC) for US federal income tax purposes.

As used here, “holder” means a beneficial owner of the securities in question. A “US Holder” is a holder that for US federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity organized in or under the laws of the United States or its political subdivisions, (iii) a trust subject to the control of a US person and the primary supervision of a US court or (iv) an estate the income of which is subject to US federal income taxation regardless of its source.

•                  Individual and corporate shareholders

•                  Dividends

US Holders generally must include dividends paid on GET SA Ordinary Shares (including the amount of any tax withheld) in their gross income as ordinary income from foreign sources when actually or constructively received. Dividends will not be eligible for the dividends-received deduction generally available to US corporations. If GET SA qualifies for benefits under the US income tax treaty with France, dividends received by qualified non-corporate US Holders in tax years beginning before 2011 should be taxed at the preferential rates for qualified dividend income. GET SA expects to qualify for benefits under the treaty. In computing its foreign tax credit limitation, a US Holder can treat only a portion of any dividend taxed at the preferential rates as income from foreign sources.

Dividends paid to a US Holder in foreign currency generally will be includable in income in a US dollar amount based on the exchange rate in effect on the date of receipt whether or not converted into US dollars. Any gain or loss recognized on a subsequent disposition of the foreign currency for a different amount generally will be US source ordinary income or loss.

A US Holder of GET SA Ordinary Shares eligible for benefits under the income tax treaty between France and the United States may claim a reduced rate of French withholding tax. Each US Holder should consult its own tax advisor about its eligibility for that reduced rate. A US Holder may claim a deduction or a foreign tax credit (subject to other applicable limitations) only for tax withheld at the appropriate rate. In computing limits on creditability of foreign taxes by a non-corporate US Holder, only a portion of any dividend taxed at the preferential capital gains rate will be treated as income from foreign sources.

•                  Capital gains

A US Holder will recognize capital gain or loss on the sale or other disposition of GET SA Ordinary Shares in an amount equal to the difference between its tax basis in the shares and the amount realized. The gain or loss generally will arise from US sources. Deductions for capital losses are subject to limitations.

A US Holder that receives foreign currency in exchange for GET SA Ordinary Shares will realize an amount equal to the US dollar value of the currency on the date of disposition (or in the case of cash basis and electing accrual basis taxpayers, the settlement date). Any gain or loss on a subsequent disposition of the currency for a different amount generally will be US source ordinary income or loss.

If gains become subject to French income tax, a US Holder eligible for benefits under the French-US income tax treaty should consult a tax advisor regarding the possibility of claiming an exemption under the treaty. A US Holder would not be entitled to a deduction or foreign tax credit for tax for which an exemption was available. Since the holder’s gain on disposition generally would be US source income, it may not be able to claim a foreign tax credit for any French tax on the gain unless it has other foreign source income in the same limitation category.

•                  Estate and gift taxation

GET SA Ordinary Shares generally will be included among the assets on which the estate of a US Holder who is an individual citizen or resident of the United States at the time of death must pay US federal estate tax. Subject to an annual exemption, a US Holder who is an individual citizen or resident of the United States at the time of a gift of the GET SA Ordinary Shares generally will be subject to US federal gift tax on a gift of the GET SA Ordinary Shares. US Holders are urged to consult tax advisors regarding the application of US federal estate and gift taxes.

d)             Belgian tax regime of the GET SA Ordinary Shares

The following is a summary of our understanding of the Belgian tax regime applicable to persons holding GET SA Ordinary Shares. This analysis takes into account the Belgian tax laws, treaties, and in particular the French-Belgian Tax Agreements and administrative regulations in effect on the date of this Securities Note.

For purposes of this summary, “individual” means any individual subject to Belgian personal income tax (personenbelasting / impôt des personnes physiques), (i.e., an individual having his domicile or seat of wealth in Belgium or assimilated individuals for purposes of Belgian tax law), and “company” means any company subject to Belgian corporate income tax (vennootschapsbelasting / impôt des sociétés) (i.e., a company having its registered seat, principal establishment or effective place of management in Belgium). This analysis does not address the tax regime applicable to GET SA Ordinary Shares held by Belgian tax residents through a fixed basis or permanent establishment situated outside Belgium or by legal entities subject to the Belgian legal entities tax (rechtspersonenbelasting / impôt des personnes morales).

•                  Belgian individuals

This description however does not address the exceptional case of individuals who would have allocated their shares to a professional activity.

•                  Dividends

Distributed dividends are, as a rule, subject to a withholding tax. The withholding tax is calculated on the net dividend in case of payment through a financial intermediary established in Belgium. The net dividend is the distributed gross dividend reduced with the tax withheld in France. The withholding tax is, in principle, a final tax and the dividend needs not be reported in the individual’s personal income tax return.

The withholding tax is, in principle, fixed at 25%.

Redemption and liquidation bonuses distributed on shares are, as a rule, subject to a withholding tax at a rate of 10%. The withholding tax is deducted from the net profit of the French source dividend in case of payment through a financial intermediary established in Belgium.

An individual must report in his personal income tax return the net profit of the dividend collected directly abroad without application of the Belgian withholding tax and is, in principle, taxable at a separate rate, in principle fixed at 25%, plus local taxes (which vary, as a rule, from 6% to 9% of the individual’s income tax liability). However, if this tax liability exceeds the tax that would otherwise be due if the dividends and other reported income were subject to the ordinary progressive income tax rates (plus local tax), the latter rates will apply instead. In either case, the Belgian withholding tax paid can be credited against the final income tax liability of the investor and may also be refunded to the extent that it exceeds the final income tax liability, provided that the dividend distribution does not entail a reduction in value of, or capital loss on, the shares. The reduction in value/capital loss restriction is not applicable if the Belgian individual shows that he had full ownership of the shares during an uninterrupted period of twelve months prior to the attribution of the dividends.

In application of the current Belgian legislation, this tax comes on top of the French withholding tax without giving the right to credit this French withholding tax. It must be noted that the Court of first instance of Ghent has asked a prejudicial question to the European Court of Justice to determine whether the absence of the possibility to credit the tax withheld in a Member state of the European Union on a dividend distributed by a foreign company established in this Member state complies with the European legislation (Case C-513/04).

•                  Capital gains and losses

Capital gains realized by Belgian individuals in case of transfer of shares held as a private investment, are not subject to income tax. Capital losses realized on these shares are not tax deductible.

A Belgian individual can, however, be subject to a tax at a rate of 33% plus local taxes, if the capital gains arise from transactions beyond the normal course of management of private property. Capital losses arising from such transactions and incurred during the five previous fiscal years are deductible against the taxable income received from similar transactions.

Capital gains realized upon direct or indirect transfer of shares to a non-resident company by a Belgian individual, who holds directly or indirectly more than 25% of the shares in the Company during the five year period preceding the transfer (a “substantial shareholder”) will be subject to income taxes at a rate of 16.5% (plus local taxes). This rate applies to transfers of substantial shareholdings by individual shareholders who hold their shares in their own capacity or together with their spouse or other relatives. On June 8, 2004, the European Court of Justice ruled that this Belgian tax law provision is incompatible with the free movement of capital and the freedom of establishment set forth in the EC treaty. The Belgian tax authorities have indicated that they will no longer apply this rule in case of a transfer of a qualifying shareholding to a EU resident company.

•                  Inheritance and gift tax

GET SA Ordinary Shares which would be transferred by way of inheritance will give rise to the application of inheritance tax in Belgium. GET SA Ordinary Shares which would be transferred by way of gift will give rise, as a rule, to the application of gift tax in Belgium if the gift was executed before a Belgian public notary. The taxable basis will be the monetary value.

•                  Belgian companies

•                  Dividends

Foreign source dividends collected or received by a Belgian company via a financial intermediary established in Belgium are exempt from withholding tax, provided the beneficiary complies with the conditions determined by the Belgian Minister of Finance or his representative: the beneficiary must submit to the financial intermediary established in Belgium a statement by which (i) he certifies: (a) to be the owner or usufructor of the securities giving the right to the dividends, (b) to be a Belgian company, and (ii) he authorizes the Belgian intermediary to comply with the rules in order to benefit from the exemption from withholding tax, in particular the transfer of information to the Belgian administration, direct tax authorities.

The received dividends are part of the profits subject to corporate income tax. A company can deduct from its taxable profits (certain non-admitted expenses excluded) up to 95% of dividends received from its shares if the following conditions are met: (i) upon payment or attribution of the dividends, the company holds at least 10% of the capital of the Company or has a shareholding in the Company with an acquisition value of at least 1,200,000 euro; (ii) the shares are held in full ownership; (iii) the shares qualify as fixed financial assets under Belgian GAAP; and (iv) the shares have been or will be held by the company during an uninterrupted period of at least one year. Two exceptions are applicable to this regime. Condition (i) is not applicable to dividends received by credit institutions referred to in Article 56, §1 of the Belgian Income Tax Code 1992 (“ITC 1992”), by insurance companies referred to in Article 56, §2, 2°, h ITC 1992, and by broker dealers referred to in Article 47 of the Law of 6 April 1995. Conditions (i), (ii), (iii) and (iv) are not applicable to dividends received by investment companies as defined in Article 2, 5°, f) ITC 1992.

•                  Capital gains and losses

A Belgian company is, in principle, not subject to Belgian taxes on capital gains realized with respect to the transfer of GET SA Ordinary Shares. In general, reductions in value and capital losses on GET SA Ordinary Shares are not tax deductible, with the exception of capital losses incurred as a result of the liquidation of the company, to the extent of the loss represented by the shares.

•                  Tax on stock exchange transactions

A tax on stock exchange transactions is, in principle, levied on the purchase, sale, or any other acquisition or transfer of existing shares for consideration through a professional intermediary in Belgium. The normal rate of this tax is fixed at 0.17% per transaction and per party to this transaction (with a cap of 500 euro per party and per transaction).

Pursuant to the judgment of the European Court of Justice dated 15 July 2004 (Case C-415/02) and the programme-law of 27 December 2004, no tax on stock exchange transactions is due when new GET SA Ordinary Shares are issued.

The following persons are exempt from the tax on stock exchange transactions: (i) professional intermediaries described in Article 2, 9° and 10° of the Belgian law of 2 August 2002, acting for their own account, (ii) insurance companies described in article 2, §1 of the Belgian law of 9 July 1975, acting for their own account, (iii) provident institutions described in article 2, §3, 6° of the Belgian law of 9 July 1975, acting for their own account, (iv) collective investment undertakings described in the Belgian law of 4 December 1990 acting for their own account and (v) non residents of Belgium (provided they have certified their non-Belgian resident status).

1.5       Conditions of the offer

1.5.1        Terms and conditions of the offer

a)             Conditions of the offer

The issue of the new GET SA Ordinary Shares depends on the success of the Offer (see paragraph 2.3 of the Offer Document), the issue of the Warrants by GET SA and the issue of the NRS by EGP in the conditions set out in paragraph 1.4.6(a).

b)             Amount of the issue

The maximum nominal amount of each of the share capital increases of GET SA as a result of the Offer, the redemption in shares of the NRS issued by EGP and the exercise of the Warrants is 25,828,249.91 euros, 170,316,405.84 euros and 51,656,499.82 euros respectively, being 247,801,155.57 euros in total.

c)             Subscription period and procedure

Not applicable.

d)             Provisional timetable

See paragraph 2.4 of the Offer Document for a timetable setting out the various transactions to be carried out for the purposes of implementing the Safeguard Plan.

e)             Revocation of the offer

Not applicable.

f)             Reduction of orders

Not applicable.

g)             Minimum and maximum amount of orders

Not applicable.

h)            Revocation of orders

Not applicable.

i)             Payment and terms of settlement

The GET SA Ordinary Shares issued in exchange for Units tendered to the Offer will not give rise to any payment. Settlement will take place on the Closing Date.

The GET SA Ordinary Shares to be issued on redemption of the NRS will not give rise to any payment. Settlement will take place on the date on which they are issued, which will be the date on which the NRS are redeemed in shares.

Settlement of the GET SA Ordinary Shares to be issued upon exercise of the Warrants will take place on the date on which they are issued.

Upon exercise of the Warrants, their holders will be required to pay an amount in cash equal to the nominal value of the GET SA Ordinary Shares being subscribed for (being, at the date of this Securities Note, 0.01 euro per GET SA Ordinary Share).

j)             Preferential subscription rights

The issue of GET SA Ordinary Shares in connection with the Offer will be reserved to Unitholders having tendered their Units to the Offer.

In accordance with the provisions of article L. 228-93 and paragraph 6 of article L. 225-132 of the French Commercial Code, the resolution of the extraordinary general meeting of GET SA to be held on 26 April 2007 to authorise the issue of NRS and GET SA Ordinary Shares on redemption of the NRS will disapply the preferential rights of shareholders of GET SA to subscribe for the GET SA Ordinary Shares to be issued on redemption of the NRS.

In accordance with the provisions of paragraph 6 of article L. 225-132 of the French Commercial Code, the resolution of the extraordinary general meeting of GET SA to be held on 26 April 2007 to authorise the issue of the Warrants will disapply the preferential rights of shareholders of GET SA to subscribe for the GET SA Ordinary Shares to be issued upon exercise of the Warrants.

k)            Publication of the results of the offer

See paragraph 2.4 of the Offer Document for information on the publication of the results of the Offer and paragraphs 2.4.5(a) Condition 13 and 2.4.5(b) Condition 13 and 3.4.5(a) of this Securities Note for the publication of information or notices relating to the NRS and the Warrants.

1.5.2        Proposed distribution and issue of the shares

a)             Class of investors

New GET SA Ordinary Shares will be issued to Unitholders tendering their Units to the Offer, to holders of NRS on redemption in shares of the NRS and to holders of Warrants upon exercise of the Warrants.

b)             Selling restrictions

The publication of this Securities Note, the Registration Document, the Offer Document or any other document relating to GET SA Ordinary Shares, the NRS, the Warrants or the implementation of the Safeguard Plan and the offer or sale of, or subscription for, GET SA Ordinary Shares, NRS or Warrants may, in certain countries, be subject to specific regulations. Persons in possession of this Securities Note, the Registration Document, the Offer Document or any other document relating to GET SA Ordinary Shares, the NRS, the Warrants or the implementation of the

Safeguard Plan must make themselves aware of the potential restrictions imposed by local regulatory authorities and observe relevant regulations.

The publication of this Securities Note, the Registration Document, the Offer Document or any other document relating to GET SA Ordinary Shares, the NRS, the Warrants or the implementation of the Safeguard Plan does not constitute an offer to sell or the solicitation of an offer to subscribe for or to purchase securities in any country in which such an offer or solicitation would be illegal.

None of the GET SA Ordinary Shares, the Warrants or the NRS has been or will be, registered under the US Securities Act or under the securities laws of any jurisdiction of the United States.

The NRS may not be, and are not being, offered, sold or transferred in the United States, or to a US person, as defined under the US Securities Act, except pursuant to an exemption from, or transaction not subject to, the registration requirements of the US Securities Act and upon certification of “accredited investor” status, as defined under the US Securities Act.

The GET SA Ordinary Shares and the Warrants are not required to be registered under the US Securities Act in reliance upon the exemption from the registration requirements of the US Securities Act provided by Rule 802 thereunder.

Under applicable US securities laws, Unitholders who are or will be “affiliates” of GET SA, EGP, ESA or EPLC prior to, or of GET SA or EGP after, the Closing Date will be subject to certain transfer restrictions relating to the GET SA Ordinary Shares and Warrants received pursuant to the Offer. Further detail on the treatment of Overseas Unitholders under the Offer is set out in paragraph 6 of Part A of Chapter 6 of the Offer Document.

None of the GET SA Ordinary Shares, the NRS or the Warrants have been or will be offered or sold to the public in any member state of the European Economic Area (hereafter referred to as an “EEA Member State”) which has implemented Directive 2003/71/CE dated 4 November 2003 (hereafter, the “Prospectus Directive”), other than by application of the following exemptions provided for by the Prospectus Directive where the relevant exemption has been implemented by the relevant EEA Member State:

•                  to legal persons approved or regulated as operators on financial markets as well as to non-approved or regulated entities involved only in the placement of shares;

•                  to legal persons who meet two of the following three conditions: having (a) an average number of employees for the last financial period of greater than 250, (b) total profits of more than 43 million euros or (c) a net annual turnover of more than 50 million euros;

•                  to fewer than 100 natural or legal persons, other than qualified investors as defined by the Prospectus Directive;

•                  in any other circumstance falling within article 3.2 of the Prospectus Directive.

For the purposes of this paragraph, an “offer of securities to the public” constitutes any communication in any form and by any means addressed to the public containing sufficient information on the conditions of the offer and the securities being offered, in such a way as to place an investor in a position to decide to buy or to subscribe for securities, subject to the implementation provisions of the Prospectus Directive in the relevant EEA Member State, and the term “Prospectus Directive” includes any measure taken to implement it by the relevant EEA Member State.

c)                                       Intention of major shareholders or of members of administrative, management or supervisory bodies or of any other person to subscribe for more than 5%

                Not applicable. GET SA Ordinary Shares will be issued to the persons specified in (a) above.

d)             Pre-allocation information

Not applicable.

e)             Procedure for notifying subscribers of GET SA Ordinary Shares

Not applicable.

f)             Over-allotment and extension

Not applicable.

1.5.3        Pricing

a)             Method for setting the price

See Chapter 3 of the Offer Document.

b)             Publication of the price

Not applicable.

c)             Price disparity

Not applicable.

d)             Placement and underwriting

Not applicable.

1.6       Admission to listing and trading and terms and conditions of trading

1.6.1        Admission to trading

Application has been made for admission to trading on Eurolist by Euronext™ of:

•                  the existing GET SA Ordinary Shares, with effect from the Closing Date; and

•                  the GET SA Ordinary Shares to be issued in exchange for Units tendered to the Offer, on redemption of the NRS and upon exercise of the Warrants, from their respective issue dates.

The conditions for listing of the existing GET SA Ordinary Shares will be fixed by Euronext Paris in a decision to be published no later than the first day of listing, on the date of this Securities Note.

1.6.2        Other places of listing

In addition to the admission to listing and trading on Eurolist by Euronext™ of the GET SA Ordinary Shares as described in paragraph 1.6.1 above, application has been made for the GET SA Ordinary Shares to be issued in exchange for Units tendered to the Offer, on redemption of the NRS and upon exercise of the Warrants to be admitted to a secondary listing on the Official List of the United Kingdom Listing Authority and to trading on the London Stock Exchange from the Closing Date.

1.6.3        Additional offer of GET SA Ordinary Shares

None.

1.6.4        Liquidity contract for the GET SA Ordinary Shares

At the date of this Securities Note, GET SA has not entered into any liquidity contract with any investment service provider.

1.6.5        Stabilisation

Not applicable.

1.7       Selling shareholders

1.7.1        Persons or entities intending to sell GET SA equity securities and equity-linked securities

With the exception of GET SA Ordinary Shares held by the original shareholders of GET SA referred to in paragraph 22.1.1(h) of the Registration Document, GET SA is not aware of any shareholder or other holder of GET SA equity-linked securities who intends to transfer the GET SA Ordinary Shares or GET SA equity-linked securities which they hold upon completion of the Reorganisation.

1.7.2        Agreement restricting the transfer of securities

None.

1.8       Expenses relating to the issue

The total amount of expenses incurred by GET SA, EGP, ESA and EPLC in relation to the issue of securities in connection with the Safeguard Plan is approximately 15 million euros.

1.9       Dilution

At the Closing Date and subject to the initial share capital of GET SA referred to in paragraph 22.1.1(h) of the Registration Document, the Unitholders who have tendered their Units to the Offer will hold 100% of the share capital of GET SA, with the exception of the GET SA Preferred Share and the GET SA Ordinary Share held by each of the Directors of GET SA. The dilutive effects of the redemption of the NRS in GET SA Ordinary Shares and the exercise of the Warrants are described in paragraph 22.1.2 of the Registration Document.

1.10     Additional information

1.10.1      Expert’s report and statutory auditors’ report and opinion

a)             Appraisers’ report on the assets and liabilities of GET SA

The report of the appraisers in relation to the assets and liabilities of GET SA will be filed with the Clerk (greffe) of the Commercial Court of Paris in accordance with article R. 225-9 of the French Commercial Code, will be made available to the shareholders of GET SA at the registered address of the company, and will be made available to the public on Eurotunnel Group’s website (www.groupe-eurotunnel.com) by 17 April 2007 at the latest.

b)             Statutory auditors’ report and opinion in relation to the issue of GET SA Ordinary Shares

The report of the statutory auditors in relation to the issue of the GET SA Ordinary Shares will be made available to the shareholders of GET SA at the registered address of the company in accordance with article L. 225-135 of the French Commercial Code, and will be made available to the public on Eurotunnel Group’s website (www.groupe-eurotunnel.com) by 10 April 2007 at the latest. The opinion of the statutory auditors in relation to the issue of the

GET SA Ordinary Shares provided for by article L. 225-148 of the French Commercial Code and article R. 225-115 of the French Commercial Code is set out below:

Report of the Commissaires aux Comptes on the conditions and consequences of the share capital increase and warrants to be issued in consideration of the Units tendered to the public tender offer of 4 April 2007

To the Shareholders

In our capacity as Commissaires aux Comptes of your company and in accordance with article L.225-148 of the French Commercial Code, we are presenting our report on the conditions and consequences of the share capital increase and warrants to be issued in consideration of the Eurotunnel SA and Eurotunnel Plc Units tendered to the public tender offer proposed by your company. (This report is included in the Prospectus published in connection with this transaction and has been approved by the AMF with reference no 2007-113). It is our responsibility to give a conclusion on the conditions of the issue, and its consequencies on the shareholder’s situation compared to shareholders’ equity and net result per share.

We have carried out our work in accordance with Auditing Standards generally accepted in France. Those standards require the control of information included in the Prospectus published in connection with this transaction and the description of the conditions and consequences of the issue.

As indicated in Chapter 3 of the Offer Document dated 4 April 2007, criteria usually used to appreciate an exchange ratio are not relevant in this public tender offer. The Safeguard Plan approved by the Paris Commercial Court in the context of the Reorganisation includes an exchange ratio of one GET SA Ordinary Share for 40 Units tendered to the Offer or any other exchange ratio (with the agreement of the Commissioners for the Execution of the Plan, this exchange ratio was fixed at one GET SA Ordinary Share and one Warrant for one Unit tendered to the Offer, in order to avoid Unitholders incurring the costs associated with fractional entitlements in the context of the Offer, a share consolidation is being planned for a later date as described in paragraph 1.3.7 of the Offer Document). In any event, this ratio does not result in this context from a free decision of GET SA, the bidder.

The conditions of the issue and its consequences on the shareholer’s situation compared to shareholders’ equity and net result per share, as indicated in Chapter 1.9 of the Securities Note relating to dilution and in Chapter 3 of the above-mentioned Offer Document does not give rise to any observation on our part.

Paris, 4 April 2007

KPMG Audit	Mazars et Guérard

Département de KPMG S.A.

Represented by	Represented by

Fabrice Odent	Thierry de Bailliencourt

Members of Compagnies Régionales de Versailles et de Paris

1.10.2      Information from third parties

None.

1.10.3      Additional information

CHAPTER 2                    ISSUE BY EGP AND ADMISSION TO LISTING AND TRADING ON EUROLIST BY EURONEXT™ OF NOTES REDEEMABLE IN GET SA ORDINARY SHARES

2.1       Persons responsible

See the person responsible for EGP referred to in the introduction to this Securities Note.

2.2       Risk factors

See chapter 4 of the Registration Document and in particular the risks associated with the implementation of the Safeguard Plan and the Reorganisation, which are also included in the introduction to this Securities Note.

2.3       Key information

2.3.1        Interest of natural and legal persons involved in the issue/offer

Not applicable.

2.3.2        Reasons for the offer and use of proceeds

See chapter 5 of the Registration Document.

2.4       Information on the securities to be admitted to listing and trading

In accordance with the Safeguard Plan, NRS will be issued by EGP to Noteholders, holders of the Tier 3 Debt and Unitholders who tender their Units to the Offer and who subscribe for NRS, having expressed the intention to subscribe for NRS within the limits and subject to the conditions described in paragraph 2.5.1(f) below.

The NRS will be issued in two series: NRS I for a total nominal amount of 395,160,200 euros and £218,514,709.60 and NRS II for a total nominal amount of 637,088,700 euros and £352,527,641.40.

The NRS I are split into three tranches:

•                  Tranche 1 - £30,008,886.60 and 53,753,200 euros (“NRS I T1”) redeemable in GET SA Ordinary Shares 13 months after their issue date;

•                  Tranche 2 - £30,008,886.60 and 53,753,200 euros (“NRS I T2”) redeemable in GET SA Ordinary Shares 25 months after their issue date;

•                  Tranche 3 - £158,496,936.40 and 287,653,800 euros (“NRS I T3”) redeemable in GET SA Ordinary Shares 37 months after their issue date.

The amounts of the issue of the NRS tranches have been rounded up to a very small extent, for purely technical reasons, compared to the amounts set out in Annex 5 of the Safeguard Plan.

The NRS II will be issued as a single tranche redeemable in GET SA Ordinary Shares 37 months after their issue date.

All of the NRS I and the NRS II will be issued on the Closing Date.

The NRS I accrue interest at a rate of 3% per annum and will only be redeemed in cash by EGP in limited circumstances.

The NRS II accrue interest at a rate of 6% per annum and may be redeemed in cash at EGP’s discretion at a price equal to 140% of their nominal amount.

The NRS have not been, and will not be, registered under the US Securities Act or under the securities laws of any jurisdiction of the United States. Consequently, the NRS may not be, and are not being, offered, sold or transferred in the United States, or to US persons, as defined under the US Securities Act, except pursuant to certain exemptions and upon confirmation of “accredited investor” status, as defined under the US Securities Act.

Each investor will be required to confirm upon exercise of the Subscription Right or the TU Subscription Right, as the case may be, that it is either (i) outside the United States and not a US person and acting on its own behalf or for persons outside the United States that are not US persons or (ii) (a) an “accredited investor” (within the meaning of the rules under the US Securities Act) acting on its own behalf or for other accredited investors and (b) it and each such investor, if any, (x) acknowledge and agree that neither the NRS, nor the ordinary shares, have been registered under the above Act or registered or qualified under any US state securities laws and, accordingly, are “restricted securities” within the meaning of such laws and the rules under such Act and can only be offered or sold in transactions that are exempt from, or not subject to, the registration or qualification requirements of such Act and laws and (y) agree not to offer or sell the NRS and ordinary shares other than in such transactions.

The detailed Terms and Conditions of the NRS I and the NRS II are set out in paragraph 2.4.5 of this Securities Note.

2.4.1        Nature, class and date of entitlement of the securities

a)             NRS

The securities described in this chapter 2 are notes issued by EGP redeemable in GET SA Ordinary Shares and which qualify as equity-linked securities within the meaning of article L. 228-91 of the French Commercial Code.

Application has been made for the NRS to be admitted to listing and trading on Eurolist by Euronext™ (the symbol for the NRS I T1 in euros is “YEGP1”, the symbol for the NRS I T1 in pounds sterling is “YEGP2”, the symbol for the NRS I T2 in euros is “YEGP3”, the symbol for the NRS I T2 in pounds sterling is “YEGP4”, the symbol for the NRS I T3 in euros is “YEGP5”, the symbol for the NRS I T3 in pounds sterling is “YEGP6”, the symbol for the NRS II in euros is “YEGP7” and the symbol for the NRS II in pounds sterling is “YEGP8”) and on the London Stock Exchange as from their issue on the Closing Date. Applications have also been made for the admission of the NRS to clearing in or through:

•                  to Euroclear France S.A.:
the NRS I T1 in euros will be traded under ISIN code FR0010456814 the NRS I T1 in pounds sterling will be traded under ISIN code FR0010457028 the NRS I T2 in euros will be traded under ISIN code FR0010457002 the NRS I T2 in pounds sterling will be traded under ISIN code FR0010457036 the NRS I T3 in euros will be traded under ISIN code FR0010457010 the NRS I T3 in pounds sterling will be traded under ISIN code FR0010457044 the NRS II in euros will be traded under ISIN code FR0010457069 the NRS II in pounds sterling will be traded under ISIN code FR0010457077; and

•                  to Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme.

b)             GET SA Ordinary Shares to be issued on redemption in shares of the NRS

See paragraph 1.4.1(c) of this Securities Note.

2.4.2        Applicable law - competent courts

The NRS are governed by English law. The GET SA Ordinary Shares are governed by French law.

In the event of any disputes where EGP is the defendant, the competent courts will be those of the jurisdiction in which it has its registered office.

2.4.3        Form and method of account entry of the NRS and the GET SA Ordinary Shares

a)             Form and method of account entry of the NRS

See paragraph 2.4.5 of this Securities Note.

b)             Form and method of registration of the GET SA Ordinary Shares

See paragraph 1.4.3 of this Securities Note.

2.4.4        Currency of the issue

The NRS will be denominated in euros (€) and pounds sterling (£).

2.4.5        Terms and conditions of the NRS

The terms and conditions of the NRS I and NRS II that will be adopted by the board of directors of EGP are as set out below.

a)             Terms and conditions of the NRS I

Terms and Conditions set out below of the NRS I will be incorporated by reference into each Global NRS I and endorsed on each NRS I in definitive form (if issued).

The issue of the £30,008,886.60 3% notes redeemable in shares of GET SA Series 1 Tranche 1 (the £ NRS IT1), the €53,753,200 3% notes redeemable in shares of GET SA Series 1 Tranche 1 (the Euro NRS IT1), the £30,008,886.60 3% notes redeemable in shares of GET SA Series 1 Tranche 2 (the £ NRS IT2), the €53,753,200 3% notes redeemable in shares of GET SA Series 1 Tranche 2 (the Euro NRS IT2), the £158,496,936.40 3% notes redeemable in shares of GET SA Series 1 Tranche 3 (the £ NRS IT3) and the €287,653,800 3% notes redeemable in shares in GET SA Series 1 Tranche 3 (the Euro NRS IT3) were in each case authorised by a resolution of the shareholders of Eurotunnel Group UK plc (the Issuer) passed on 26 April 2007, by resolution of the shareholders of GET SA passed on 26 April 2007 and by a resolution of the Board of Directors of the Issuer passed two Business days before the Issue Date. The NRS I Holders (as defined below) are deemed to have notice of those provisions applicable to them of the Fiscal Agency Agreement dated 4 April 2007 (the Agency Agreement) relating to the NRS I between the Issuer and Deutsche Bank AG, London Branch (the Fiscal Agent and Principal Paying Agent, which expression shall include any successor as fiscal agent and principal paying agent under the Agency Agreement) and the paying agents for the time being (such persons, together with the Fiscal Agent and Principal Paying Agent, being referred to as the Paying Agents, which expression shall include their successors as paying agents under the Agency Agreement).

Copies of the Agency Agreement are available for inspection during normal business hours at the specified offices for the time being of the Paying Agents.

Capitalised terms used but not defined in these Conditions shall have the meanings attributed to them in the Agency Agreement unless the context otherwise requires or unless otherwise stated.

(1)           Form, denomination and title

(a)           Form

Each NRS I Tranche will initially be represented by a single Global NRS I, in bearer form, which will be deposited on the Issue Date with, or on behalf of, a central depositary for Euroclear France S.A. and/or Euroclear Bank S.A./N.V. and/or Clearstream Banking, société anonyme (the Clearance Systems). Beneficial interests in the relevant NRS I Tranche will be shown on, and transfers thereof will be effected only through, records maintained in a book-entry form by the Clearance Systems in accordance with their applicable procedures. Ownership of beneficial interests in a Global NRS I will be limited to persons who maintain accounts with the Clearance Systems or persons who hold interests through such persons.

Interests in the Global NRS I will be exchangeable in whole but not in part (free of charge to the Holder) for individual definitive NRS I (which will be in registered form) only in the limited circumstances described in the Global NRS I and under “Summary of Provisions Relating to the NRS in Global Form”. Trading in individual definitive NRS I and the registration thereof will occur outside of the Clearance Systems in accordance with the provisions of the Agency Agreement.

Each Global NRS I will bear the following legend: “This Global NRS I shall not be delivered to any person other than a central depositary for Euroclear France S.A. or an alternative clearing system (or a depositary for an alternative clearing system) without prior written notice having been provided to the Fiscal Agent”.

Each definitive NRS I (if issued) is in registered form, serially numbered, in the denomination of €100 nominal amount in the case of a NRS I comprising an Euro Tranche, and the nominal amount of £68.20, in the case of a NRS I comprising a Sterling Tranche. Each NRS I will, subject as set out in these Conditions, be redeemed by the Issuer solely by the delivery to the Holder of such NRS I of GET SA Class A Shares (Redemption Shares) in accordance with, and as described in, Condition 5.

(b)           Title

Title to each Global NRS I will pass by delivery in accordance with the legend on the note. Except as ordered by a court of competent jurisdiction or as required by law, the Issuer and the Paying Agents shall be entitled to deem and treat the bearer of any Global NRS I as the absolute owner thereof (whether or not such NRS I shall be overdue and notwithstanding any notice to the contrary or any notation of ownership or writing thereon or notice of any previous loss or theft thereof) for the purpose of making payment thereon and for all other purposes and no person shall be liable for so treating the Holder.

Title to registered definitive NRS I shall pass by registration in the register that the Issuer shall procure to be kept pursuant to the Agency Agreement. The manner of transfer of a registered definitive NRS I shall be subject to such regulations as are determined by the Issuer and the Fiscal Agent to be then customary at the time of any exchange of the Global NRS I for registered definitive NRS I.

(2)           Status of the NRS I

(a)           Status

The NRS I constitute unsecured and, in accordance with Condition 2(b), subordinated obligations of the Issuer and rank pari passu without any preference among themselves and with the NRS II.

(b)           Subordination

Claims against the Issuer in respect of any amounts payable on any NRS I will be subordinated, in the event of the winding-up of the Issuer, to the claims of Senior Creditors (as defined below) in that any such amounts shall be paid by the Issuer in such winding up only if and to the extent that the Issuer could make such payment rateably with the claims of other Subordinated Creditors (as defined below) and still be solvent immediately thereafter. For this purpose, the Issuer shall be considered to be solvent if it is able to pay its debts to Senior Creditors in full.

A report in writing as to the solvency of the Issuer by its liquidator shall, unless the contrary is proved, be treated and accepted by the Issuer as correct and sufficient evidence thereof.

In this Condition 2, Senior Creditors means creditors of the Issuer whose claims are admitted to proof in a winding up of the Issuer and who are unsubordinated creditors of the Issuer and Subordinated Creditors means creditors of the Issuer (including without limitation the Holder of any other NRS) whose claims against the Issuer are subordinated in the event of the winding up of the Issuer in any manner to the claims of any unsecured and unsubordinated creditor of the Issuer but excluding those subordinated creditors of the Issuer (if any) whose claims rank or are expressed to rank junior to the claims of any NRS.

Notwithstanding the availability of sufficient assets of the Issuer to pay the amounts referred to in this Condition 2(b) to the Holders, if at the time such amounts are to be paid proceedings are pending or have commenced for the voluntary or involuntary liquidation, dissolution or winding up of GET SA, then the amount payable to the Holders in respect of each NRS I pursuant to this Condition 2(b) shall not exceed the amount that would have been payable out of the assets of GET SA (after payment in full in accordance with French law of all unsubordinated creditors of GET SA) had the NRS I and all other outstanding NRS been issued by GET SA and had the NRS I and all other outstanding NRS ranked (x) junior to all unsubordinated liabilities of GET SA, and (y) pari passu with all subordinated liabilities of GET SA.

(c)            Set-Off

Subject to applicable law, no NRS I Holder may exercise or claim any right of set-off in respect of any amount owed to it by the Issuer arising under or in connection with the NRS I and each such Holder shall, by virtue of his holding of any NRS I, be deemed to have fully waived all such rights of set-off.

(3)           Definitions

In these Conditions:

Applicable Conversion Rate means the spot rate of exchange for the conversion of pounds sterling into euros published by the European Central Bank on its website at 14:30 (Paris time) three business days before the relevant Interest Payment Date.

Available Cash Flow means, in relation to any Interest Payment Date, the cash flow from operating activities less (a) net cash flow linked to investment activities and (b) net cash flow linked directly or indirectly to financing activities relating to the term loan entered into in connection with the Plan (excluding that linked to repayment of debt), each of these as disclosed in the table of cash flow forming part of the consolidated accounts of GET SA for the Relevant Fiscal Year.

Business day means, in relation to any place, a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets are open for business in that place.

Closing Date means the date on which settlement of the Offer launched by GET SA for Eurotunnel Units will occur.

Closing Price means, in respect of a given day, the official closing price of the GET SA Class A Shares on the principal stock exchange or securities market on which the GET SA Class A Shares are then listed and/or admitted to trading.

Cut-off Date means the date which is two weeks prior to the respective Redemption Dates.

Deferred Interest has the meaning provided in Condition 4(c).

Delivery Notice has the meaning provided in Condition 5(b).

Euronext means Euronext, or if the GET SA Class A Shares are not at that time listed on Euronext, the principal stock exchange or securities market on which the GET SA Class A Shares are then listed or quoted or dealt in.

Eurotunnel Group means GET SA and all its affiliated companies within the meaning of article L. 233-3 of the French Commercial Code and member of the Group shall be construed accordingly.

Euro Tranche means any of the Euro NRS IT1, the Euro NRS IT2 or the Euro NRS IT3, as the case may be.

GET SA Class A Shares means shares of a nominal value of €0.01 each in GET SA designated upon issue as Class A Shares.

Independent Financial Adviser means an investment bank of international repute appointed by the Issuer.

Interest Payment Date means, in respect of each Tranche, the date falling 13 months after the Issue Date (the First Interest Payment Date) and each anniversary thereof for so long as such Tranche or any Deferred Interest in respect of such Tranche remains outstanding.

Interest Period has the meaning provided in Condition 4(a).

Issue Date means the Closing Date.

NRS means together the NRS I and the NRS II in each case issued on the Closing Date.

NRS I means together the Euro NRS IT1, the Euro NRS IT2, the Euro NRS IT3, the £ NRS IT1, the £ NRS IT2 and the £ NRS IT3.

NRS II means the € NRS II and £ NRS II. The aggregate principal amount of the € NRS II is €637,088,700. The aggregate principal amount of the £ NRS II is £352,527,641.40.

NRS I Holder and Holder mean the Holder of a NRS I.

Plan means the Safeguard Plan for the Eurotunnel Group Companies.

Redemption Date means, in respect of the Euro NRS IT1 and £ NRS IT1, the Interest Payment date in 2008; in respect of the Euro NRS IT2 and £ NRS IT2, the Interest Payment date in 2009; and in respect of the Euro NRS IT3 and £ NRS IT3, the Interest Payment date in 2010.

Redemption Ratio means, subject to adjustment in accordance with Condition 5(c), 911 GET SA Class A Shares for each NRS I comprising a Euro Tranche and 911 GET SA Class A Shares for each NRS I comprising a Sterling Tranche.

Redemption Rights means, in respect of any NRS I, the right of a Holder thereof to receive Redemption Shares pursuant to Condition 5 or Condition 6 hereof.

Redemption Shares has the meaning provided in Condition 1(a).

Regulated Market means any organised market for financial instruments for the purposes of Article 1(13) of the Investment Services Directive (93/22/EC).

Relevant Date means, in respect of any NRS I whichever is the later of (a) the date on which payment in respect of it first becomes due and (b) if any amount of the money payable is improperly withheld or refused, the date on which payment in full of the amount outstanding is made or (if earlier) the date on which notice is duly given to the NRS I Holders in accordance with Condition 13 that, upon further presentation of the NRS I being made, such payment will be made, provided that such payment is in fact made upon such presentation.

Relevant Event Put Date has the meaning provided in Condition 6(a).

Relevant Fiscal Year means in respect of the first Interest Payment Date for each Tranche, the financial period of the Eurotunnel Group ending on 31 December 2007 and in respect of any subsequent Interest Payment Date means the most recent 12 month financial period of the Eurotunnel Group ending on or before that Interest Payment Date in respect of which audited consolidated accounts of the Eurotunnel Group have been prepared and published in accordance with applicable laws.

Senior Creditors has the meaning provided in Condition 2(b).

Sterling Tranche means any of the £ NRS IT1, the £ NRS IT2 or the £ NRS IT3, as the case may be.

Stock Exchange Trading Day means a day on which the principal stock exchange or securities market on which the GET SA Class A Shares are then listed and/or admitted to trading is open for business (other than a day on which such stock exchange or securities market is scheduled to or does close prior to its regular weekday closing time).

Subordinated Creditors has the meaning provided in Condition 2(b).

TARGET System means the Trans-European Automated Real-Time Gross Settlement Express Transfer System.

Tranche means each of the Euro NRS IT1, the £ NRS IT1, the Euro NRS IT2, the NRS IT2, the Euro NRS IT3 and the £ NRS IT3 and references herein to relevant Tranche shall be construed accordingly.

Volume Weighted Average Opening Share Price means, in respect of any relevant period, the volume weighted average opening price of a GET SA Class A Share as published by the principal stock exchange or Regulated Market on which the GET SA Class A Shares are then listed and/or admitted to trading, provided that if on any day falling within such relevant period such price is not available or cannot otherwise be determined, the price in respect of such day shall be the price on the immediately preceding day on which such price can be determined.

Volume Weighted Average Share Price means, in respect of any relevant period, the volume weighted average share price of a GET SA Class A Share as published by the principal stock exchange or Regulated Market on which the GET SA Class A Shares are listed and/or admitted to trading, provided that if on any day falling within such relevant period such price is not available or cannot otherwise be determined, the price in respect of such day shall be the price on the immediately preceding day on which such price can be determined.

Volume Weighted Average Security Price means, in respect of a relevant security for any relevant period, the volume weighted average price of such security as published by the principal stock exchange or Regulated Market on which such security is listed and/or admitted to trading, provided that if on such given day during such relevant period such price is not available or cannot be determined, the price in respect of such day shall be the price on the immediately preceding day on which such price can be determined in accordance with the foregoing, and provided further that if the relevant security is not listed and/or admitted to trading on a Regulated Market, the price of the relevant security on any given day during such relevant period shall be determined by an Independent Financial Adviser acting in its sole and absolute discretion.

References in these Conditions to the principal amount of a NRS I shall be to the face value of such NRS I, being €100 for each NRS I which comprises part of an Euro Tranche, or £68.20 for each NRS I which comprises part of a Sterling Tranche.

Reference to any provision of any statute shall be deemed also to refer to any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under modification or re-enactment.

For the purposes of Condition 5 only, (a) references to the issue of GET SA Class A Shares shall include the transfer and/or delivery of GET SA Class A Shares by GET SA to the Issuer or any of its subsidiaries or as any of them may direct, whether newly issued and allotted or previously existing or held by or on behalf of GET SA or the Issuer or any of their respective subsidiaries, and (b) GET SA Class A Shares held by or on behalf of GET SA or the Issuer or any of their respective subsidiaries (and which, in the case of Condition 5 do not rank for the relevant right or other entitlement) shall not be considered as or treated as “in issue”.

(4)           Interest

(a)           Interest

Subject to Condition 4(b), each NRS I shall bear interest at the rate of 3% per annum (Interest) calculated by reference to the principal amount thereof.

Each NRS I shall bear interest from (and including) the Closing Date to (but excluding) the Redemption Date. Interest shall be paid in arrear on each Interest Payment Date. The amount of Interest payable in respect of each NRS I for the first Interest Period shall be calculated by reference to the period commencing on 1 January 2007 to but excluding the first Interest Payment Date and payment in respect thereof shall be made in arrear on the First Interest Payment Date.

The amount of Interest payable in respect of the principal amount of each NRS I comprising part of a Euro Tranche for any Interest Period after the first Interest Period is €3. The amount of interest payable in respect of the principal amount of each NRS I comprising part of a Sterling Tranche for any Interest Period after the first Interest Period is £2.05.

The amount of Interest payable in respect of the principal amount of each NRS I in respect of any period which is not an Interest Period shall be calculated on the basis of the number of days in the relevant period from (and including)

the first day of such period to (but excluding) the last day of such period divided by the number of days from (and including) the immediately preceding Interest Payment Date (or, in the case of the first Interest Period, from 1 January 2007) to (but excluding) the next Interest Payment Date. Interest Period means the period beginning on (and including) the Issue Date and ending on (but excluding) the First Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date.

Each NRS I will cease to bear Interest from (and including) the due date for redemption thereof unless the Issuer fails to perform its obligation to deliver the Redemption Shares in accordance with Condition 5 in which event, such NRS I shall continue to bear Interest in accordance with this Condition 4 (both before and after judgment) until the day on which Redemption Shares due in respect of such NRS I are received by or on behalf of the relevant NRS I Holder.

(b)           Payment of Interest

The total amount of Interest payable in respect of all NRS (in the case of amounts payable in sterling, in order to calculate if interest is payable, such amounts being converted into euros at the Applicable Conversion Rate) on any Interest Payment Date shall not exceed the Available Cash Flow for the Relevant Fiscal Year.

Consequently, to the extent that the total amount of Interest payable in respect of all NRS on any Interest Payment Date is greater than Available Cash Flow for the Relevant Fiscal Year, the amount of Interest payable on each NRS I on such Interest Payment Date and the amount of interest payable on all other NRS on such Interest Payment Date shall be reduced on a pro rata basis so that the total amount of interest payable in respect of all NRS on such Interest Payment Date is equal to Available Cash Flow for such Relevant Fiscal Year.

If in respect of any Interest Payment Date the Available Cash Flow for the Relevant Fiscal Year is zero (or a negative number) no Interest shall be payable on that Interest Payment Date.

(c)            Deferred Interest

Any Interest not paid on any NRS I on an Interest Payment Date by reason of the application of Condition 4(b) shall itself bear interest at the rate of 4% per annum calculated by reference to the amount from time to time thereof (such unpaid Interest together with interest thereon as aforesaid being Deferred Interest).

(d)           Payment of Deferred Interest

Any outstanding Deferred Interest shall, subject to the provisions of this Condition 4(d), be payable on the next succeeding Interest Payment Date or, to the extent that Deferred Interest is not so paid due to the operation of this Condition 4(d), on succeeding Interest Payment Dates.

The amount of Deferred Interest payable in respect of all NRS on any Interest Payment Date shall not exceed the Available Cash Flow for the Relevant Fiscal Year less the amount of interest payable on all NRS on such Interest Payment Date.

To the extent that the amount of Deferred Interest payable in respect of all NRS on any Interest Payment Date is greater than Available Cash Flow for the Relevant Fiscal Year less the amount of interest payable on all NRS on such Interest Payment Date, the amount of Deferred Interest payable on such Interest Payment Date on each NRS I and the amount of deferred interest payable on such Interest Payment Date on all other NRS shall be reduced on a pro rata basis so that the amount of Deferred Interest paid on such Interest Payment Date in respect of such NRS I, together with the aggregate amount of deferred interest in respect of all NRS payable on such Interest Payment Date, is equal to Available Cash Flow for the Relevant Fiscal Year less the amount of interest payable on all NRS on such Interest Payment Date.

If on any Interest Payment Date the Available Cash Flow for the Relevant Fiscal Year less the amount of interest payable on all NRS on such Interest Payment Date is zero (or a negative number), no Deferred Interest shall be payable in respect of any NRS I on such Interest Payment Date and the Deferred Interest shall instead be payable on the next succeeding Interest Payment Date subject to the operation of this Condition 4(d) on that Interest Payment Date mutatis mutandis.

Upon an early redemption of the NRS II by the Issuer pursuant to Condition 6(b) of the Terms and Conditions of the NRS II, Deferred Interest (if any) shall be paid to the Holder of the NRS I on the same date as the date fixed for redemption of such NRS II.

(e)            Consequence of not paying Interest or Deferred Interest

Interest or Deferred Interest which is not paid by reason of the application of this Condition 4 shall not be or be treated as being then due or payable by the Issuer and such non-payment by the Issuer shall not be or be treated as being a breach of or a default under these Conditions or for any other purpose whatsoever.

Pursuant to the terms of the Plan, GET SA has agreed that no dividend or other distribution shall be paid or made to Holders of GET SA Class A Shares while any Deferred Interest remains outstanding and unpaid.

(5)           Redemption of NRS I with GET SA Class A Shares

(a)           Redemption Date

The Issuer shall redeem each NRS I on its Redemption Date.

(b)           Delivery of Redemption Shares and Redemption Ratio

The Issuer shall effect redemption pursuant to Condition 5(a) solely by delivering or procuring the issue or delivery to the NRS I Holder of the Redemption Shares credited as paid up in full as provided in this Condition 5.

Upon redemption pursuant to Condition 5(a), each NRS I shall entitle the Holder to receive such number of Redemption Shares, credited as fully-paid, as result from the application of the Redemption Ratio in effect on the Redemption Date for such NRS I being redeemed.

Fractions of GET SA Class A Shares will not be issued or delivered on redemption pursuant to this Condition 5 and no cash payment or adjustment will be made in lieu thereof. However, if more than one NRS I of the same Tranche is redeemed on the Redemption Date to the same Holder, the number of the Redemption Shares to be issued in respect thereof shall be calculated on the basis of the aggregate principal amount of such NRS I being so redeemed to such Holder and rounded down to the nearest whole number of GET SA Class A Shares.

The Issuer will procure that Redemption Shares to be issued or delivered on the Redemption Date will be issued and delivered to the Holders subject to and in accordance with the provisions of this Condition 5(b).

In order to obtain delivery of Redemption Shares on the Redemption Date in respect of any NRS I:

(A)                                 if such NRS I is represented by a Global NRS I, the relevant Holder must deliver to its financial intermediary account holder, such account holder being a member of Euroclear France SA, with a copy to the Issuer not later than the close of business in each place of reception on the Cut-Off Date, a duly completed delivery notice (Delivery Notice); and

(B)                                 if such NRS I is in definitive form, the relevant Holder must deliver to any Paying Agent with a copy to the Issuer, not later than the close of business in each place of reception on the Cut-Off Date, a duly completed Delivery Notice.

Forms of the Delivery Notice may be obtained during normal business hours from the specified office of any Paying Agent.

A Delivery Notice may only be delivered (i) if such NRS I is represented by a Global NRS I, in such manner as is acceptable to its financial intermediary account holder, such account holder being a member of Euroclear France SA, as the case may be, which is expected to be by authenticated SWIFT message or tested telex or (ii) if such NRS I is in definitive form, in writing or by tested telex.

The Delivery Notices will be received and centralised by the financial intermediary account holders, such account holders being members of Euroclear France S.A. with respect to the NRS I represented by a Global NRS I. The financial intermediary account holders, such account holders being members of Euroclear France S.A., having received the Delivery Notices, will be required to (i) transmit the global instructions relating to the Delivery Notices to the centraliser, BNP Paribas Securities Services, on the Cut Off Date before 17h00 (Paris time) on the terms and conditions set out by BNP Paribas Securities Services.

If this NRS I is in definitive form, it must be delivered together with the duly completed Delivery Notice.

The Delivery Notice must:

•                  specify the name and address of the relevant Holder, the person from whom the Issuer may obtain details for the delivery of the Redemption Shares and any details required for delivery of the Redemption Shares; and

•                  in the case of NRS I represented by a Global NRS I, specify the nominal amount of the NRS I which are the subject of such Delivery Notice and the number of the Holder’s account at the financial intermediary account holder, such account holder being a member of Euroclear France S.A., as the case may be, to be debited with such NRS I and irrevocably instruct and authorise the financial intermediary account holder, such account holder being a member of Euroclear France S.A., to debit the relevant Holder’s account with such NRS I on or before the Redemption Date.

In the case of NRS I represented by a Global NRS I, upon receipt of such Delivery Notice the financial intermediary account holder, such account holder being a member of Euroclear France S.A., shall verify that the person specified therein as the Holder is the Holder of the specified nominal amount of NRS I according to its records.

If in respect of any NRS I of any Tranche a Delivery Notice has not been delivered by the Cut-Off Date, the Issuer shall deliver, or procure the delivery of, Redemption Shares in respect of such NRS I to a first rate financial institution acting as escrow agent, the name and details of which will be available from the Fiscal Agent (the Escrow Agent) who shall hold such Redemption Shares to the order of the relevant Holder for a period of 5 years from and including the Redemption Date, and during such period a relevant Holder will be entitled to obtain delivery of such Redemption Shares from the Escrow Agent by delivery prior to the expiration of such period of a Delivery Notice together with such other documents or evidence as to such relevant Holder’s identity and/or entitlement to the Redemption Shares that the Escrow Agent may reasonably require, but not thereafter.

Delivery of the Redemption Shares in respect of each NRS I shall be made at the risk of the relevant Holder in such commercially reasonable manner as the Issuer shall in its sole discretion determine and notify to the person designated by the Holder in the relevant Delivery Notice as soon as reasonably practicable after receipt of the Delivery Notice.

(c)            Adjustment of Redemption Ratio

Upon the occurrence of any of the events referred to in paragraphs (i) to (v) of this Condition 5(c) that GET SA may carry out after the issue of the NRS I, the rights of the holders will be maintained by means of an adjustment to the Redemption Ratio in accordance with the provisions of this Condition 5(c).

This adjustment will be made so as to equalise in accordance with this Condition the value of the Redemption Shares which would have been obtained by a Holder who had received Redemption Shares arising immediately prior to the occurrence of one of the events (i) to (v) referred to below and the value of the Redemption Shares which would have been obtained by a Holder who had received Redemption Shares arising immediately after the occurrence of such transaction.

In the event of adjustments carried out in accordance with paragraphs (i) to (v) below, the new Redemption Ratio will be rounded to the nearest hundredth (0.005 being rounded to the nearest following hundredth, i.e. 0.01). Any subsequent adjustment will be carried out on the basis of such newly calculated and rounded Redemption Ratio.

For the avoidance of doubt, no adjustments shall be made to the NRS I following the issue of the other NRS or the issue of the Warrants or the Class B Share (as such terms are defined in the Plan).

(i)                                     In the event of issues of GET SA Class A Shares by GET SA carrying preferential subscription rights, the new Redemption Ratio will be determined by multiplying the Redemption Ratio in effect prior to the relevant transaction by the following formula:

GET SA Class A Share price ex-subscription right + Price of the subscription right
GET SA Class A Share price ex-subscription right

For the purpose of calculating this formula, the GET SA Class A Share price ex-subscription right and the price of the subscription right will be determined on the basis of the Volume Weighted Average Opening Share Price during the subscription period in respect of such rights.

(ii)                                  In the event of distribution of free GET SA Class A Shares by GET SA or in the event of division or consolidation of GET SA Class A Shares, the new Redemption Ratio will be determined by multiplying the Redemption Ratio in effect prior to the distribution of free shares or the division or consolidation of GET SA Class A Shares by the following formula:

Number of GET SA Class A Shares in issue after the transaction
Number of GET SA Class A Shares in issue prior to the transaction

(iii)                               In the event of distribution by GET SA of reserves or premiums in cash or in kind, the new Redemption Ratio will be determined by multiplying the Redemption Ratio in effect prior to the distribution by the following formula:

GET SA Class A Share price before the distribution
GET SA Class A Share price before the distribution - Cash distributed per GET SA Class A Share or cash amount of the securities or assets allocated per share

For the purpose of calculating this formula:

•                  the GET SA Class A Share price before distribution will be calculated on the basis of the Volume Weighted Average Share Price over the last three Stock Exchange Trading Days preceding the date of distribution;

•                  the value of the securities distributed will, if the securities are traded on a Regulated Market, be calculated on the basis of the Volume Weighted Average Securities Prices over the last three stock exchange trading days preceding the date of distribution. If the securities are not traded on a Regulated Market before the distribution, such value will be determined by an Independent Financial Adviser.

(iv)                               In the event of a change by GET SA of the allocation of its profits (including by the issue of preferred shares), the new Redemption Ratio will be determined by multiplying the Redemption Ratio in effect prior to the change by the following formula:

GET SA Class A Share price before the change of allocation of profits
GET SA Class A Share price before the change of allocation of profits - Reduction in right to share in profit per GET SA Class A Share

For the purpose of calculating this formula, the GET SA Class A Share price before the change of allocation of profits will be determined on the basis of the Volume Weighted Average Share Price quoted during the last three Stock Exchange Trading Days preceding the date of the change and the amount of the reduction of the right to profits in relation to each share will be determined by an Independent Financial Adviser.

(v)                                  In the event of redemption by GET SA of its Class A share capital, the new Redemption Ratio will be determined by multiplying the Redemption Ratio in effect prior to the redemption by the following formula:

GET SA Class A Share price before redemption
GET SA Class A Share price before redemption - Amount of the capital redemption per GET SA Class A Share

For the purpose of calculating this formula, the GET SA Class A Share price before redemption will be determined on the basis of the Volume Weighted Average Share Price quoted during the last three Stock Exchange Trading Days preceding the date of redemption.

(d)           Increase or decrease of the nominal value of GET SA Class A Shares

In the event of increase of the nominal value of GET SA Class A Shares, notably in case of a consolidation of GET SA Class A Shares, the nominal amount of the GET SA Class A Shares attributed to the Holders upon exercise of their right to receive Redemption Shares pursuant to these Conditions will be increased accordingly.

(e)            Decision of an Independent Financial Adviser

If any doubt shall arise as to the appropriate adjustment to the Redemption Ratio, and following consultation between the Issuer and an Independent Financial Adviser, a written opinion of such Independent Financial Adviser in respect of such adjustment to the Redemption Ratio shall be conclusive and binding on all concerned, save in the case of manifest or proven error.

(f)            Employees’ share schemes

No adjustment will be made to the Redemption Ratio where GET SA Class A Shares or other securities (including rights, warrants and options) are issued, offered, exercised, allotted, appropriated, modified or granted to, or for the benefit of, employees or former employees (including directors holding or formerly holding executive office or the personal service company of any such person) or their spouses or relatives, in each case, of any member of the Group or to be held for the benefit of any such person, in any such case pursuant to any employees’ share scheme or long-term incentive scheme.

(g)           GET SA Class A Shares

GET SA Ordinary Shares to be issued upon redemption in shares of the NRS issued by the Issuer are GET SA Ordinary Shares all of the same class. Once issued, these new GET SA Ordinary Shares will be put into the same category as existing GET SA Ordinary Shares, subject to their date of issue. GET SA Ordinary Shares will enter in use since the first day of the financial year during which they have been issued and will then give right to any distribution decided in relation to the present or the preceding financial years. Consequently, they will entirely be put into the same category as existing GET SA Ordinary Shares as of the date of payment of dividends relating to the preceding financial year, or in case no dividend were paid, after the general meeting of shareholders called to approve the accounts for this financial year.

(6)           Optional Redemption and Purchase

(a)           Redemption at the option of NRS I Holders

In the event that ENHC plc, in its sole and absolute discretion, determines that any of the following events has occurred (each a Relevant Event):

(i)                                     the Board, the Président Directeur Général, the shareholders of GET SA or the legal representative of any member of the Group takes a decision listed in Article 37 of the by-laws of GET SA requiring a compulsory qualified majority in breach of any of the decision rights referred to in such article; or

(ii)                                  subject to applicable legal deadlines, the failure to elect on two occasions a director of GET SA proposed for appointment by the Holder of the Class B Share, or the removal of a director of GET SA proposed for appointment by the Holder of the Class B Share without having such director of GET SA being replaced by a new person proposed for appointment by the Holder of the Class B Share, then, subject to two Directors of ENHC plc certifying to the Issuer that a Relevant Event has occurred, (x) the Issuer shall as soon as practicable notify the NRS I Holders of ENHC plc’s determination that a Relevant Event has occurred in accordance with Condition 13, and (y) ENHC plc shall require the Issuer to redeem all outstanding NRS I on the Relevant Event Put Date by the issue or delivery to the Holders of that number of Redemption Shares as are calculated by applying the then current Redemption Ratio to each such NRS I.

In addition, in the case where a public offer for GET SA is launched and approved by the Autorité des marchés financiers and/or the Takeover Panel, as appropriate, or a sale of all or substantially all of the business of the Group is made, each NRS I Holder shall require the redemption in shares of its NRS I during a period of 15 calendar days from the date such public offer is launched or such sale is publicly announced by GET SA, as the case may be, by applying the then current Redemption Ratio on the date of such launch or of such announcement, as the case may be.

For the purposes of this Condition 6(a), defined terms herein shall have the meanings set out in the Plan.

(b)           Purchase

Subject to the requirements (if any) of Euronext or any other stock exchange on which the NRS I may be listed at the relevant time, the Issuer or any member of the Group may at any time purchase NRS I in the open market or otherwise at any price. Such NRS I shall be cancelled and may not be reissued.

(c)            Redemption in cash on a winding-up

In the event of the winding-up or liquidation of the Issuer or of GET SA (other than for the purposes in each case of a court approved reconstruction), the Issuer will (i) redeem each NRS I at its principal amount, plus interest accrued at the redemption date and (ii) pay any outstanding Deferred Interest, in each case in cash only.

(d)           Cancellation

All NRS I which are redeemed in accordance with these Conditions will be cancelled (together with all unmatured Coupons appertaining thereto) and may not be reissued or resold.

(7)           Payments

(a)           Method of payment

Payment of principal in respect of definitive NRS I shall be made against presentation and surrender of the relevant certificates at the specified office of any Paying Agent and payments of interest on definitive NRS I shall be paid to the person shown on the register at the close of business on the fifteenth day before the due date for payment thereof in each case by sterling cheque drawn on, or by transfer to a sterling account maintained by the payee with, a bank in London, in the case of a NRS I forming part of a Sterling Tranche, or by euro cheque drawn on, or by transfer to an euro account maintained by a payee with a bank in a city whose banks have access to the TARGET System, in the case of a NRS I forming part of an Euro Tranche.

Payments of all other amounts will be made as provided in these Conditions.

(b)           Payments subject to fiscal laws

All payments are subject in all cases to any fiscal or other laws and regulations applicable thereto in the place of payment. No commissions or expenses shall be charged to the NRS I Holders in respect of such payments.

(c)            Non-business days

Each NRS I may only be presented for payment or redemption on a day which is a business day in the place of presentation and a business day in London, in the case of a NRS I forming part of a Sterling Tranche, or a day on which the TARGET System is operating, in the case of a NRS I forming part of an Euro Tranche. No further interest or other payment will be made as a consequence of the day on which the NRS I may be presented for payment under this Condition 7 falling after the due date.

(d)           Paying Agents

The initial Paying Agents and their initial specified offices are listed in the Agency Agreement. The Issuer reserves the right under the Agency Agreement at any time to vary or terminate the appointment of any Paying Agent and appoint additional or other Paying Agents, provided that it will (i) maintain a Fiscal Agent and a Principal Paying Agent, (ii) maintain Paying Agents having specified offices in at least two major European cities including, so long as the NRS I are admitted to the rules of Euronext and the rules of Euronext so require, a Paying Agent having a specified office in Paris and (iii) if European Council Directive 2003/48 EC or any other Directive implementing the conclusions of the ECOFIN Council Meeting of 26-27 November 2000 is brought into force, maintain a Paying Agent in an EU Member State that will not be obliged to withhold or deduct tax pursuant to the EU Savings Tax Directive. Notice of any change in the Paying Agents or their specified offices will promptly be given to the NRS I Holders in accordance with Condition 13. Notice of any change in the Paying Agents or their specified offices will promptly be given to the NRS I Holders.

(f)            Fractions

When making payments to NRS I Holders, if the relevant payment is not of an amount which is a whole multiple of the smallest unit of the relevant currency in which such payment is to be made, such payment will be rounded down to the nearest unit.

(8)           Taxation

All payments of principal and interest in respect of the NRS I will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any jurisdiction or any political subdivision thereof or any authority thereof or therein having power to tax unless such withholding or deduction is required by law. In that event the relevant payment will be made subject to such withholding or deduction. The Issuer will not be required to pay any additional or further amounts in respect of such withholding or deduction.

(9)           Maintenance of Holders’ Rights

(a)           Rights of the Issuer

GET SA expressly reserves the right to change its legal form or to modify its objects without the prior consent of the Holders of NRS.

GET SA may decide to redeem its share capital, change the allocation of its profits or issue preferred shares provided that the Issuer takes the necessary steps to maintain the Holders’ rights pursuant to Condition 5 as long as there are any NRS I outstanding.

(b)           Capital reduction resulting from losses

In the event of a reduction of share capital of GET SA resulting from losses, whether by way of reduction of the nominal value or the number of shares comprising the share capital, the rights of Holders will be reduced accordingly, as if the Holders’ right to receive Redemption Shares was exercised on the date of completion of the reduction of share capital.

(10)         Prescription

Claims in respect of principal or any other amount payable upon presentation of the NRS I shall become void unless presentation for payment is made as required by Condition 7 within a period of 10 years in the case of principal and five years in the case of interest from the appropriate Relevant Date.

(11)         Replacement of definitive NRS I

If any definitive NRS I is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the specified office of the Paying Agent in London for the time being subject to all applicable laws and stock exchange requirements, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence and indemnity as the Issuer may require. Mutilated or defaced definitive NRS I must be surrendered before replacements will be issued.

(12)         Meetings of NRS I Holders, Modification and Waiver

The Agency Agreement contains provisions for convening meetings of NRS I Holders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution of a modification of any of these Conditions. Such a meeting may be convened by the Issuer and shall be convened by the Issuer if required in writing by NRS I Holders holding not less than 10% in principal amount of the NRS I for the time being outstanding. The quorum for any meeting convened to consider an Extraordinary Resolution will be one or more persons holding or representing a clear majority in principal amount of the NRS I for the time being outstanding, or at any adjourned meeting one or more persons being or representing NRS I Holders whatever the principal amount of the NRS I so held or represented, unless the business of such meeting includes consideration of proposals, inter alia, (i) to modify the Redemption Date of the NRS I or the dates on which interest is payable in respect of the NRS I, (ii) to reduce or cancel the principal amount, or interest on, the NRS I, (iii) to reduce the Redemption Ratio other than in accordance with these Conditions, (iv) to change the currency of any payment in respect of the NRS I, (v) to modify or vary the Redemption Rights in respect of the NRS I, or (vi) to modify the provisions concerning the quorum required at any meeting of NRS I Holders or the majority required to pass an Extraordinary Resolution, in which case the necessary quorum will be one or more persons holding or representing not less than a clear majority, or at any adjourned meeting not less than 25%, in principal amount of the NRS I for the time being outstanding. Any Extraordinary Resolution duly passed shall be binding on NRS I Holders (whether or not they were present at the meeting at which such resolution was passed).

In the event that any meeting is convened in order to consider any matter affecting the Redemption Date of any particular Tranche, such meeting shall only concern Holders of such Tranche and references in this Condition 12 to ”NRS I” and “NRS I Holders” shall be deemed to refer to “NRS I of the relevant Tranche” and “NRS I Holders of the relevant Tranche” respectively.

(13)         Notices

All notices regarding the NRS I will be valid if published in one leading daily newspaper in the Republic of France (which is expected to be “La Tribune”) and in the United Kingdom (which is expected to be the Financial Times) or, if this is not possible, in one other leading English language daily newspaper with general circulation in Europe. The Issuer shall also ensure that all notices are duly published in a manner which complies with the rules and regulations of any stock exchange or other relevant authority on which the NRS I are for the time being listed. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication or, if required to be published in more than one newspaper, on the date of the first such publication in all the required newspapers.

(14)         Contracts (Rights of Third PARTIES) Act 1999

No person shall have any right to enforce any term or condition of the NRS I under the Contracts (Rights of Third Parties) Act 1999.

(15)         Governing Law

The Agency Agreement and the NRS I are governed by, and shall be construed in accordance with, English law.

b)             Terms and conditions of the NRS II

Terms and Conditions set out below of the NRS II will be incorporated by reference into each Global NRS II and endorsed on each NRS II in definitive form (if issued).

The issue of the £352,527,641.40 6% notes redeemable in shares of GET SA (the £ NRS II) and the €637,088,700 6% notes redeemable in shares of GET SA (the Euro NRS II), were in each case authorised by a resolution of the shareholders of Eurotunnel Group UK plc (the Issuer) passed on 26 April 2007, by resolution of the shareholders of GET SA passed on 26 April 2007 and by a resolution of the Board of Directors of the Issuer passed two business days prior to the Issue Date. The NRS II Holders and the Couponholders (each as defined below) are deemed to have notice of those provisions applicable to them of the Fiscal Agency Agreement dated 4 April 2007 (the Agency Agreement) relating to the NRS II between the Issuer and Deutsche Bank AG, London Branch (the Fiscal Agent and Principal Paying Agent, which expression shall include any successor as fiscal agent and principal paying agent under the Agency Agreement) and the paying agents for the time being (such persons, together with the Fiscal Agent and Principal Paying Agent, being referred to as the Paying Agents, which expression shall include their successors as paying agents under the Agency Agreement).

Copies of the Agency Agreement are available for inspection during normal business hours at the specified offices for the time being of the Paying Agents.

Capitalised terms used but not defined in these Conditions shall have the meanings attributed to them in the Agency Agreement unless the context otherwise requires or unless otherwise stated.

(1)           Form, denomination and title

(a)           Form

Each NRS II Tranche will initially be represented by a single Global NRS II, in bearer form, which will be deposited on the Issue Date with, or on behalf of, a central depositary for Euroclear France S.A. and/or Euroclear Bank S.A./N.V. and/or Clearstream Banking, société anonyme (the Clearance Systems). Beneficial interests in the relevant NRS II Tranche will be shown on, and transfers thereof will be effected only through, records maintained in a book-entry form by the Clearance Systems in accordance with their applicable procedures. Ownership of beneficial interests in a Global NRS II will be limited to persons who maintain accounts with the Clearance Systems or persons who hold interests through such persons

Interests in the Global NRS II will be exchangeable in whole but not in part (free of charge to the holder) for individual definitive NRS II (which will be in registered form), only in the limited circumstances described in the Global NRS II and under “Summary of Provisions Relating to the NRS in Global Form”. Trading in individual definitive NRS II and the registration thereof will occur outside of the Clearance Systems system in accordance with the provisions of the Agency Agreement.

Each Global NRS II will bear the following legend: “This Global NRS II shall not be delivered to any person other than a central depositary for Euroclear France S.A. or an alternative clearing system (or a depositary for an alternative clearing system) without prior written notice having been provided to the Fiscal Agent”.

Each definitive NRS II (if issued) is in registered form, serially numbered, in the denomination of €100 nominal amount in the case of a NRS II comprising an Euro Tranche, and the nominal amount of £68.20 in the case of a NRS II comprising a Sterling Tranche. Each NRS II will, subject as set out in these Conditions, be redeemed by the Issuer solely by the delivery to the Holder of such NRS II of GET SA Class A Shares (Redemption Shares) in accordance with, and as described in, Condition 5.

(b)           Title

Title to each Global NRS II will pass by delivery in accordance with the legend on the note. Except as ordered by a court of competent jurisdiction or as required by law, the Issuer and the Paying Agents shall be entitled to deem and treat the bearer of any Global NRS II as the absolute owner thereof (whether or not such NRS II shall be overdue and notwithstanding any notice to the contrary or any notation of ownership or writing thereon or notice of any previous loss or theft thereof) for the purpose of making payment thereon and for all other purposes and no person shall be liable for so treating the holder.

Title to registered definitive NRS II shall pass by registration in the register that the Issuer shall procure to be kept pursuant to the Agency Agreement. The manner of transfer of a registered definitive NRS II shall be subject to such regulations as are determined by the Issuer and the Fiscal Agent to be then customary at the time of any exchange of the Global NRS II for registered definitive NRS II.

(2)           Status of the NRS II

(a)           Status

The NRS II constitute unsecured and, in accordance with Condition 2(b), subordinated obligations of the Issuer and rank pari passu without any preference among themselves and with the NRS I.

(b)           Subordination

Claims against the Issuer in respect of any amounts payable on any NRS II will be subordinated, in the event of the winding-up of the Issuer, to the claims of Senior Creditors (as defined below) in that any such amounts shall be paid by the Issuer in such winding up only if and to the extent that the Issuer could make such payment rateably with the claims of other Subordinated Creditors (as defined below) and still be solvent immediately thereafter. For this purpose, the Issuer shall be considered to be solvent if it is able to pay its debts to Senior Creditors in full.

A report in writing as to the solvency of the Issuer by its liquidator shall, unless the contrary is proved, be treated and accepted by the Issuer and holders as correct and sufficient evidence thereof.

In this Condition 2, Senior Creditors means creditors of the Issuer whose claims are admitted to proof in a winding up of the Issuer and who are unsubordinated creditors of the Issuer and Subordinated Creditors means creditors of the Issuer (including without limitation the holder of any other NRS) whose claims against the Issuer are subordinated in the event of the winding up of the Issuer in any manner to the claims of any unsecured and unsubordinated creditor of the Issuer but excluding those subordinated creditors of the Issuer (if any) whose claims rank or are expressed to rank junior to the claims of any NRS.

Notwithstanding the availability of sufficient assets of the Issuer to pay the amounts referred to in this Condition 2(b) to the holders, if at the time such amounts are to be paid proceedings are pending or have commenced for the voluntary or involuntary liquidation, dissolution or winding up of GET SA, then the amount payable to the holders in respect of each NRS II pursuant to this Condition 2(b) shall not exceed the amount that would have been payable out of the assets of GET SA (after payment in full in accordance with French law of all unsubordinated creditors of GET SA) had the NRS II and all other outstanding NRS been issued by GET SA and had the NRS II and all other outstanding NRS ranked (x) junior to all unsubordinated liabilities of GET SA, and (y) pari passu with all subordinated liabilities of GET SA.

(c)            Set-Off

Subject to applicable law, no NRS II Holder may exercise or claim any right of set-off in respect of any amount owed to it by the Issuer arising under or in connection with the NRS II and each such Holder shall, by virtue of his holding of any NRS II, be deemed to have fully waived all such rights of set-off.

(3)           Definitions

In these Conditions:

Applicable Conversion Rate means the spot rate of exchange for the conversion of pounds to euros published by the European Central Bank on its website at 14:30 (Paris time) three business days before the relevant Interest Payment Date.

Available Cash Flow means, in relation to any Interest Payment Date, the cash flow from operating activities less (a) net cash flow linked to investment activities and (b) net cash flow linked directly or indirectly to financing activities relating to the term loan entered into in connection with the Plan (excluding that linked to repayment of debt), each of these as disclosed in the table of cash flow forming part of the consolidated accounts of GET SA for the Relevant Fiscal Year.

Business day means, in relation to any place, a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets are open for business in that place.

Closing Date means the date on which settlement of the Offer launched by GET SA for Eurotunnel Units will occur.

Closing Price means, in respect of a given day, the official closing price of the GET SA Class A Shares on the principal stock exchange or securities market on which the GET SA Class A Shares are then listed and/or admitted to trading.

Cut-off Date means the date which is two weeks prior to the respective Redemption Dates.

Deferred Interest has the meaning provided in Condition 4(c).

Delivery Notice has the meaning provided in Condition 5(b).

Euronext means Euronext, or if the GET SA Class A Shares are not at that time listed on Euronext, the principal stock exchange or securities market on which the GET SA Class A Shares are then listed or quoted or dealt in.

Eurotunnel Group means GET SA and all its affiliated companies within the meaning of article L. 233-3 of the French Commercial Code and member of the Group shall be construed accordingly.

Euro Tranche means the Euro NRS II.

GET SA Class A Shares means GET SA shares with a nominal value of 0.01 euro each in GET SA designated upon issue as Class A Shares.

Independent Financial Adviser means an investment bank of international repute appointed by the Issuer.

Interest Payment Date means, in respect of each Tranche, the date falling 13 months after the Closing Date, (the First Interest Payment Date) and each anniversary thereof for so long as such Tranche or any Deferred Interest in respect of such Tranche remains outstanding.

Interest Period has the meaning provided in Condition 4(a).

Issue Date means the Closing Date.

NRS means together the NRS I and the NRS II in each case issued on the Closing Date.

NRS I means together the Euro NRS SIT1, the Euro NRS SIT2, the Euro NRS SIT3, the £ NRS SIT1, the £ NRS SIT2 and the £ NRS SIT3.

NRS II means the € NRS II and the £ NRS II. The aggregate principal amount of the € NRS SII is €637,088,700. The aggregate principal amount of the £ NRS II is £352,527,641.40.

NRS II Holder and holder mean the holder of a NRS II.

Plan means the Safeguard Plan for the Eurotunnel Group Companies.

Redeemed NRS II has the meaning provided in Condition 6(b).

Redemption Date means the Interest Payment Date occurring in 2010.

Redemption Ratio means, subject to adjustment in accordance with Condition 5(c), 911 GET SA Class A Shares for each NRS II comprising a Euro Tranche and 911 GET SA Class A Shares for each principal amount of a NRS II comprising a Sterling Tranche.

Redemption Rights means, in respect of any NRS II, the right of a holder thereof to receive Redemption Shares pursuant to Condition 5 or Condition 6 hereof.

Redemption Shares has the meaning provided in Condition 1(a).

Regulated Market means any organised market for financial instruments for the purposes of Article 1(13) of the Investment Services Directive (93/22/EC).

Relevant Date means, in respect of any NRS II, whichever is the later of (a) the date on which payment in respect of it first becomes due and (b) if any amount of the money payable is improperly withheld or refused, the date on which payment in full of the amount outstanding is made or (if earlier) the date on which notice is duly given to the NRS II Holders in accordance with Condition 13 that, upon further presentation of the NRS II being made, such payment will be made, provided that such payment is in fact made upon such presentation.

Relevant Event Put Date has the meaning provided in Condition 6(a).

Relevant Fiscal Year means in respect of the first Interest Payment Date for each Tranche, the financial period of the Eurotunnel Group ending on 31 December 2007 and in respect of any subsequent Interest Payment Date means the most recent 12 month financial period of the Eurotunnel Group ending on or before that Interest Payment Date in respect of which audited consolidated accounts of the Eurotunnel Group have been prepared and published in accordance with applicable laws.

Senior Creditors has the meaning provided in Condition 2(b).

Sterling Tranche means the £ NRS II.

Stock Exchange Trading Day means a day on which the principal stock exchange or securities market on which the GET SA Class A Shares are then listed and/or admitted to trading is open for business (other than a day on which such stock exchange or securities market is scheduled to or does close prior to its regular weekday closing time).

Subordinated Creditors has the meaning provided in Condition 2(b).

TARGET System means the Trans-European Automated Real-Time Gross Settlement Express Transfer System.

Tranche means each of the Euro Tranche and the Sterling Tranche and references herein to relevant Tranche shall be construed accordingly.

Volume Weighted Average Opening Share Price means, in respect of any relevant period, the volume weighted average opening price of a GET SA Class A Share as published by the principal stock exchange or Regulated Market on which the GET SA Class A Shares are then listed and/or admitted to trading, provided that if on any day falling within such relevant period such price is not available or cannot otherwise be determined, the price in respect of such day shall be the price on the immediately preceding day on which such price can be determined.

Volume Weighted Average Share Price means, in respect of any relevant period, the volume weighted average share price of a GET SA Class A Share as published by the principal stock exchange or Regulated Market on which the GET SA Class A Shares are listed and/or admitted to trading, provided that if on any day falling within such relevant period such price is not available or cannot otherwise be determined, the price in respect of such day shall be the price on the immediately preceding day on which such price can be determined.

Volume Weighted Average Security Price means, in respect of a relevant security for any relevant period, the volume weighted average price of such security as published by the principal stock exchange or Regulated Market on which such security is listed and/or admitted to trading, provided that if on such given day during such relevant period such price is not available or cannot be determined, the price in respect of such day shall be the price on the immediately preceding day on which such price can be determined in accordance with the foregoing, and provided further that if the relevant security is not listed and/or admitted to trading on a Regulated Market, the price of the relevant security on any given day during such relevant period shall be determined by an Independent Financial Adviser acting in its sole and absolute discretion.

References in these Conditions to the principal amount of a NRS II shall be to the face value of such NRS II, being €100 for each NRS II which comprises part of an Euro Tranche, or £68.20 for each NRS II which comprises part of a Sterling Tranche.

Reference to any provision of any statute shall be deemed also to refer to any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under modification or re-enactment.

For the purposes of Condition 5 only, (a) references to the issue of GET SA Class A Shares shall include the transfer and/or delivery of GET SA Class A Shares by GET SA to the Issuer or any of its subsidiaries or as any of them may direct, whether newly issued and allotted or previously existing or held by or on behalf of GET SA or the Issuer or any of their respective subsidiaries, and (b) GET SA Class A Shares held by or on behalf of GET SA or the Issuer or any of their respective subsidiaries (and which, in the case of Condition 5 do not rank for the relevant right or other entitlement) shall not be considered as or treated as “in issue”.

(4)           Interest

(a)           Interest

Subject to Condition 4(b), each NRS II shall bear interest at the rate of 6% per annum (Interest) calculated by reference to the principal amount thereof.

Each NRS II shall bear interest from (and including) the Closing Date to (but excluding) the Redemption Date. Interest shall be paid in arrear on each Interest Payment Date. The amount of Interest payable in respect of each NRS II for the first Interest Period shall be calculated by reference to the period commencing on 1 January 2007 to but excluding the first Interest Payment Date and payment in respect thereof shall be made in arrear on the First Interest Payment Date.

The amount of Interest payable in respect of the principal amount of each NRS II comprising part of a Euro Tranche for any Interest Period after the first Interest Period is €6. The amount of interest payable in respect of the principal amount of each NRS II comprising part of a Sterling Tranche for any Interest Period after the first Interest Period is £4.09.

The amount of Interest payable in respect of the principal amount of each NRS II in respect of any period which is not an Interest Period shall be calculated on the basis of the number of days in the relevant period from (and including) the first day of such period to (but excluding) the last day of such period divided by the number of days from (and including) the immediately preceding Interest Payment Date (or, in the case of the first Interest Period, from 1 January 2007) to (but excluding) the next Interest Payment Date. Interest Period means the period beginning on (and including) the Issue Date and ending on (but excluding) the First Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date.

Each NRS II will cease to bear Interest from (and including) the due date for redemption thereof unless the Issuer fails to perform its obligation to deliver the Redemption Shares in accordance with Condition 5 in which event, such NRS II shall continue to bear Interest in accordance with this Condition 4 (both before and after judgment) until the day on which Redemption Shares due in respect of such NRS II are received by or on behalf of the relevant NRS II Holder.

(b)           Payment of Interest

The total amount of Interest payable in respect of all NRS (in the case of amounts payable in sterling, in order to know whether interest is payable, such amounts being converted into Euros at the Applicable Conversion Rate) on any Interest Payment Date shall not exceed the Available Cash Flow for the Relevant Fiscal Year.

Consequently, to the extent that the total amount of Interest payable in respect of all NRS on any Interest Payment Date is greater than Available Cash Flow for the Relevant Fiscal Year, the amount of Interest payable on each NRS II on such Interest Payment Date and the amount of interest payable on all other NRS on such Interest Payment Date shall be reduced on a pro rata basis so that the total amount of interest payable in respect of all NRS on such Interest Payment Date is equal to Available Cash Flow for such Relevant Fiscal Year.

If in respect of any Interest Payment Date the Available Cash Flow for the Relevant Fiscal Year is zero (or a negative number) no Interest shall be payable on that Interest Payment Date.

(c)            Deferred Interest

Any Interest not paid on any NRS II on an Interest Payment Date by reason of the application of Condition 4(b) shall itself bear interest at the rate of 4% per annum calculated by reference to the amount from time to time thereof (such unpaid Interest together with interest thereon as aforesaid being Deferred Interest).

(d)           Payment of Deferred Interest

Any outstanding Deferred Interest shall, subject to the provisions of this Condition 4(d), be payable on the next succeeding Interest Payment Date or, to the extent that Deferred Interest is not so paid due to the operation of this Condition 4(d), on succeeding Interest Payment Dates.

The amount of Deferred Interest payable in respect of all NRS on any Interest Payment Date shall not exceed the Available Cash Flow for the Relevant Fiscal Year less the amount of interest payable on all NRS for such Interest Payment Date.

To the extent that the amount of Deferred Interest payable in respect of all NRS on any Interest Payment Date is greater than the Available Cash Flow for the Relevant Fiscal Year less the amount of interest payable on all NRS on such Interest Payment Date, the amount of Deferred Interest payable on such Interest Payment Date on each NRS II and the amount of deferred interest payable on such Interest Payment Date on all other NRS shall be reduced on a pro rata basis so that the amount of Deferred Interest payable on such Interest Payment Date in respect of such NRS II, together with the aggregate amount of deferred interest in respect of all NRS payable on such Interest Payment Date, is equal to Available Cash Flow for the Relevant Fiscal Year less the amount of interest payable on all NRS on such Interest Payment Date.

If on any Interest Payment Date the Available Cash Flow for the Relevant Fiscal Year less the amount of interest payable on all NRS on such Interest Payment Date is zero (or a negative number), no Deferred Interest shall be payable in respect of any NRS II on such Interest Payment Date and the Deferred Interest shall instead be payable on the next succeeding Interest Payment Date subject to the operation of this Condition 4(d) on that Interest Payment Date mutatis mutandis.

(e)            Consequence of not paying Interest or Deferred Interest

Interest or Deferred Interest which is not paid by reason of the application of this Condition 4 shall not be or be treated as being then due or payable by the Issuer and such non-payment by the Issuer shall not be or be treated as being a breach of or a default under these Conditions or for any other purpose whatsoever.

Pursuant to the terms of the Plan, GET SA has agreed that no dividend or other distribution shall be paid or made to holders of GET SA Class A Shares while any Deferred Interest remains outstanding and unpaid.

(5)           Redemption of NRS II with GET SA Class A Shares

(a)           Redemption Date

The Issuer shall redeem each NRS II on the Redemption Date.

(b)           Delivery of Redemption Shares and Redemption Ratio

The Issuer shall effect redemption pursuant to Condition 5(a) solely by delivering or procuring the issue or delivery to the NRS II Holder of the Redemption Shares credited as paid up in full as provided in this Condition 5.

Upon redemption pursuant to Condition 5(a), each NRS II shall entitle the holder to receive such number of Redemption Shares, credited as fully-paid, as result from the application of the Redemption Ratio in effect on the Redemption Date for such NRS II being redeemed.

Fractions of GET SA Class A Shares will not be issued or delivered on redemption pursuant to this Condition 5 and no cash payment or adjustment will be made in lieu thereof. However, if more than one NRS II of the same Tranche is redeemed on the Redemption Date to the same holder, the number of the Redemption Shares to be issued in respect thereof shall be calculated on the basis of the aggregate principal amount of such NRS II being so redeemed to such holder and rounded down to the nearest whole number of GET SA Class A Shares.

The Issuer will procure that Redemption Shares to be issued or delivered on the Redemption Date will be issued and delivered to the holders subject to and in accordance with the provisions of this Condition 5(b).

In order to obtain delivery of Redemption Shares on the Redemption Date in respect of any NRS II:

(A)                               if such NRS II is represented by a Global NRS II, the relevant holder must deliver to its financial intermediary account holder, such account holder being a member of Euroclear France S.A., with a copy to the Issuer not later than the close of business in each place of reception on the Cut-Off Date, a duly completed delivery notice (Delivery Notice); and

(B)                                if such NRS II is in definitive form, the relevant holder must deliver to any Paying Agent with a copy to the Issuer, not later than the close of business in each place of reception on the Cut-Off Date, a duly completed Delivery Notice.

Forms of the Delivery Notice may be obtained during normal business hours from the specified office of any Paying Agent.

A Delivery Notice may only be delivered (i) if such NRS II is represented by a Global NRS II, in such manner as is acceptable to its financial intermediary account holder, such account holder being a member of Euroclear France S.A., as the case may be, which is expected to be by authenticated SWIFT message or tested telex or (ii) if such NRS II is in definitive form, in writing or by tested telex.

The Delivery Notices will be received and centralised by the financial intermediary account holders, such account holders being members of Euroclear France S.A., with respect to the NRS II represented by a Global NRS II. The financial intermediary account holders, such account holders being members of Euroclear France S.A., having received the Delivery Notices, will be required to (i) transmit the global instructions relating to the Delivery Notices to the centraliser, BNP Paribas Securities Services, on the Cut-Off Date before 17h00 (Paris time) on the terms and conditions set out by BNP Paribas Securities Services.

If this NRS II is in definitive form, it must be delivered together with the duly completed Delivery Notice.

The Delivery Notice must:

•                  specify the name and address of the relevant holder, the person from whom the Issuer may obtain details for the delivery of the Redemption Shares and any details required for delivery of the Redemption Shares; and

•                  in the case of NRS II represented by a Global NRS II, specify the nominal amount of the NRS II which are the subject of such Delivery Notice and the number of the Holder’s account at its financial intermediary account holder, such account holder being a member of Euroclear France S.A., as the case may be, to be debited with such NRS II and irrevocably instruct and authorise its financial intermediary account holder, such account holder being a member of Euroclear France S.A., to debit the relevant holder’s account with such NRS II on or before the Redemption Date.

In the case of NRS II represented by a Global NRS II, upon receipt of such Delivery Notice, its financial intermediary account holder, such account holder being a member of Euroclear France S.A., shall verify that the person specified therein as the holder is the holder of the specified nominal amount of NRS II according to its records.

If in respect of any NRS II of any Tranche a Delivery Notice has not been delivered by the Cut-Off Date, the Issuer shall deliver, or procure the delivery of, Redemption Shares in respect of such NRS II to a first rate financial institution acting as escrow agent, the name and details of which will be available from the Fiscal Agent (the Escrow Agent) who shall hold such Redemption Shares to the order of the relevant holder for a period of 5 years from and including the Redemption Date, and during such period a relevant holder will be entitled to obtain delivery of such Redemption Shares from the Escrow Agent by delivery prior to the expiration of such period of a Delivery Notice together with such other documents or evidence as to such relevant holder’s identity and/or entitlement to the Redemption Shares that the Escrow Agent may reasonably require, but not thereafter.

Delivery of the Redemption Shares in respect of each NRS II shall be made at the risk of the relevant holder in such commercially reasonable manner as the Issuer shall in its sole discretion determine and notify to the person designated by the holder in the relevant Delivery Notice as soon as reasonably practicable after receipt of the Delivery Notice.

(c)            Adjustment of Redemption Ratio

Upon the occurrence of any of the events referred to in paragraphs (i) to (v) of this Condition 5(c) that GET SA may carry out after the issue of the NRS II, the rights of the holders will be maintained by means of an adjustment to the Redemption Ratio in accordance with the provisions of this Condition 5(c).

This adjustment will be made so as to equalise in accordance with this Condition the value of the Redemption Shares which would have been obtained by a holder who had received Redemption Shares arising immediately prior to the occurrence of one of the events (i) to (v) referred to below and the value of the Redemption Shares which would have been obtained by a holder who had received Redemption Shares arising immediately after the occurrence of such transaction.

In the event of adjustments carried out in accordance with paragraphs (i) to (vi) below, the new Redemption Ratio will be rounded to the nearest hundredth (0.005 being rounded to the nearest following hundredth, i.e. 0.01). Any subsequent adjustment will be carried out on the basis of such newly calculated and rounded Redemption Ratio. For the avoidance of doubt, no adjustments shall be made to the NRS II following issue of the other NRS or the issuance of the Warrants or the Class B Share (as such terms are defined in the Plan).

(i)                                     In the event of issues of GET SA Class A Shares by GET SA carrying preferential subscription rights, the new Redemption Ratio will be determined by multiplying the Redemption Ratio in effect prior to the relevant transaction by the following formula:

GET SA Class A Share price ex-subscription right + Price of the subscription right
GET SA Class A Share price ex-subscription right

For the purpose of calculating this formula, the GET SA Class A Share price ex-subscription right and the price of the subscription right will be determined on the basis of the Volume Weighted Average Opening Share Price during the subscription period in respect of such rights.

(ii)                                  In the event of distribution of free GET SA Class A Shares by GET SA or in the event of division or consolidation of GET SA Class A Shares, the new Redemption Ratio will be determined by multiplying the Redemption Ratio in effect prior to the distribution of free shares or the division or consolidation of GET SA Class A Shares by the following formula:

Number of GET SA Class A Shares in issue after the transaction
Number of GET SA Class A Shares in issue prior to the transaction

(iii)                               In the event of distribution by GET SA of reserves or premiums in cash or in kind, the new Redemption Ratio will be determined by multiplying the Redemption Ratio in effect prior to the distribution by the following formula:

GET SA Class A Share price before the distribution
Class A Share price before the distribution - Cash distributed per GET SA Class A Share or cash amount of the securities or assets allocated per share

For the purpose of calculating this formula:

•                  the GET SA Class A Share price before distribution will be calculated on the basis of the Volume Weighted Average Share Price over the last three Stock Exchange Trading Days preceding the date of distribution;

•                  the value of the securities will, if the securities are traded on a Regulated Market, be calculated on the basis of the Volume Weighted Average Securities Prices over the last three stock exchange trading days preceding the date of distribution. If the securities are not traded on a Regulated Market before the distribution, such value will be determined by an independent Financial Adviser.

(iv)                               In the event of a change by GET SA of the allocation of its profits (including by the issue of preferred shares), the new Redemption Ratio will be determined by multiplying the Redemption Ratio in effect prior to the change by the following formula:

GET SA Class A Share price before the change of allocation of profits
GET SA Class A Share price before the change of allocation of profits - Reduction in right to share in profit per GET SA Class A Share

For the purpose of calculating this formula, the GET SA Class A Share price before the change of allocation of profits will be determined on the basis of the Volume Weighted Average Share Price quoted during the last three Stock Exchange Trading Days preceding the date of the change and the amount of the reduction of the right to profits in relation to each share will be determined by an Independent Financial Adviser.

(v)                                  In the event of redemption by GET SA of its Class A share capital, the new Redemption Ratio will be determined by multiplying the Redemption Ratio in effect prior to the redemption by the following formula:

GET SA Class A Share price before redemption
GET SA Class A Share price before redemption - Amount of the capital redemption per GET SA Class A Share

For the purpose of calculating this formula, the GET SA Class A Share price before redemption will be determined on the basis of the Volume Weighted Average Share Price quoted during the last three Stock Exchange Trading Days preceding the date of redemption.

(d)           Increase or decrease of the nominal value of GET SA Class A Shares

In the event of increase of the nominal value of GET SA Class A Shares, notably in case of a consolidation of GET SA Class A Shares regrouping, the nominal amount of the GET SA Class A Shares attributed to the holders upon exercise of their right to receive Redemption Shares pursuant to these Conditions will be increased accordingly.

(e)            Decision of an Independent Financial Adviser

If any doubt shall arise as to the appropriate adjustment to the Redemption Price, and following consultation between the Issuer and an Independent Financial Adviser, a written opinion of such Independent Financial Adviser in respect of such adjustment to the Redemption Price shall be conclusive and binding on all concerned, save in the case of manifest or proven error.

(f)            Employees’ share schemes

No adjustment will be made to the Redemption Ratio where GET SA Class A Shares or other securities (including rights, warrants and options) are issued, offered, exercised, allotted, appropriated, modified or granted to, or for the benefit of, employees or former employees (including directors holding or formerly holding executive office or the personal service company of any such person) or their spouses or relatives, in each case, of any member of the Group or to be held for the benefit of any such person, in any such case pursuant to any employees’ share scheme or long-term incentive scheme.

(g)           GET SA Class A Shares

GET SA Ordinary Shares to be issued upon redemption in shares of the NRS issued by the Issuer are GET SA Ordinary Shares all of the same class. Once issued, these new GET SA Ordinary Shares will be put into the same category as existing GET SA Ordinary Shares, subject to their date of issue. GET SA Ordinary Shares will enter in use since the first day of the financial year during which they have been issued and will then give right to any distribution decided in relation to the present or the preceding financial years. Consequently, they will entirely be put into the same category as existing GET SA Ordinary Shares as of the date of payment of dividends relating to the preceding financial year, or in case no dividend were paid, after the general meeting of shareholders called to approve the accounts for this financial year.

(6)           Optional Redemption and Purchase

(a)           Redemption at the option of NRS II Holders

In the event that ENHC plc, in its sole and absolute discretion, determines that any of the following events has occurred (each a Relevant Event):

(i)                                     the Board, the Président Directeur Général, the shareholders of GET SA or the legal representative of any member of the Group takes a decision listed in Article 37 of the by-laws of GET SA requiring a compulsory qualified majority in breach of any of the decision rights referred to in such article; or

(ii)                                  subject to applicable legal deadlines, the failure to elect on two occasions a director of GET SA proposed for appointment by the holder of the Class B Share, or the removal of a director of GET SA proposed for appointment by the holder of the Class B Share without having such director of GET SA being replaced by a new person proposed for appointment by the holder of the Class B Share, then, subject to two Directors of ENHC plc certifying to the Issuer that a Relevant Event has occurred, (x) the Issuer shall as soon as practicable notify the NRS II Holders of ENHC plc’s determination that a Relevant Event has occurred in accordance with Condition 13, and (y) ENHC plc shall require the Issuer to redeem all outstanding NRS II on the Relevant Event Put Date by the issue or delivery to the holders of that number of Redemption Shares as are calculated by applying the then current Redemption Ratio to each such NRS II.

In addition, in the case where a public offer for GET SA is launched and approved by the Autorité des marchés financiers and/or the Takeover Panel, as appropriate, or a sale of all or substantially all of the business of the Group is made each NRS II Holder shall require the redemption in shares of its NRS II during a period of 15 calendar days from the date such public offer is launched or such sale is publicly announced by GET SA, as the case may be, by applying the then current Redemption Ratio on the date of such launch or of such announcement, as the case may be.

For the purposes of this Condition 6(a), defined terms herein shall have the meanings set out in the Plan.

(b)           Redemption at the option of the Issuer

The Issuer may, upon giving not less than 15 nor more than 30 days’ notice to the holders of the NRS II in accordance with Condition 13 and not less than 15 days before the giving of the notice to holders of the NRS II referred to above, notice to the Principal Paying Agent (which notices shall be irrevocable and shall specify the date fixed for redemption), redeem the NRS II in whole or in part (subject, in the case of partial redemption, to the nominal amount being redeemed at any one time being not less than £5,000,000 or an integral multiple of £5,000,000 (in the case of a partial redemption of the £ NRS II) or the nominal minimum amount of 7.33 million euros or a multiple of 7.33 million euros (in the case of a partial redemption of € NRS II) on any day falling in the first full week of each of the 4 calendar quarters) at (i) a redemption price per NRS II of 140 per cent. of the principal amount per NRS II plus (ii) accrued interest to, but excluding, the date of redemption. In addition, all or part of the Deferred Interest outstanding on the NRS on the date of redemption in cash of all or part of the NRS II shall be paid on such date to the NRS Holders.

In the case of a partial redemption of NRS II in definitive form, the NRS II to be redeemed (the ”Redeemed NRS II”) will be selected individually by lot not more than 30 days prior to the date fixed for redemption and a list of the serial numbers of such Redeemed NRS II will be published in accordance with Condition 13 not less than 15 days prior to the date fixed for redemption. In the case of a partial redemption of NRS II represented by a Global NRS II, such NRS II will be redeemed in accordance with the rules of Euroclear France S.A.

(c)            Purchase

Subject to the requirements (if any) of Euronext or any other stock exchange on which the NRS II may be listed at the relevant time, the Issuer or any member of the Group may at any time purchase NRS II in the open market or otherwise at any price. Such NRS II shall be cancelled and may not be reissued.

(d)           Redemption in cash on a winding-up

In the event of the winding-up or liquidation of the Issuer or of GET SA (other than for the purposes in each case of a court approved reconstruction), the Issuer will (i) redeem each NRS II at its principal amount, plus interest accrued at the redemption date and (ii) pay any outstanding Deferred Interest, in each case in cash only.

(e)            Cancellation

All NRS II which are redeemed in accordance with these Conditions will be cancelled and may not be reissued or resold.

(7)           Payments

(a)           Method of payment

Payment of principal in respect of definitive NRS II shall be made against presentation and surrender of the relevant certificates at the specified office of any Paying Agent and payments of interest on definitive NRS II shall be paid to the person shown on the register at the close of business on the fifteenth day before the due date for payment thereof in each case by sterling cheque drawn on, or by transfer to a sterling account maintained by the payee with, a bank in London, in the case of a NRS II forming part of a Sterling Tranche, or by euro cheque drawn on, or by transfer to an euro account maintained by a payee with a bank in a city whose banks have access to the TARGET System, in the case of a NRS II forming part of an Euro Tranche.

Payments of all other amounts will be made as provided in these Conditions.

(b)           Payments subject to fiscal laws

All payments are subject in all cases to any fiscal or other laws and regulations applicable thereto in the place of payment. No commissions or expenses shall be charged to the NRS II Holders in respect of such payments.

(c)            Non-business days

Each NRS II may only be presented for payment or redemption on a day which is a business day in the place of presentation and a business day in London, in the case of a NRS II forming part of a Sterling Tranche, or a day on which the TARGET System is operating, in the case of a NRS II forming part of an Euro Tranche. No further interest or other payment will be made as a consequence of the day on which the NRS II may be presented for payment under this Condition 7 falling after the due date.

(d)           Paying Agents

The initial Paying Agents and their initial specified offices are listed in the Agency Agreement. The Issuer reserves the right under the Agency Agreement at any time to vary or terminate the appointment of any Paying Agent and appoint additional or other Paying Agents, provided that it will (i) maintain a Fiscal Agent and a Principal Paying Agent, (ii) maintain Paying Agents having specified offices in at least two major European cities including, so long as the NRS II are admitted to the rules of Euronext and the rules of Euronext so require, a Paying Agent having a specified office in Paris and (iii) if European Council Directive 2003/48 EC or any other Directive implementing the conclusions of the ECOFIN Council Meeting of 26-27 November 2000 is brought into force, maintain a Paying Agent in an EU Member State that will not be obliged to withhold or deduct tax pursuant to the EU Savings Tax Directive. Notice of any change in the Paying Agents or their specified offices will promptly be given to the NRS II Holders in accordance with Condition 13. Notice of any change in the Paying Agents or their specified offices will promptly be given to the NRS II Holders.

(e)            Fractions

When making payments to NRS II Holders, if the relevant payment is not of an amount which is a whole multiple of the smallest unit of the relevant currency in which such payment is to be made, such payment will be rounded down to the nearest unit.

(8)           Taxation

All payments of principal and interest in respect of the NRS II will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any jurisdiction or any political subdivision thereof or any authority thereof or therein having power to tax unless such withholding or deduction is required by law. In that event the relevant payment will be made subject to such withholding or deduction. The Issuer will not be required to pay any additional or further amounts in respect of such withholding or deduction.

(9)           Maintenance of Holders’ Rights

(a)           Rights of the Issuer

GET SA expressly reserves the right to change its legal form or to modify its objects without the prior consent of the Holders of NRS.

GET SA may decide to redeem its share capital, change the allocation of its profits or issue preferred shares provided that the Issuer takes the necessary steps to maintain the holders’ rights pursuant to Condition 5 as long as there are any NRS II outstanding.

(b)           Capital reduction resulting from losses

In the event of a reduction of share capital of GET SA resulting from losses, whether by way of reduction of the nominal value or the number of shares comprising the share capital, the rights of holders will be reduced accordingly, as if the holders’ right to receive Redemption Shares was exercised on the date of completion of the reduction of share capital.

(10)         Prescription

Claims in respect of principal or any other amount payable upon presentation of the NRS II shall become void unless presentation for payment is made as required by Condition 7 within a period of 10 years in the case of principal and five years in the case of interest from the appropriate Relevant Date.

(11)         Replacement of definitive NRS II

If any definitive NRS II is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the specified office of the Paying Agent in London for the time being subject to all applicable laws and stock exchange requirements, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence and indemnity as the Issuer may require. Mutilated or defaced definitive NRS II must be surrendered before replacements will be issued.

(12)         Meetings of NRS II Holders, Modification and Waiver

The Agency Agreement contains provisions for convening meetings of NRS II Holders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution of a modification of any of these Conditions. Such a meeting may be convened by the Issuer and shall be convened by the Issuer if required in writing by NRS II Holders holding not less than 10% in principal amount of the NRS II for the time being outstanding. The quorum for any meeting convened to consider an Extraordinary Resolution will be one or more persons holding or representing a clear majority in principal amount of the NRS II for the time being outstanding, or at any adjourned meeting one or more persons being or representing NRS II Holders whatever the principal amount of the NRS II so held or represented, unless the business of such meeting includes consideration of proposals, inter alia, (i) to modify the Redemption Date of the NRS II or the dates on which interest is payable in respect of the NRS II, (ii) to reduce or cancel the principal amount, or interest on, the NRS II, (iii) to reduce the Redemption Ratio other than in accordance with these Conditions, (iv) to change the currency of any payment in respect of the NRS II, (v) to modify or vary the Redemption Rights in respect of the NRS II, or (vi) to modify the provisions concerning the quorum required at any meeting of NRS II Holders or the majority required to pass an Extraordinary Resolution, in which case the necessary quorum will be one or more persons holding or representing not less than a clear majority, or at any adjourned meeting not less than 25%, in principal amount of the NRS II for the time being outstanding. Any Extraordinary Resolution duly passed shall be binding on NRS II Holders (whether or not they were present at the meeting at which such resolution was passed).

(13)         Notices

All notices regarding the NRS II will be valid if published in one leading daily newspaper in the Republic of France (which is expected to be “La Tribune”) and in the United Kingdom (which is expected to be the Financial Times) or, if this is not possible, in one other leading English language daily newspaper with general circulation in Europe. The Issuer shall also ensure that all notices are duly published in a manner which complies with the rules and regulations of any stock exchange or other relevant authority on which the NRS II are for the time being listed. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication or, if required to be published in more than one newspaper, on the date of the first such publication in all the required newspapers.

(14)         Contracts (Rights of Third Parties) Act 1999

No person shall have any right to enforce any term or condition of the NRS II under the Contracts (Rights of Third Parties) Act 1999.

(15)         Governing Law

The Agency Agreement and the NRS II and the Coupons are governed by, and shall be construed in accordance with, English law.

Summary of Provisions Relating to NRS in Global Form

(a)           Payments

Principal and interest shall be paid to the holder against presentation and (if no further payment falls to be made on it) surrender of the Global NRS to or to the order of the Principal Paying Agent.

The notices required to be given to holders may be given by their being delivered to Euroclear France S.A. or such other clearing system, rather than by publication as required by the Conditions, except that, so long as the NRS are listed on Euronext and the rules of that Exchange so require, notices shall also be published in one leading French daily newspaper.

(b)           Meetings

The holder of the Global NRS shall be treated as two persons for the purposes of any quorum requirements of a meeting of holders and, at any such meeting, as having one vote in respect of each NRS for which the Global NRS may be exchanged.

(c)            Purchase and Cancellation

Cancellation of any NRS represented by the Global NRS which is required by the Conditions to be cancelled will be effected by reduction in the principal amount of the Global NRS on its presentation to or to the order of the Principal Paying Agent.

(d)           Redemption

The redemption rights attaching to the NRS may be exercised by the holder of the Global NRS presenting it to or to the order of the Principal Paying Agent for notation of exercise of the redemption, together with one or more Delivery Notices duly completed by or on behalf of the beneficial owner of the NRS being exchanged.

With effect from the due date for redemption, Euroclear France shall debit each holder’s account or accounts with the aggregate principal amount of the exchanged NRS. At any time when the NRS are represented by the Global NRS it shall not be necessary for the Global NRS to be deposited with the Paying Agent to whom the relevant Delivery Notice is delivered in connection with the exercise of any redemption by way of Redemption Shares.

2.4.6        Authorisations and decisions relating to the issue of NRS

a)             Authorisations granted by the extraordinary general meeting of shareholders of EGP

A meeting of the shareholders of EGP has been convened for 26 April 2007 to consider and if thought fit resolve that:

1°                                     subject to the condition precedent (the Condition Precedent) of the board of directors of Groupe Eurotunnel SA (GET SA) receiving a copy of the report of Maître Valérie Leloup-Thomas and Maître Laurent Le Guernevé, Commissioners for the Execution of the Plan to the President of the Commercial Court of Paris confirming that they have received confirmation that all of the aspects of the Eurotunnel reorganisation necessary to implement the transactions required to take place on the settlement date of the Offer in accordance with the provisions of the Safeguard Plan (including the draw down of cash and the decisions authorising the issue of securities on the settlement date of the Offer) have been completed,

2°                                     the terms of the NRS I and NRS II (the NRS) set out respectively in the Terms and Conditions of the NRS I and the Terms and Conditions of the NRS II and set out in the Securities Note, are approved in particular Chapter II thereof and resolves that the terms of the issue of class A ordinary shares of GET SA on redemption of the NRS will be subject to applicable law and the provisions referred to above that relate to them;

3°                                     the terms of the NRS Relationship Agreement dated 20 March 2007 relating to the issue of the NRS I and the NRS II entered into between the Company and GET SA and the terms of the Cash Option Provider Agreement relating to the monetarisation of the NRS entered into between EGP, GET SA, ESA, EPLC, Goldman Sachs International and Deutsche Bank Luxembourg S.A., dated 30 January 2007, are approved, to the extent necessary;

4°                                     the proposed issue by the Company of notes redeemable into shares of GET SA (NRS) to be admitted to trading on Eurolist by Euronext™ and admitted to the Official List of the United Kingdom Listing Authority and to trading on the London Stock Exchange, is approved, and the board of directors of the Company (or duly authorised committee thereof) are authorised to do or procure to be done all such acts and things on behalf of the Company as they consider necessary or expedient for the purpose of giving effect to such issue of NRS and this resolution and to carry the same into effect with such modifications, variations, revisions, waivers or amendments as the board of directors of the Company (or any duly authorised committee thereof) may in their absolute discretion think fit;

5°                                     the issue of the NRS by the Company, in accordance with the Terms and Conditions of the NRS I and the Terms and Conditions of the NRS II and the terms of the NRS Relationship Agreement and the terms of the Cash Option Provider Agreement is approved in favour of:

•                  the holders of bonds issued by France Manche SA and Eurotunnel Finance Ltd on 15 May 2006 in accordance with the provisions of a Resettable Bond Constituting Trust Deed of the same date (the Resettable Bonds);

•                  the holders of notes issued by France Manche SA and Eurotunnel Finance Ltd on 7 April 1998 in accordance with the provisions of a Participating Loan Note Constituting Trust Deed of the same date (the Participating Loan Notes);

•                  the holders of notes issued by France Manche SA and Eurotunnel Finance Ltd in July 2002, December 2003, January 2004 and May 2006 in accordance with the provisions of a Stabilisation Note Constituting Trust Deed dated 7 April 1998 (the Stabilisation Notes); in consideration of the transfer of such notes by the holders of the Resettable Bonds, the Participating Loan Notes and the Stabilisation Notes, in accordance with the provisions of the Safeguard Plan;

•                  the holders of Tier 3 Debt of the Eurotunnel group in consideration of the transfer by the holders of such debts in accordance with the terms of the Safeguard Plan;

•                  the holders of Resettable Bonds, the Participating Loan Notes and the Stabilisation Notes having exercised subscription rights in accordance with the monetarisation provisions contained in the Safeguard Plan;

•                  the holders of units each comprising one Eurotunnel SA share and one Eurotunnel Plc share (the Units) having tendered such units to the exchange offer launched by the Company for the Units and having subscribed for NRS in the limits and in accordance with the terms of the Safeguard Plan;

6°                                     it is acknowledged that pursuant to article L. 225-132 of the French Commercial Code, the issue of the NRS implies the waiver by shareholders of GET SA in favour of the holders of NRS, of the preferential subscription rights to class A ordinary shares in GET SA to be issued upon redemption of the NRS;

7°                                     the board of directors of the Company (or any duly authorised committee thereof) is authorised, with the power to sub-delegate this authorisation in accordance with applicable law and within the limits it will have previously determined, to the chief executive officer or, with his agreement, to one or more deputy chief executive officers, for the purpose of:

•                  confirming the satisfaction of the Condition Precedent referred to in paragraph 1 of this resolution;

•                  as appropriate, taking all measures necessary to preserve the rights of holders of the NRS in accordance with applicable laws and the terms of the NRS set out in the Terms and Conditions of the NRS I, the Terms and Conditions of the NRS II and set out in the Securities Notes.

b)             Authorisations granted by the extraordinary general meeting of shareholders of GET SA

The extraordinary general meeting of the shareholders of GET SA, to be held on 26 April 2007, will consider the following tenth resolution:

“1°                               to approve the terms of the NRS I and NRS II (the NRS) set out respectively in the Terms and Conditions of the NRS I and the Terms and Conditions of the NRS II and set out in the Securities Note, in particular Chapter II thereof and resolves that the terms of the issue of class A ordinary shares of the Company on redemption of the NRS will be subject to applicable law and the provisions referred to above that relate to them; and

2°                                     to approve to the extent necessary the terms of the NRS Relationship Agreement dated 20 March 2007 relating to the issue of the NRS I and the NRS II entered into between the Company and EGP, and the terms of the Cash Option Provider Agreement relating to the monetarisation of the NRS entered into between EGP, GET SA, ESA, EPLC, Goldman Sachs International and Deutsche Bank Luxembourg S.A., dated 30 January 2007;

3°                                     to approve the issue of the NRS by EGP in accordance with the terms of the EGP Resolutions, the Terms and Conditions of the NRS I and the Terms and Conditions of the NRS II and the terms of the NRS Relationship Agreement and the terms of the Cash Option Provider Agreement in favour of:

•                  the holders of bonds issued by France-Manche SA and Eurotunnel Finance Ltd on 15 May 2006 in accordance with the provisions of a Resettable Bond Constituting Trust Deed of the same date (the Resettable Bonds);

•                  the holders of notes issued by France Manche SA and Eurotunnel Finance Ltd on 7 April 1998 in accordance with the provisions of a Participating Loan Note Constituting Trust Deed of the same date (the Participating Loan Notes);

•                  the holders of notes issued by France Manche SA and Eurotunnel Finance Ltd in July 2002, December 2003, January 2004 and May 2006 in accordance with the provisions of a Stabilisation Note Constituting Trust Deed dated 7 April 1998 (the Stabilisation Notes);

in consideration of the transfer of such notes by the holders of the Resettable Bonds, the Participating Loan Notes and the Stabilisation Notes, in accordance with the provisions of the Safeguard Plan;

•                  the holders of Tier 3 Debt of the Eurotunnel group in consideration of the transfer by the holders of such debt in accordance with the terms of the Safeguard Plan;

•                  the holders of Resettable Bonds, the Participating Loan Notes and the Stabilisation Notes having exercised subscription rights in accordance with the monetisation provisions of the Safeguard Plan;

•                  the holders of units each comprising one Eurotunnel SA share and one Eurotunnel Plc share (the Units) having tendered such Units to the exchange offer launched by the Company for the Units and having subscribed for NRS in the limits and in accordance with the terms of the Safeguard Plan;

4°                                     to accordingly resolve, subject to the condition precedent of the actual issue of the NRS by EGP, to increase the share capital by a maximum of 170,316,405.84 euros by the issue of a maximum of 17,031,640,584 class A ordinary shares of the Company with a nominal value of 0.01 euro each to be issued on redemption of the NRS, to which will be added, if appropriate, the additional nominal amount of class A ordinary shares to be issued to preserve the rights of the holders of NRS in accordance with the terms of the Terms and Conditions of the NRS I and the Terms and Conditions of the NRS II, provided, to the extent necessary, that such maximum nominal amount shall not be taken into account for the purposes of the overall limit set out in the eighteenth resolution below;

5°                                     to acknowledge that pursuant to article L. 225-132 of the Commercial Code, the issue of the NRS implies the waiver by shareholders in favour of the holders of NRS, of the preferential subscription rights to class A ordinary shares in the Company to be issued upon redemption of the NRS;

6°                                     to authorise the board of directors of the Company, with the power to sub-delegate this authorisation in accordance with applicable law and within the limits it will have previously determined, to the chief executive officer or, with his agreement, to one or more deputy chief executive officers, for the purpose of:

•                  confirming the satisfaction of the Condition Precedent and the condition precedent relating to the actual issue of the NRS by EGP referred to in paragraph 3° of this resolution;

•                  as appropriate, taking all measures necessary to preserve the rights of holders of the NRS in accordance with applicable laws and the terms of the NRS set out in the Securities Notes;

•                  issuing the class A ordinary shares of the Company on redemption of the NRS, recording the resulting share capital increase and making consequential amendments to the by-laws of the Company;

•                  carrying out all formalities required for the new class A ordinary shares of the Company to be issued upon redemption of the NRS to be admitted to trading on Eurolist by Euronext™ and, if appropriate, on any other regulated market; and

•                  more generally, making all observations, communications and formalities as may be necessary for the purposes of carrying out the share capital increase.”

c)             Decisions of the board of directors of EGP

The board of directors of EGP will resolve to issue the NRS authorised by the extraordinary general meeting of EGP on 26 April 2007 prior to the Closing Date (see paragraph 2.4.6 (a) above).

2.4.7        Agreement between EGP and GET SA relating to the issue of the NRS

On 20 March 2007, GET SA and EGP entered into a contract under English law relating to the issue of the NRS (the ”NRS Relationship Agreement”), pursuant to which EGP agreed to issue the NRS, upon request by GET SA, up to a specified amount and upon the terms and conditions described in paragraph 2.4.5 of this Securities Note.

On the Closing Date, EGP will transfer to GET SA part of the receivables held by EGP in respect of ESA and EPLC resulting from the implementation of the Reorganisation for consideration of an amount which will not be paid immediately but which will give rise to a receivable owed by GET SA to EGP. The repayment of this receivable will be subordinated to the prior repayment of all senior debt of GET SA. The receivable will accrue interest at the same rates as the NRS and may be repaid only by the issue by GET SA of GET SA Ordinary Shares to EGP or holders of NRS on behalf of EGP, or in the case of the NRS II, by the payment in cash by GET SA to EGP or to the holders of NRS II on behalf of EGP.

The GET SA Ordinary Shares to be issued on redemption of the NRS in shares will be paid up by means of set-off against the receivable owed to EGP by GET SA created by way of the transfer of the receivables referred to above.

If the amount of the receivables transferred by EGP to GET SA in accordance with the terms of the NRS Relationship Agreement are not sufficient to pay up all of the GET SA Ordinary Shares to be issued upon redemption of the NRS in shares, to make the cash payments upon redemption of the NRS II in cash or to pay Interest or the Deferred Interest, if any, due in respect of the NRS, EGP has undertaken to transfer to GET SA such number of Units of ESA and EPLC issued to EGP as part of the Recapitalisation Transactions of ESA and EPLC as shall be necessary to enable GET SA to carry out these transactions in accordance with the provisions of the Safeguard Plan.

Under the terms of the agreement, GET SA has undertaken not to pay any dividends while any Deferred Interest remains due in respect of the NRS.

2.4.8        Provisional date for the issue of NRS and GET SA Ordinary Shares

The NRS will be issued on the Closing Date.

The GET SA Ordinary Shares issued on redemption of the NRS in shares will be issued on the redemption date of the NRS in GET SA Ordinary Shares.

2.4.9        Restrictions on the free transfer of NRS and GET SA Ordinary Shares

The NRS will be freely transferable from the date of issue, except where otherwise required by applicable laws or regulations.

See paragraph 1.4.8 of this Securities Note for restrictions on the free transfer of GET SA Ordinary Shares.

2.4.10      Tender offer regulations

See paragraph 1.4.9 of this Securities Note for a description of the regulations applicable to a tender offer in France.

2.4.11                  Tender offers made by third parties for EGP during the previous financial year and the current financial year

Since no EGP shares have been listed or traded on a regulated or unregulated financial market prior to the date of this Securities Note, no third party has made an offer for the capital of EGP.

2.4.12      Tax regime applicable to the NRS

THE INFORMATION CONTAINED IN THIS SECURITIES NOTE IS INTENDED ONLY AS A GENERAL GUIDE, BASED ON AN UNDERSTANDING OF CURRENT LAW AND PUBLISHED PRACTICE, TO THE TAX REGIME APPLICABLE TO THE NRS IN FRANCE, BELGIUM, THE UNITED KINGDOM AND THE UNITED STATES AND NOT AS A SUBSTITUTE FOR DETAILED TAX ADVICE. ANY PERSON WHO IS IN ANY DOUBT AS TO HIS TAXATION POSITION, OR WHO IS SUBJECT TO TAX IN ANY JURISDICTION OTHER THAN FRANCE, BELGIUM, THE UNITED KINGDOM OR THE UNITED STATES, SHOULD CONSULT A PROFESSIONAL ADVISER IMMEDIATELY.

The payment of interest on NRS and the repayment of NRS will be subject solely to withholdings or taxes mandatorily imposed on bondholders by law or which may be imposed on bondholders by law in the future.

(1)           Tax regime applicable to NRS holders

a)             Tax regime applicable in France to NRS holders

Non French tax residents must comply with the tax legislation applicable in their own State of residence, subject to the provisions of any tax treaty that may have been entered into between France and that State.

Based on French legislation and regulations currently in force, the tax treatment described below is applicable to individuals and legal entities holding NRS.

•                  French tax residents

•                  Individuals holding NRS as part of their private assets and who are not engaged in stock exchange transactions in conditions similar to those that characterise the activity exercised by a person carrying out such transactions on a professional basis.

•                  Income

Income from NRS received by those individuals is:

(i)                                     either included in their global income subject to income tax at a progressive rate, to which are added:

•                  the general social contribution (CSG) at the rate of 8.2%, 5.8% of which is deductible for income tax purposes in respect of the year of payment of the CSG;

•                  the social levy at the rate of 2% (prélèvement social de 2%), non deductible for income tax purposes;

•                  the surcharge for the repayment of the social security debt (CRDS) at the rate of 0.5%, non deductible for income tax purposes; and

•                  the additional contribution to the social levy at the rate of 0.3% (contribution additionnelle au prélèvement social), non deductible for income tax purposes;

(ii)                                  or, upon election of the beneficiary, subject to a withholding tax paid in full satisfaction of income tax (prélèvement libératoire) at the rate of 16%, to which are added social taxes at the rate of 11% (i.e. a global tax rate of 27%), as follows:

•                  the CSG at the rate of 8.2%, non deductible for income tax purposes;

•                  the social levy at the rate of 2%, non deductible for income tax purposes;

•                  the CRDS at the rate of 0.5%, non deductible for income tax purposes; and

•                  the additional contribution to the social levy of 2% at the rate of 0.3%, non deductible for income tax purposes.

•                  Capital gains or capital losses

Pursuant to Article 150-0 A of the French Tax Code, capital gains arising from the transfer of NRS realised by individuals are subject to income tax, from the first euro, at the proportional rate of 16% if the global amount of transfers of securities or other rights and instruments referred to under Article 150-0 A of the French Tax Code (excluding transfers benefiting from a tax rollover regime or an exemption by virtue of a special tax provision) realised during the calendar year exceeds, per fiscal household (foyer fiscal), a threshold currently set at €20,000.

Under the same condition relating to the global annual amount of transfers, capital gains are subject to social taxes at the rate 11% (i.e. a global tax rate of 27%), as follows:

•                  the CSG at the rate of 8.2%, non deductible for income tax purposes;

•                  the CRDS at the rate of 0.5%, non deductible for income tax purposes;

•                  the social levy at the rate of 2%, non deductible for income tax purposes;

•                  the additional contribution to the social levy of 2% at the rate of 0.3%, non deductible for income tax purposes.

Pursuant to Article 150-0 D 11 of the French Tax Code, capital losses incurred during a given year can only be offset against gains of the same nature realised during the year of transfer or the following ten years, provided that the transfer threshold mentioned above has been exceeded in respect of the year during which the capital loss is realised.

•                  Wealth tax

NRS held by individuals as part of their private assets are included in their estate which may be subject to French wealth tax.

•                  Inheritance and gift duties

NRS acquired by individuals by way of inheritance or gift may be subject to estate or gift tax in France.

•                  Legal entities subject to corporate income tax

•                  Income

Interest paid in connection with the NRS is in principle subject to corporate income tax at the standard rate which is currently set at 33 1/3% plus, as applicable, the social contribution of 3.3% (Article 235 ter ZC of the French Tax Code)

assessed on the amount of corporate income tax due minus an allowance that may not exceed €763,000 per twelve month period.

Subject to the conditions set out under Articles 219 I b and 235 ter ZC of the French Tax Code, certain legal entities may be entitled to a reduced corporate income tax rate of 15% up to a limit of €38,120 and an exemption of the social contribution of 3.3%.

Regarding the NRS II for which EGP has the faculty to opt for a redemption in cash for a Redemption Price equal to 140% of the nominal value of the NRS II, the provisions of article 238 septies E of the French Tax Code will not apply with respect to an uncertain redemption premium which would effectively be paid to NRS II holders only in the case EGP would opt for the redemption in cash of the NRS II. This redemption premium would in such a case be included in the income subject to corporate income tax under the conditions mentioned above for the fiscal year during which the redemption in cash would have taken place.

•                  Capital gains or losses

The transfer of the NRS gives rise to a capital gain or loss the amount of which is equal to the difference between the transfer price and the acquisition price of the NRS. Such amount is, in principle, included in the taxable income subject to corporate income tax at the standard rate which is currently set at 33 1/3% (or, where applicable, the reduced rate of 15% up to a limit of €38,120 in respect of any twelve month period for companies meeting the requirements set out in Article 219 I b of French Tax Code referred to above) plus, where applicable, the social contribution of 3.3% (Article 235 ter ZC of the French Tax Code) that applies to the amount of corporate income tax less an allowance that may not exceed €763,000 per twelve month period.

•                  Non French residents

•                  Income

NRS issues in euros made by French resident entities are deemed made outside of France for the purposes of Article 131 quater of the French Tax.

Consequently, interest on NRS and, if any, the redemption premium attached to the NRS II (should EGP opt for a redemption in cash of the NRS II) paid to persons who have their tax residency within the meaning of article 4 B of the French Tax Code or their registered office outside France are exempted from the withholding tax referred to in Article 125 A III of the French Tax Code.

Pursuant to the provisions of the second indent of article 125 A III of the French Tax Code, NRS issued in pounds sterling are exempted from the withholding tax referred to in Article 125 A III of the French Tax Code to the extent that the beneficial owner of the interest proves to the debtor or the paying agent that he has his tax residency or it has its registered office outside France.

•                  Capital gains or losses

Capital gains realised upon the transfer of their NRS by persons who are not French tax residents within the meaning of Article 4 B of the French Tax Code or whose registered office is located outside France (unless such gains are connected with a permanent establishment or a fixed base subject to tax in France) are not taxable in France (Article 244 bis C of the French Tax Code).

•                  Wealth tax

French wealth tax does not apply to NRS issued by French resident entities and held by individuals who are not French tax residents within the meaning of Article 4 B of the French Tax Code.

•                  Inheritance and gift duties

Subject to more favourable provisions of a tax treaty, NRS issued by French companies acquired through inheritance or gift by individuals who are not French tax residents within the meaning of article 4 B of the French Tax Code may be subject to estate or gift tax in France.

b)             United Kingdom taxation of the holding of NRS

Individuals who are not tax resident in the United Kingdom must comply with the tax legislation applicable in their own country of residence, subject to the application of any treaty between the United Kingdom and that country. With regard to the English legislation and regulations currently in force and published by H.M. Revenue & Customs, the tax regime applicable to Unitholders is as follows.

The following paragraphs summarise certain limited aspects of UK taxation in respect of the NRS. The paragraphs dealing with the treatment of holders of the NRS relate only to the position of individual or corporate holders who are resident (or alternatively, in the case of individuals, ordinarily resident) in the UK for tax purposes and who hold their NRS beneficially as an investment (other than under a personal equity plan or an individual savings account). They do not relate to holders who acquire (or are deemed to acquire) their NRS by virtue of an office or employment. Furthermore they do not relate to persons such as market makers, brokers, dealers, intermediaries and persons connected with depositary arrangements or clearance services, pension funds, insurance companies or collective investment schemes, to whom special rules may apply. In addition the summary below may not apply to a person who holds NRS as part of or pertaining to a fixed base or permanent establishment in France.

•                  Individuals

•                  Income

For a UK resident individual holder of NRS, the gross amount of interest paid on the NRS will generally form part of that holder’s income for the purposes of UK income tax.

It is considered that the interest paid on the NRS has a non-UK source (see further “Withholding” below), and on that basis a UK resident individual who is not ordinarily resident in the UK, or not domiciled in the UK, and who is taxed on the “remittance basis”, would be liable to UK income tax only to the extent that the interest is received or treated as received in the UK.

Any UK resident individual holder of NRS will be required (if he does not beforehand receive notice from H.M. Revenue & Customs (“HMRC”) requiring him to complete a tax return for the relevant year) to give notice to HMRC that he is liable to UK income tax within six months of the end of any tax year in which any interest arises to him in respect of the NRS.

•                  Capital gains and losses

The NRS will not constitute “qualifying corporate bonds” within the meaning of section 117 of the Taxation of Chargeable Gains Act 1992 because (a) the NRS carry the right on redemption to GET SA Ordinary Shares, and (b) the NRS are considered not to be “deeply discounted securities” (within section 117(2A) of that Act). Therefore a disposal of a NRS by an individual holder who is (at any time in the relevant UK tax year) resident or ordinarily resident in the UK (and whether domiciled in the UK or not) may give rise to a chargeable gain or an allowable loss for the purposes of capital gains tax. In order to compute the gain or loss for UK taxation of chargeable gains purposes, any euro acquisition cost or disposal consideration in respect of NRS must be translated into sterling at the rate of exchange applicable as at the time of acquisition or disposal respectively. Furthermore on a transfer of NRS the accrued income scheme may in certain circumstances apply to deem the transferor to receive an amount of income equal to the accrued interest element as determined on a just and reasonable basis (with a corresponding reduction in the consideration treated as received for capital gains tax purposes).

•                  Inheritance tax

Liability to UK inheritance tax may arise in respect of the NRS on the death of, or on a gift of the NRS by, an individual holder of such NRS who is domiciled, or deemed to be domiciled, in the UK.

It is considered that the NRS are not assets situated in the UK for the purposes of UK inheritance tax. On that basis, neither the death of a holder of such NRS nor a gift of such NRS by a holder would give rise to a liability to UK inheritance tax if the holder was neither domiciled nor deemed to be domiciled in the UK.

For inheritance tax purposes, a transfer of assets at less than full market value may be treated as a gift and particular rules apply to gifts where the donor reserves or retains some benefit. Special rules also apply to close companies and to trustees of settlements, bringing them within the charge to inheritance tax. Holders should consult an appropriate tax adviser if they make a gift or transfer at less than full market value or if they intend to hold any NRS through trust arrangements.

•                  Companies within the charge to corporation tax

In general NRS holders that are within the charge to UK corporation tax will be treated for tax purposes as realising profits, gains or losses (including exchange gains and losses) in respect of the NRS under the loan relationships rules, on a basis which is broadly in accordance with their statutory accounting treatment (assuming that treatment to be in accordance with generally accepted accounting practice, as that term is defined for tax purposes). Such profits, gains and losses (or where the NRS holder’s functional currency is not sterling, then the sterling equivalent of such profits, gains and losses as computed in the NRS holder’s functional currency) will be taken into account in computing taxable income for corporation tax purposes.

•                  Withholding

UK withholding tax, currently at 20 per cent., is imposed in respect of certain interest payments that have a UK source. On the basis of factors including the fact that Eurotunnel Group UK plc is resident for tax purposes in France, it is considered that interest paid on the NRS will not be regarded as having a UK source.

In any event, the NRS will constitute “quoted Eurobonds” within the meaning of section 349 TA 1988 as long as they are and continue to be listed on a “recognised stock exchange”. Eurolist by Euronext™ Paris, is a recognised stock exchange, and so this condition will be satisfied if the NRS are admitted to listing by the competent authority and to trading on Eurolist by Euronext™ Paris. Accordingly, payments of interest on the NRS may be made without withholding on account of UK income tax provided the NRS remain so listed at the time of payment.

Eurotunnel Group UK plc will not gross up payments of interest on the NRS to compensate for any tax that it may be required to withhold or deduct at source.

•                  Reporting

Any UK paying agent or other person through whom interest is paid to, or by whom interest is received on behalf of, an individual (whether resident in the UK or elsewhere) may be required to provide information in relation to the payment and the individual concerned to HMRC. HMRC may communicate information to the tax authorities of other jurisdictions.

Under Council Directive 2003/48/EC on the taxation of savings income Member States are required from 1 July 2005 to provide to the tax authorities of another Member State details of payments of interest and other similar income paid by a person within its jurisdiction to or for an individual in that other Member State. (“Similar income” for this purpose includes payments on redemption of NRS representing any discount on the issue of the NRS or any premium payable on redemption.) However, for a transitional period Austria, Belgium and Luxembourg are instead required (unless during such period they elect otherwise) to operate a withholding tax in relation to such payments. The transitional period will end after agreement on exchange of information is reached between the European Union and certain non-European Union states. No withholding will be required where the NRS holder authorises the person making the payment to report the payment or presents a certificate from the relevant tax authority establishing exemption from withholding.

•                  Stamp duty and stamp duty reserve tax (“SDRT”)

No liability to UK stamp duty or SDRT will arise on the issue of the NRS other than if the NRS are issued to certain clearance services providers or to a depositary receipts issuer. EGP or another member of the Eurotunnel Group will be responsible for any UK stamp duty or SDRT arising on the issue of the NRS (other than where such stamp duty or SDRT arises by reason of the status of the relevant Noteholder, holder of Tier 3 Debt or Unitholder who tenders his Units to the Offer and subscribes for NRS). No liability to UK stamp duty will arise on a transfer of the NRS by delivery. Provided that the NRS are listed on a recognised stock exchange (as to which see under “Withholding” above), no liability to UK SDRT will arise in respect of any agreement to transfer the NRS, other than (i) an agreement made in contemplation of, or as part of an arrangement for, a takeover of GET SA or EGP, or (ii) an agreement to transfer NRS to certain clearance services providers or to a depositary receipts issuer.

c)             United States federal taxation of the holding of NRS

The following paragraphs summarize certain US federal income, estate and gift tax considerations under present law related to holding the NRS. The statements in these paragraphs are made to support marketing of the NRS. No taxpayer can rely on them to avoid US federal tax penalties.

The following summary addresses only persons that hold the securities as capital assets and use the US dollar as their functional currency. The discussion does not consider the circumstances of particular holders subject to special tax regimes, such as banks, insurance companies, regulated investment companies, dealers, traders in securities that elect to mark to market, insurance companies, tax-exempt entities or persons holding any of the securities as part of a hedge, straddle, conversion or other integrated financial transaction. The discussion also does not consider consequences for persons that own or will own (directly, indirectly or constructively) 5 percent or more of the GET SA Ordinary Shares (including persons who may acquire 5 percent or more of the GET SA Ordinary Shares upon redemption of the NRS or exercise of the Warrants). The discussion does not address US state or local tax considerations.

GET SA and EGP believe, and this discussion assumes, that neither GET SA nor EGP is or will become a passive foreign investment company (PFIC) or a controlled foreign corporation (CFC) for US federal income tax purposes.

As used here, “holder” means a beneficial owner of the securities in question. A “US Holder” is a holder that for US federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity organized in or under the laws of the United States or its political subdivisions, (iii) a trust subject to the control of a US person and the primary supervision of a US court or (iv) an estate the income of which is subject to US federal income taxation regardless of its source.

The consequences of holding the NRS depend on whether they are debt or equity securities. Although they are debt in form, the NRS are likely to be treated as equity securities for US federal income tax purposes. The NRS are unsecured and fully subordinated to other creditors. Interest is payable only from available cash, and it can be deferred indefinitely. Principal need never be repaid because the notes are mandatorily exchangeable into a number of GET SA Ordinary Shares based on the Redemption Ratio. Although the issuer can redeem the NRS II in cash, the redemption price is 140% of their nominal amount.

•                  Income

If the NRS are treated as equity, a US Holder would not recognize interest on the notes until it has been paid to or set aside for the holder. The interest generally would be dividend income from sources outside the United States. A US Holder also could recognize constructive dividends if, on account of anti-dilution provisions in the Redemption Ratio, the number of GET SA Ordinary Shares into which the NRS can be redeemed increases on account of distributions to GET SA’s shareholders that are treated as taxable dividends under US federal income tax principles. The constructive dividend would be equal to the value of the additional shares into which the NRS would be redeemed. Dividends would not be eligible for the dividends-received deduction generally available to corporations. If EGP qualifies for benefits under the US income tax treaty with France, dividends received by qualified non-corporate US Holders in tax years beginning before 2011 should be taxed at the preferential rates for qualified dividend income.

If interest on the NRS is treated as a dividend, the amount of the dividend would be the value of the foreign currency payable determined at the spot rate on the date the holder recognizes the dividend income. The holder would recognize currency gain or loss on the subsequent disposition of the foreign currency for a different amount. Currency gain or loss generally would be ordinary income from US sources.

If the NRS are treated as debt, a US Holders must accrue original issue discount on a yield to maturity basis. Each note would have original issue discount equal to the difference between its fair market value when issued and the sum of all amounts due under the note. Since the amount due depends on the projected value of the GET SA Ordinary Shares, the holder generally would accrue original issue discount at a rate equivalent to the applicable US federal rate for a debt instrument with comparable duration, increase (or decrease) the amount taken into income each year if net payments actually receivable are more (or less) than the amount accrued and recognize a gain or a loss to the extent overall payments accrued and the value of the GET SA Ordinary Shares when actually received are more (or less) than projected. Gain would be treated as interest income. Original issue discount and gain treated as interest income would arise from sources outside the United States.

If the NRS are debt, a US Holder would determine the amount of original issue discount accrued in foreign currency using the average spot rate for the accrual period or, at its election, the spot rate at the end of the period. The holder would recognize foreign currency gain or loss on the payment date equal to the difference between the amount previously taken into account and the value of the currency received at the spot rate on the settlement date. The holder also would recognize a currency gain or loss on the subsequent disposition of the foreign currency for a different amount. Currency gain or loss generally would be ordinary income from US sources.

A US Holder may not be able to claim a deduction or a foreign tax credit for French withholding tax from which it failed to claim an exemption.

•                  Gains

If the NRS are treated as equity, a US Holder would recognize capital gain or loss on the sale or other disposition of the NRS in an amount equal to the difference between its tax basis in the NRS and the amount realized. The gain or loss generally will arise from US sources. Deductions for capital losses are subject to limitations.

A US Holder that receives foreign currency in exchange for NRS treated as equity will realize an amount equal to the US dollar value of the currency on the date of disposition (or perhaps in the case of cash basis and electing accrual basis taxpayers, the settlement date). Any gain or loss on a subsequent disposition of the currency for a different amount generally will be US source ordinary income or loss.

If the NRS are treated as debt, a US Holder generally would recognize a gain or loss on the sale or other disposition of the NRS in an amount equal to the difference between its tax basis in the NRS and the amount realized. Gain would be treated as interest income. Loss generally would be capital except to the extent the holder had recognized original issue discount in an amount greater than the overall net payments and value actually accrued or received on the notes. Original issue discount and gain treated as interest income would arise from sources outside the United States. Other gain or loss would arise from US sources.

A US Holder that receives foreign currency in exchange for NRS treated as debt will realize an amount equal to the US dollar value of the currency on the date of disposition (or perhaps in the case of cash basis and electing accrual basis taxpayers, the settlement date). The holder’s gain or loss will be foreign currency gain or loss on the principal to the extent the value of the foreign currency attributable to principal at the spot rate on the date taken into account differs from value of the principal amount at the spot rate when the holder acquired the NRS. The holder’s gain or loss will be foreign currency gain or loss on accrued original discount to the extent the value of the foreign currency attributable to the accrued discount at the spot rates on the date taken into account differs from the value of the amounts accrued at the spot rates on the dates when the holder accrued the discount. Any gain or loss on a subsequent disposition of the currency for a different amount also will give rise to foreign currency gain or loss. Currency gain or loss generally will be US source ordinary income or loss.

•                  Estate and gift taxation

NRS generally will be included among the assets on which the estate of a US Holder who is an individual citizen or resident of the United States at the time of death must pay US federal estate tax. Subject to an annual exemption, a US Holder who is an individual citizen or resident of the United States at the time of a gift of the NRS generally will be subject to US federal gift tax on a gift of the NRS. US Holders are urged to consult tax advisors regarding the application of US federal estate and gift taxes.

d)             Belgian tax regime of NRS holders

The following is a summary of our understanding of the Belgian tax regime applicable to persons holding NRS. This analysis takes into account the Belgian tax laws, treaties, and in particular the French-Belgian Tax Agreements and administrative regulations in effect on the date of this prospectus.

For purposes of this analysis, “individual” means any individual subject to Belgian personal income tax (personenbelasting/impôt des personnes physiques), (i.e., an individual having his domicile or seat of wealth in Belgium or assimilated individuals for purposes of Belgian tax law), and “company” means any company subject to Belgian corporate income tax (vennootschapsbelasting/impôt des sociétés) (i.e., a company having its registered seat, principal establishment or effective place of management in Belgium). This analysis does not address the tax regime applicable to NRS held by Belgian tax residents through a fixed basis or permanent establishment situated outside Belgium or by legal entities subject to the Belgian legal entities tax (rechtspersonenbelasting/impôt des personnes morales).

For purposes of this summary, the NRS will be treated as debt titles from a Belgian tax point of view and the income paid under the NRS are consequently qualified as interests.

•                  Belgian individuals

This description however does not address the exceptional case of individuals who would have allocated their NRS to a professional activity.

Income

Paid interests are, as a rule, subject to a withholding tax. The withholding tax is calculated in case of payment through a financial intermediary established in Belgium.

The withholding tax on interests is, in principle, fixed at 15%.

The withholding tax is, in principle, a final tax and the interest needs not be reported in the individual’s personal income tax return.

An individual must report in his personal income tax return the net profit of the interest collected directly abroad without application of the Belgian withholding tax and is, in principle, taxable at a separate rate, in principle fixed at 15%, plus local taxes (which vary, as a rule, from 6% to 9% of the individual’s income tax liability). However, if this tax liability exceeds the tax that would otherwise be due if the interests and other reported income were subject to the ordinary progressive income tax rates (plus local tax), the latter rates will apply instead. In either case, the Belgian withholding tax paid can be credited against the final income tax liability of the investor and may also be refunded to the extent that it exceeds the final income tax liability.

Capital gains and losses

Capital gains realized by Belgian individuals in case of transfer of NRS held as a private investment, are not subject to income tax. Capital losses realized on these NRS are not tax deductible.

A Belgian individual can, however, be subject to a tax at a rate of 33% plus local taxes, if the capital gains arise from transactions beyond the normal course of management of private property. Capital losses arising from such transactions and incurred during the five previous fiscal years are deductible against the taxable income received from similar transactions.

Inheritance and gift tax

NRS which would be transferred by way of inheritance will give rise to the application of inheritance tax in Belgium. NRS which would be transferred by way of gift will give rise, as a rule, to the application of gift tax in Belgium if the gift was executed before a Belgian public notary. The taxable basis will be the monetary value.

•                  Belgian companies

Holders of NRS subject to Belgian corporate income tax will be deemed to realize profits, gains or losses through the NRS in application of the taxation rules of profits, gains or losses on loans, and in accordance with their accounting treatment.

The realized profits, gains and losses will be taken into account to calculate the profit taxable with the corporate income tax of the holder of the NRS.

Capital gains realized in case of transfer of NRS will be subject to taxes and capital losses will be tax deductible.

Income of the NRS will, as a rule, be subject to the corporate income tax at the standard rate of 33.99% as interests. If the case arises, Belgian withholding tax can, as a rule, be credited pro rata the period during which the holder has had the ownership or usufruct of the NRS.

•                  Tax on stock exchange transactions

A tax on stock exchange transactions is, in principle, levied on the purchase, sale, or any other acquisition or transfer of existing NRS for consideration through a professional intermediary in Belgium. The normal rate of this tax is fixed at 0.07% per transaction and per party to this transaction (with a cap of 500 euro per party and per transaction).

Pursuant to the judgment of the European Court of Justice dated 15 July 2004 (Case C-415/02) and the programme-law of 27 December 2004, no tax on stock exchange transactions is due when new NRS are issued.

The following persons are exempt from the tax on stock exchange transactions: (i) professional intermediaries described in Article 2, 9° and 10° of the Belgian law of 2 August 2002, acting for their own account, (ii) insurance companies described in article 2, §1 of the Belgian law of 9 July 1975, acting for their own account, (iii) provident institutions described in article 2, §3, 6° of the Belgian law of 9 July 1975, acting for their own account, (iv) collective investment undertakings described in the Belgian law of 4 December 1990 acting for their own account and (v) non residents of Belgium (provided they have certified their non-Belgian resident status).

(2)           Tax regime upon redemption of the NRS

a)             Tax regime applicable in France upon redemption of the NRS

Non French tax residents must comply with the tax legislation applicable in their own State of residence, subject to the provisions of any tax treaty that may have been entered into between France and that State.

Under French legislation and regulations as currently in force, the tax treatment described below is applicable to individuals and legal entities holding NRS upon redemption of such NRS.

•                  French tax residents

•                  Individuals holding NRS as part of their private assets and who are not engaged in stock exchange transactions in conditions similar to those that characterise the activity exercised by a person carrying out such transactions on a professional basis.

The redemption of NRS into GET SA Ordinary Shares is not considered as a transfer for consideration (cession à titre onéreux).

Capital gains realised upon the redemption of NRS in GET SA Ordinary Shares benefit, within the limit of the conversion/exchange ratio, from the tax rollover regime provided for by Article 150-0 B of the French Tax Code.

Upon the subsequent sale of the shares, the net gain, computed by reference to the acquisition price or value of the NRS (Article 150-0 D 9° of the French Tax Code), is subject to the capital gains tax regime applicable to transfers of securities (see paragraph 1.4.11a).

Where taxable, the capital gains referred to above are taxed at the rate of 27% (i.e. income tax at the rate of 16%, CSG at the rate of 8.2%, CRDS at the rate of 0.5%, social levy at the rate of 2% and additional contribution to the social levy of 2% at the rate of 0.3%).

•                  Legal entities subject to corporate income tax

According to Article 38-7 of the French Tax Code, the gain or loss resulting from the redemption of NRS in GET SA Ordinary Shares made in accordance with applicable laws and regulations is taken into account for the determination of the taxable profits of the fiscal year during which the GET SA Ordinary Shares received further to the conversion or the exchange are sold.

The gain or loss resulting from a subsequent sale of such shares is determined by reference to the value that the NRS redeemed had from a tax point of view for the seller.

Enterprises benefiting from that tax rollover regime must comply with the annual filing obligations set forth in Article 54 septies I and II of the French Tax Code until the expiry of the rollover. A penalty amounting to 5% of the amounts deferred is applicable in the event of non-compliance with such filing obligations.

•                  Non French tax residents

Capital gains realised upon redemption of NRS against GET SA Ordinary Shares by persons who are not French tax residents within the meaning of article 4 B of the French Tax Code or whose registered office is located outside France (unless such gains are connected with a permanent establishment or a fixed base subject to tax in France) are not taxable in France.

b)             United Kingdom taxation upon redemption of the NRS

Individuals who are not tax resident in the United Kingdom must comply with the tax legislation applicable in their own country of residence, subject to the application of any treaty between the United Kingdom and that country. With regard to the English legislation and regulations currently in force and published by H.M. Revenue and Customs, the tax regime applicable to Unitholders is as follows.

The following paragraphs summarise certain limited aspects of the UK taxation consequences for holders of a redemption of the NRS. They relate only to the position of individual or corporate holders who are resident (or alternatively, in the case of individuals, ordinarily resident) in the UK for tax purposes and who hold their NRS beneficially as an investment (other than under a personal equity plan or an individual savings account). They do not relate to holders who acquire (or are deemed to acquire) their NRS by virtue of an office or employment. Furthermore they do not relate to persons such as market makers, brokers, dealers, intermediaries and persons connected with depositary arrangements or clearance services, pension funds, insurance companies or collective investment schemes, to whom special rules may apply. In addition the summary below may not apply to a person who holds NRS as part of or pertaining to a fixed base or permanent establishment in France.

•                  Individuals

Redemption of NRS will rank as a disposal for capital gains tax purposes, whether the redemption is in cash or by issue of GET SA Ordinary Shares: there would be no “roll over” such as is described in paragraph 7.2 of Chapter 7 of the Offer Document. Accordingly on a redemption of NRS held by an individual who is (at any time in the relevant UK tax year) resident or ordinarily resident in the UK (and whether domiciled in the UK or not) the holder would for capital gains tax purposes bring into account consideration equal to the market value of the GET SA Ordinary Shares issued to him or (subject to the following paragraph) the redemption price received.

The gross amount of any interest or deferred interest paid on redemption of the NRS would form part of the holder’s income for UK income tax purposes. Furthermore, in the event of a redemption in cash, the accrued income scheme may in certain cirumstances apply to deem the holder to receive an amount of income equal to any accrued interest element comprised in the redemption price, as determined on a just and reasonable basis (with a corresponding reduction in the consideration treated as received for capital gains tax purposes).

In the event of a redemption in GET SA Ordinary Shares, market value acquisition cost should be obtained in respect of the GET SA Ordinary Shares.

•                  Companies within the charge to corporation tax

In general NRS holders that are within the charge to UK corporation tax will be treated for tax purposes as realising profits, gains or losses (including exchange gains and losses) in respect of the NRS under the loan relationships rules, on a basis which is broadly in accordance with their statutory accounting treatment (assuming that treatment to be in accordance with generally accepted accounting practice, as that term is defined for tax purposes). Such profits, gains and losses (or where the NRS holder’s functional currency is not sterling, then the sterling equivalent of such profits, gains and losses as computed in the NRS holder’s functional currency) will be taken into account in computing taxable income for corporation tax purposes.

On a redemption of the NRS by the issue of GET SA Ordinary Shares, market value acquisition cost should be obtained in respect of the GET SA Ordinary Shares. The strict technical position here is somewhat unclear, but it is considered that in that scenario a corresponding amount should be brought into account in respect of the redemption of the NRS for the purposes of the loan relationships rules (even if the holder’s statutory accounting treatment does not necessarily reflect that).

•                  Stamp duty and stamp duty reserve tax (“SDRT”)

No liability to UK stamp duty or SDRT will arise on the issue to NRS holders of GET SA Ordinary Shares on redemption of the NRS.

c)             United States federal taxation upon redemption of the NRS

The following paragraphs summarize certain US federal income tax considerations under present law related to redemption of the NRS. The statements in these paragraphs are made to support marketing of the NRS. No taxpayer can rely on them to avoid US federal tax penalties.

The following summary addresses only persons that acquire securities in the Offer, hold the securities as capital assets and use the US dollar as their functional currency. The discussion does not consider the circumstances of particular holders subject to special tax regimes, such as banks, insurance companies, regulated investment companies, dealers, traders in securities that elect to mark to market, insurance companies, tax-exempt entities or persons holding any of the securities as part of a hedge, straddle, conversion or other integrated financial transaction. The discussion also does not consider consequences for persons that own or will own (directly, indirectly or constructively) 5 percent or more of the GET SA Ordinary Shares (including persons who may acquire 5 percent or more of the GET SA Ordinary Shares upon redemption of the NRS or exercise of the Warrants). The discussion does not address US state or local tax considerations.

GET SA and EGP believe, and this discussion assumes, that neither GET SA nor EGP is or will become a passive foreign investment company (PFIC) or a controlled foreign corporation (CFC) for US federal income tax purposes.

As used here, “holder” means a beneficial owner of the securities in question. A “US Holder” is a holder that for US federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity organized in or under the laws of the United States or its political subdivisions, (iii) a trust subject to the control of a US person and the primary supervision of a US court or (iv) an estate the income of which is subject to US federal income taxation regardless of its source.

•                  Gains

If the NRS are treated as equity, a US Holder generally would recognize gain or loss upon redemption of the NRS in an amount equal to the difference between its tax basis in the NRS and the fair market value of the GET SA Ordinary Shares received (or in the case of a cash redemption, the spot rate value of the foreign currency received). A US Holder should not recognize gain or loss, however, on the redemption of a class of NRS redeemed in a particular transaction in which GET SA acquires control of EGP solely in exchange for GET SA Ordinary Shares. Any gain or loss generally would be capital gain or loss from US sources.

If the NRS are treated as debt, a US Holder would recognize gain or loss upon redemption. Under the same rules applicable to gain or loss on disposition of the NRS as described at “United States federal taxation of the holding of NRS” above, gain generally would be treated as interest income arising from non-US sources and loss generally would be capital loss arising from US sources. The gain or loss would be treated as ordinary foreign currency gain or loss to the same extent as described at “United States federal taxation of the holding of NRS” above. Foreign currency gain or loss generally would be treated as ordinary income or loss from US sources.

A US Holder that receives GET SA Ordinary Shares in a taxable redemption of the NRS should have a basis in the shares equal to their fair market value on the redemption date. A holder that receives GET SA Ordinary Shares in a non-taxable redemption should have a basis in those shares equal to its basis in the NRS exchanged.

d)             Belgian tax regime of the repayment of NRS

The following is a summary of our understanding of the Belgian tax regime applicable to persons holding NRS. This analysis takes into account the Belgian tax laws, treaties, and in particular the French-Belgian Tax Agreements and administrative regulations in effect on the date of this prospectus.

For purposes of this analysis, “individual” means any individual subject to Belgian personal income tax (personenbelasting/impôt des personnes physiques), (i.e., an individual having his domicile or seat of wealth in Belgium or assimilated individuals for purposes of Belgian tax law), and “company” means any company subject to Belgian corporate income tax (vennootschapsbelasting/impôt des sociétés) (i.e., a company having its registered seat, principal establishment or effective place of management in Belgium). This analysis does not address the tax regime applicable to NRS held by Belgian tax residents through a fixed basis or permanent establishment situated outside Belgium or by legal entities subject to the Belgian legal entities tax (rechtspersonenbelasting/impôt des personnes morales).

•                  Belgian individuals

This description however does not address the exceptional case of individuals who would have allocated their NRS to a professional activity.

The repayment of NRS in GET SA Ordinary Shares or in cash (to the extent EGP would decide to repay the NRS II in cash) will be treated for tax purposes as a realization.

Capital gains realized by Belgian individuals in case of repayment of NRS (held as a private investment) in GET SA Ordinary Shares, are not subject to income tax. Realized capital losses are not tax deductible.

A Belgian individual can, however, be subject to a tax at a rate of 33% plus local taxes, if the capital gains arise from transactions beyond the normal course of management of private property. Capital losses arising from such transactions and incurred during the five previous fiscal years are deductible against the taxable income received from similar transactions.

•                  Belgian companies

GET SA Ordinary Shares received at the repayment of NRS will be booked into the assets of the holder of the NRS against their market value at the moment of the repayment of the NRS. The gain or loss which would result thereof for the holder of the NRS will be taken into account to calculate his profit taxable with the Belgian corporate income tax. Capital gains realized in case of repayment of NRS will be subject to taxes and capital losses will be tax deductible.

2.5       Conditions of the offer

2.5.1        Terms and conditions of the offer

a)             Conditions of the offer

The issue of the NRS is conditional upon the success of the Offer (see paragraph 2.3 of the Offer Document).

b)             Amount of the issue

The nominal amount of the NRS issued by EGP will be £571,042,351 and 1,032,248,900 euros.

The maximum nominal amount of the share capital increase of GET SA as a result of the redemption in shares of the NRS will be 170,316,405.84 euros.

The actual nominal amount of the share capital increase by GET SA as a result of the redemption in shares of the NRS will depend on the number of NRS redeemed in cash or repurchased.

c)             Terms and conditions of redemption of the NRS

Condition 5 of the terms and conditions of the NRS sets out the terms on which the NRS may be redeemed (see paragraph 2.4.5 of this Securities Note).

d)             Provisional timetable

See paragraph 2.4 of the Offer Document for a timetable indicating the various transactions to be carried out for the purposes of the implemention of the Safeguard Plan.

e)             Revocation of the right of redemption of NRS in GET SA Ordinary Shares

Not applicable.

f)             Subscription by Unitholders tendering their Units to the Offer

Unitholders who tender their Units to the Offer will be granted the right to subscribe, in cash at the Subscription Price (as defined below), a number of NRS IT3 and NRS II available following the exercise of the Tier 3 Cash Option for a total maximum nominal amount of £31.8 million and 41.4 million euros (the ”Secondary Priority Allocation”).

NRS subscribed for the purpose of the Secondary Priority Allocation will, as far as possible, be offered in the same proportions of NRS I and NRS II (being 21.6% in NRS I, and each tranche of the NRS I and 78.4% in NRS II) and in the same currency (being around 52.9% in pounds sterling and around 47.1% in euros) as the NRS in respect of which the Tier 3 Cash Option has been exercised.

                The Subscription Price will be the same as the subscription price for the NRS subscribed by the holders of Tier 3 Debt and Notes as part of the monetisation transactions described in paragraph 5.3.5 of the Registration Document, being equal to 98.5% of the nominal amount of each NRS subscribed, increased by an amount of interest, in pounds sterling or in euros as the case may be, which would have been paid on the NRS pro rata temporis by application of the applicable interest rate for the period from 1 January 2007 to the date of issue of the NRS, it being noted that the calculation of the interest will be made pursuant to the provisions of condition 4(a) of the NRS terms and conditions as set out above and that the effective funds transfers will be made by converting the Subscription Price of each NRS in the currency of the subscription request, the spot rate of exchange used being that published by the European Central Bank on its website at 14:30 (Paris time) four business days before the Closing Date.

If a Unitholder withdraws its acceptance of the Offer in accordance with applicable regulations as set out in the Offer Document, this will prevent the holder from exercising the TU Subscription Right as part of the Secondary Priority Allocation.

As an illustration, regarding the TU Subscription Right, it is necessary to hold and tender to the Offer more than 260,000 Units in the case of a success rate of the Offer of 60% for the corresponding TU Subscription Right to be equal or superior to 15,000 euros. In the case of a success rate of the Offer of 100%, such number of Units would be more than 434,000.

The allocation of NRS under the TU Subscription Right will be made, subject to the points set out below, in NRS I T3 and in NRS II, in the same proportions as the NRS transferred by those creditors having elected for the Cash Option as part of the implementation thereof (the distribution being approximately as follows: 10.1% in NRS I T3 in euros; 11.4% in NRS I T3 in pounds sterling; 36.9% in NRS II in euros; and 41.5% in NRS II in pounds sterling).

Subscription requests will need to be made upon the tendering of the Units to the Offer, and only during the initial period thereof, in a form which will state the number of Units tendered to the Offer and the NRS subscription request expressed as a global amount (amount which will then, as the case may be, be reduced and allocated between the four types of NRS set out below).

Two preliminary reduction situations can occur:

(i)                                     If the subscription request is greater than the TU Subscription Right of the person, while the TU Subscription Right is greater than 15,000 euros, the aforementioned subscription request will be reduced to the level of the TU Subscription Right.

(ii)                                  If the subscription request is greater than 15,000 euros and than the TU Subscription Right of the concerned person, when the latter is inferior to 15,000 euros, the aforementioned subscription request will be reduced to 15,000 euros.

Each subscription request thus reduced pursuant to (i) and (ii) above will hereafter be described as the “Adjusted Demand”.

If the sum of the Adjusted Demands is inferior to approximately 88 million euros, the whole of the Adjusted Demands shall be satisfied, subject to the fact that each of them will be rounded down as set out below.

However, if the sum of the Adjusted Demands is superior to approximately 88 million euros, each Adjusted Demand shall, for the part of the Adjusted Demand in excess of the TU Subscription Right, be reduced on a pro rata basis in order to obtain a global subscription of approximately 88 million euros, subject to the fact that each of them will be rounded down was set out below.

The 88 million euros and the 15,000 euros mentioned above correspond to amounts expressed in nominal NRS, the amount paid in respect of the subscription being calculated by taking into account the allocation between the four types of NRS and the effective Subscription Prices.

In accordance with the provisions of the Safeguard Plan, the number of NRS effectively allocated to each subscriber as calculated above will be rounded down, as the case may be, for each type of NRS, to the nearest whole number.

The subscription requests of NRS and the corresponding direct debit mandate will be made for the Subscription Price (as defined above).

g)             Revocation of subscription requests and instructions to redeem NRS in GET SA Ordinary Shares

Subscription requests from Unitholders who tender their Units to the Offer and those from the monetisation transactions described in paragraph 5.3.5 of the Registration Document will be irrevocable unless any of the transactions required to have taken place by the Closing Date do not occur (see chapter 5 of the Registration Document).

Instructions for NRS to be redeemed in GET SA Ordinary Shares will be irrevocable.

h)            Payment and terms of settlement

Holders of Tier 3 Debt who do not exercise the Tier 3 Cash Option and Noteholders will directly receive NRS issued pursuant to the Safeguard Plan without any cash payment as part payment of the consideration payable in respect of the transfer to EGP of the Tier 3 Debt and Notes, as the case may be.

Exercise of the Subscription Right by holders of Tier 3 Debt who have not exercised the Tier 3 Cash Option and by Noteholders and the exercise of the TU Subscription Right by Unitholders tendering their Units to the Offer will give rise to a payment in cash to be made in accordance with terms to be communicated by EGP.

Settlement of the NRS will take place upon their issue.

i)             Preferential subscription rights

•                  Preferential subscription rights for NRS

Following the disapplication of preferential subscription rights pursuant to a decision of the extraordinary general meeting of EGP to be held on 26 April 2007, the issue of NRS will be reserved to Unitholders who tender their Units to the Offer and who subscribe for NRS, to holders of Tier 3 Debt not having exercised the Tier 3 Cash Option and to Noteholders.

•                  Preferential subscription rights for GET SA Ordinary Shares

In accordance with the provisions of article L. 228-93 of the French Commercial Code, the resolution of the extraordinary general meeting of GET SA to be held on 26 April 2007 to authorise the issue of NRS and GET SA Ordinary Shares on redemption of the NRS will disapply the preferential rights of shareholders of GET SA to subscribe for the GET SA Ordinary Shares to be issued on redemption of the NRS in accordance with the sixth paragraph L.225-132 of the French Commercial Code (see paragraph 2.4.6(b) of this Securities Note).

j)             Publication of the results of the offer

The number of NRS redeemed in GET SA Ordinary Shares, the number of GET SA Ordinary Shares issued and the amount of the related capital increase of GET SA will be published by GET SA by way of press releases and decisions published by Euronext Paris.

k)            Procedure for the exercise and trading of subscription rights

Not applicable.

l)             Contact details for the financial services intermediary

The fiscal agent and principal paying agent is Deutsche Bank AG, London Branch.

2.5.2        Proposed distribution and issue of securities

a)             Class of investors

The NRS will be issued to Unitholders who tender their Units to the Offer and who subscribe for NRS, to holders of Tier 3 Debt not having exercised the Tier 3 Cash Option and to Noteholders.

b)             Selling restrictions

See paragraph 1.5.2(b) of this Securities Note.

c)             Intention of major shareholders of EGP or of members of administrative, management or supervisory bodies of EGP or of any other person to subscribe for more than 5%

Not applicable. The NRS will be issued to the persons specified in paragraph 2.5.2(a) above.

d)             Pre-allocation information

Not applicable.

e)             Procedure for notification of persons allocated NRS

See chapter 5 of the Registration Document.

f)             Over-allotment and extension

Not applicable.

2.5.3        Pricing

NRS issued directly to the creditors of Eurotunnel pursuant to the Safeguard Plan without the payment of any subscription price. NRS issued to Unitholders and creditors of Eurotunnel pursuant to the monetisation transactions described in paragraph 5.3.5 of the Registration Document will be issued at the Subscription Price (defined in paragraph 2.5.1(f) above).

The redemption ratio of NRS in GET SA Ordinary Shares implies a redemption value of the GET GA Ordinary Share of 0.109 euro, it being noted that the normal amount of the NRS as well as the redemption ratio in shares thereof were fixed in the Safeguard Plan approved by the Paris Comercial Court on 15 January 2007.

Please note that in the case of a redemption of NRS II in cash, they will be redeemed with a 40% premium compared to their nominal value.

2.5.4        Underwriting

For the purposes of the monetisation transactions described in paragraph 5.3.5 of the Registration Document, EGP, GET SA, ESA and EPLC entered into the Tier 3 Cash Option Provider Agreement on 30 January 2007 with the institutions named below, pursuant to which the institutions agreed to subscribe for the NRS not issued to those holders of Tier 3 Debt having exercised the Tier 3 Cash Option, as described in paragraph 5.3.5 of the Registration

Document, and which were not subscribed for pursuant to the monetisation transactions described in the same paragraph:

Goldman Sachs International	Deutsche Bank Luxembourg SA
Bank of America Securities Limited	Bear Stearns Bank plc
Castelrigg Master Investments Limited	Citigroup Financial Products
Citigroup Global Markets Limited	Credit Suisse (London)
Credit Suisse International	Credit Suisse, Cayman Islands Branch
Deutsche Bank AG London	DK Acquisition Partners
Franklin Mutual Advisers LLC	Goldman Sachs International Bank
Man Mac 3 Limited	Merrill Lynch International
Merrill Lynch International Bank	Morgan Stanley International Bank
OCM Administrative Services III LLC	OCM ETL 3 Euro Holdings, LLC
OCM ETL 3 GBP Holdings, LLC	OCM ETL 4 GBP Holdings, LLC
OCM ETL 4B GBP Holdings, LLC	OCM ETL Euro Holdings, LLC
OCM ETL 5 GBP Holdings, LLC	OCM Luxembourg Opportunities INV.
OCM Luxembourg Real Estate INV.	Strategic Value Master Fund
TRS Camulos LLC

The Tier 3 Cash Option Arrangers are entitled to the payment of £35,691,106 and 64,972,400 euros in consideration for their undertaking. This amount will not be paid in cash and will be set-off against the issue of NRS I T3 on the Closing Date for the nominal amounts referred to above.

The subscription of NRS by Unitholders is not underwritten other than pursuant to the Cash Option Provider Agreement since the securities which are not subscribed by these holders will be subscribed upon exercise of the Subscription Rights granted to holders of Tier 3 Debt and Noteholders as part of the monetisation transactions described in paragraph 5.3.5 of the Registration Document.

Subscription Rights had been exercised by 14 February 2007 in respect of a greater number of NRS than the amount available for subscription.

2.6       Admission to trading and terms and conditions of trading

2.6.1        Admission to trading

Application has been made for the NRS to be admitted to trading on Eurolist by Euronext™ to be listed on the Official List of the United Kingdom Listing Authority and to be admitted to trading on the London Stock Exchange.

The conditions for listing of the NRS will be fixed by Euronext Paris in a decision to be published no later than the first day of trading of the NRS, expected to be the Closing Date.

The applications that have been made for the admission of GET SA Ordinary Shares to listing and trading are described in paragraph 1.6.1 of this Securities Note.

2.6.2        Other places of listing

In addition to the admission of the NRS to listing and trading on Eurolist by Euronext™ as described in paragraph 2.6.1 above, application has been made for a listing of the NRS on the Official List of the United Kingdom Listing Authority and to trading on the London Stock Exchange.

2.6.3        Additional offering of the NRS

None.

2.6.4        Liquidity agreement for the NRS

At the date of this Securities Note, EGP has not entered into any liquidity agreement with any investment services provider.

2.6.5        Stabilisation

Not applicable.

2.7       Additional information

2.7.1        Expert’s report

The Statutory Auditors special report on the issue of GET SA Ordinary Shares in redemption of NRS will be made available to shareholders of GET SA at the company’s registered office in accordance with article L. 225-135 of the French Commercial Code, and will be made available to the public on Eurotunnel Group’s website (www.groupe-eurotunnel.com) by 10 April 2007 at the latest.

2.7.2        Information from third parties

None.

2.7.3        Additional information

None.

CHAPTER 3                    ISSUE BY GET SA AND ADMISSION TO LISTING AND TRADING ON EUROLIST BY EURONEXT™ OF WARRANTS TO SUBSCRIBE FOR GET SA ORDINARY SHARES

3.1       Persons responsible

See persons responsible for GET SA referred to in the introduction to this Securities Note.

3.2       Risk factors

See chapter 4 of the Registration Document and in particular the risks associated with the implementation of the Safeguard Plan and the Reorganisation, which are also included in the introduction to this Securities Note.

The attention of Warrantholders is drawn to the fact that the market price of the Warrants will depend almost entirely on the occurrence of future events. As at the date of this Securities Note, it is difficult to determine what the exact economic and financial impact of these events will be and how they will be interpreted by the market.

Accordingly, the market price of the Warrants on Euronext during the months following the Closing Date may not reflect or may only partially reflect the value of the Warrants on their exercise date and therefore it would be advisable for holders considering to sell their Warrants during this period to pay particular attention to this.

3.3       Key information

3.3.1        Interest of natural and legal persons involved in the offer

Not applicable

3.3.2        Reasons for the offer and use of proceeds

See chapter 5 of the Registration Document.

3.4       Information on the securities to be admitted to listing and trading

3.4.1        Nature and class of securities and date of entitlement to dividends

a)             Warrants

The securities described in this chapter 3 are warrants to subscribe for GET SA Ordinary Shares which qualify as equity-linked securities within the meaning of article 228-91 of the French Commercial Code.

Application has been made for admission of the Warrants to listing and trading on Eurolist by Euronext™ (ISIN code: FR0010452441; symbol: “GETBS”) as from their issue on the Closing Date. Applications have also been made for the admission of the Warrants:

•                  to Euroclear France S.A. (ISIN code: FR0010452441) which will clear transactions between accountholders; and

•                  to Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme (joint code: 29515069).

b)             GET SA Ordinary Shares to be issued upon exercise of the Warrants

See chapter 1 of this Securities Note.

3.4.2        Applicable law — competent courts

The Warrants are governed by French law and in particular by articles L. 228-91 et seq. of the French Commercial Code.

In the event of any disputes, depending on the nature of the dispute, where GET SA is the defendant, the competent courts will be those of the jurisdiction in which its registered office is located, except where the new French Civil Procedure Code provides otherwise.

3.4.3        Form and method of account entry of the Warrants and GET SA Ordinary Shares

a)             Form and method of account entry of the Warrants

The Warrants may be held in either registered or bearer form, at the election of the holder.

The rights of holders of Warrants will be represented by account entries made in their name in the books of:

•                  BNP Paribas Securities Services, appointed by GET SA for Warrants held in standard registered form (nominatif pur);

•                  a customary financial intermediary of their choice and BNP Paribas Securities Services, appointed by GET SA, for Warrants held in administered registered form (nominatif administré); and

•                  a customary financial intermediary of their choice for Warrants held in bearer form (au porteur).

However, the warrants issued to Unitholders in the form of certificated registered units or CREST dematerialised registered units which are tendered to the Offer may take the form of depositary interests representing the Warrants, which will be traded on the CREST system.

Accounts will be credited with Warrants on their issue date.

b)             Form and method of registration of the GET SA Ordinary Shares

See chapter 1 of this Securities Note.

3.4.4        Currency of the issue

Not applicable. The Warrants are either issued to Unitholders tendering their Units to the Offer or to Noteholders as part of the Safeguard Plan.

3.4.5        Rights attached to the Warrants and the new GET SA Ordinary Shares

a)             Rights attached to the Warrants

•                  Exercise Ratio - Exercise Price - Exercise Period

Subject to any adjustments in accordance with the provisions of paragraph 3.4.5(b) “Maintenance of rights of Warrantholders” below, all of the Warrants will entitle their holders to subscribe for a total number of GET SA Ordinary Shares determined according to the terms set out in the paragraph entitled “Determination of the Exercise Ratio” below. As a result, the number of GET SA Ordinary Shares which may be subscribed upon exercise of one Warrant will be determined on the Exercise Ratio Determination Date referred to in the paragraph entitled “Notice to Warrantholders regarding the determination of the Exercise Ratio” below, by dividing (i) the total number of GET SA Ordinary Shares to be issued upon exercise of the Warrants by (ii) the total number of Warrants issued (irrespective of the number of Warrants in issue on the Exercise Ratio Determination Date).

The subscription price for one GET SA Ordinary Share upon exercise of the Warrants will be equal to the nominal value of a GET SA Ordinary Share, which is 0.01 euros as at the date of this Securities Note (the ”Exercise Price”).

The Warrants may be exercised at any time during a period of six months from the Exercise Ratio Determination Date referred to in the paragraph entitled “Notice to Warrantholders regarding the determination of the Exercise Ratio” below (the ”Exercise Period”), subject to any extension of the Exercise Period pursuant to the provisions of the paragraph entitled “Suspension of the right to exercise Warrants” below. Any Warrants which have not been exercised by the expiry of the Exercise Period (as extended, where applicable) will be cancelled and will lose all value.

•                  Determination of the Exercise Ratio

•                  Determination of the total number of Warrants and notice of the total number of Warrants

•                  Determination of the total number of Warrants

The total number of Warrants (“No. of Warrants”) will be calculated according to the following formula:

No. of Warrants =	Number of Units tendered to the Offer
0.55

Unitholders who tender their Units to the Offer will receive one Warrant for each Unit tendered to the Offer and the remainder of the Warrants will be issued to Noteholders, each Noteholder receiving a number of Warrants determined by the board of directors of GET SA pursuant to paragraph 5.3.2.(c) of the Registration Document.

If the No. of Warrants determined in accordance with the above does not result in a whole number of Warrants, the No. of Warrants will be rounded to the nearest whole number (0.5 will be rounded up to the next whole number).

•                  Notice of the total number of Warrants

The No. of Warrants, the number of Warrants issued to Unitholders who tender their Units to the Offer and the number of Warrants allocated to the Noteholders will be announced by all appropriate means in France and the United Kingdom and will be published on Eurotunnel Group’s website (www.groupe-eurotunnel.com).

•                  Calculation of the total number of GET SA Ordinary Shares which may be subscribed upon exercise of all of the Warrants

The total number of GET SA Ordinary Shares which may be subscribed upon exercise of all of the Warrants (“N”) will be calculated according to the following formula:

N = 2 × U ×	VT
300,000,000

where:

“U” is the total number of Units in issue on the Closing Date;

“VT” is the arithmetic sum of VT1 and VT2, where (i) VT is capped at £300 million, and (ii) ”VT1” is the arithmetic sum of all of the Lump Sums received between 23 May 2006 and 30 June 2008 calculated in accordance with the terms described in the paragraph entitled “Method of calculating VT1” below, and “VT2” comprises any improvements in the EBITDA of GET SA during the 2008, 2009 and 2010 financial years compared to the Reference EBITDA calculated in accordance with the terms described in the paragraph entitled “Method of calculating VT2” below.

If N, as calculated in accordance with the above, does not result in a whole number of GET SA Ordinary Shares, N will be rounded to the nearest whole number (0.5 will be rounded up to the next whole number).

•                  Calculation of the Exercise Ratio

The Exercise Ratio per Warrant, being the number of GET SA Ordinary Share(s) which may be subscribed upon exercise of one Warrant, will be equal to (i) the total number of GET SA Ordinary Shares which may be subscribed upon exercise of all of the Warrants (N), determined as indicated in the paragraph entitled “Calculation of the total number of GET SA Ordinary Shares which may be subscribed upon exercise of all of the Warrants” above, divided by (ii) the No. of Warrants.

The Exercise Ratio, determined as indicated above, will be reduced to three decimal places by rounding to the nearest thousandth (where 0.0005 is rounded up to the next thousandth, being 0.001).

Upon exercise of the Warrants, each Warrantholder is entitled to subscribe for a number of GET SA Ordinary Shares equal to the product of the Exercise Ratio multiplied by the number of Warrants exercised. Warrantholders shall not be entitled in any circumstances to split their instructions to exercise their Warrants and accordingly they may only make one request to exercise all of their Warrants.

If the calculation of the number of GET SA Ordinary Shares does not give a whole number, the Warrantholder will be entitled to request the issue of the immediately next whole number of GET SA Ordinary Shares subject to paying to GET SA an amount equal to the product of (i) the fraction of a GET SA Ordinary Share requested, multiplied by (ii) an amount equal to the opening listed price on the trading day prior to the date on which the Warrants are exercised, failing which the Warrantholder will receive the amount of the fractional entitlement in cash. In the case of a cash payment, the Warrantholder will received an amount equal to the product of (i) the fraction of a GET SA Ordinary Share requested, multiplied by (ii) an amount equal to the opening listed price on the trading day prior to the date on which the Warrants are exercised.

•                  Notice to Warrantholders regarding the determination of the Exercise Ratio

Warrantholders will be informed of the Exercise Ratio as soon as possible following its final determination according to the terms set out in the paragraph entitled “Terms for the determination of the Exercise Ratio” below, by all appropriate means in France and the United Kingdom and on Eurotunnel Group’s website (www.groupe-eurotunnel.com). These notices will also contain the Exercise Ratio Determination Date (as defined below), the expiry date of the Exercise Period as well as, where applicable, any adjustments made to the Exercise Ratio, pursuant to the provisions of paragraph 3.4.5(b) “Maintenance of rights of Warrantholders” below.

The first date on which notice will be given pursuant to this paragraph will be deemed to be the date of determination of the Exercise Ratio (the ”Exercise Ratio Determination Date”).

•                  Examples of the calculation of the Exercise Ratio

The reader’s attention is drawn to the fact that the numerical examples set out below are given for purely illustrative purposes and do not give any indication of what the actual Exercise Ratio will be.

Example no. 1 (on the basis of (i) a total number of Units on the Closing Date of 2,546,164,213 and (ii) a number of Units tendered to the Offer of 2,546,164,213, corresponding to a success rate for the Offer of 100%)

1.	U	2,546,164,213	2,546,164,213	2,546,164,213	2,546,164,213

2.	VT (£)	0	100,000,000	200,000,000	300,000,000

3.	N

	{(2 × line 1 × line 2 / 300,000,000), rounded if necessary}	0	1,697,442,808.67 rounded to 1,697,442,809	3,394,885,617.33 rounded to 3,394,885,617	5,092,328,426

4.	No. of Warrants

	{((2,546,164,213 × 100%), rounded if necessary / 0.55), rounded if necessary}	4,629,389,478.18 rounded to 4,629,389,478	4,629,389,478.18 rounded to 4,629,389,478	4,629,389,478.18 rounded to 4,629,389,478	4,629,389,478.18 rounded to 4,629,389,478

Exercise Ratio

	{(line 3 / line 4), rounded if necessary}	0	0.367	0.733	1.100

Example no. 2 (on the basis of (i) a total number of Units on the Closing Date of 2,546,164,213 and (ii) a number of Units tendered to the Offer of 1,909,623,160, corresponding to a success rate for the Offer of 75%)

1.	U	2,546,164,213	2,546,164,213	2,546,164,213	2,546,164,213

2.	VT (£)	0	100,000,000	200,000,000	300,000,000

3.	N

	{(2 × line 1 × line 2 / 300,000,000), rounded if necessary}	0	1,697,442,808.67 rounded to 1,697,442,809	3,394,885,617.33 rounded to 3,394,885,617	5,092,328,426

4.	No. of Warrants

	{((2,546,164,213 × 75%), rounded if necessary / 0.55), rounded if necessary}	3,472,042,109.09 rounded to 3,472,042,109	3,472,042,109.09 rounded to 3,472,042,109	3,472,042,109.09 rounded to 3,472,042,109	3,472,042,109.09 rounded to 3,472,042,109

Exercise Ratio

	{(line 3 / line 4), rounded if necessary}	0	0.489	0.978	1.467

Example no. 3 (on the basis of (i) a total number of Units on the Closing Date of 2,546,164,213 and (ii) a number of Units tendered to the Offer of 1,527,698,528, corresponding to a success rate for the Offer of 60%)

1.	U	2,546,164,213	2,546,164,213	2,546,164,213	2,546,164,213

2.	VT (£)	0	100,000,000	200,000,000	300,000,000

3.	N

	{(2 × line 1 × line 2 / 300,000,000), rounded if necessary}	0	1,697,442,808.67 rounded to 1,697,442,809	3,394,885,617.33 rounded to 3,394,885,617	5,092,328,426

4.	No. of Warrants

	{((2,546,164,213 × 60%), rounded if necessary / 0.55), rounded if necessary}	2,777,633,687.27 rounded to 2,777,633,687	2,777,633,687.27 rounded to 2,777,633,687	2,777,633,687.27 rounded to 2,777,633,687	2,777,633,687.27 rounded to 2,777,633,687

Exercise Ratio

	{(line 3 / line 4), rounded if necessary}	0	0.611	1.222	1.833

•                  Method of calculating VT1

VT1 will be equal to the arithmetic sum of the Lump Sums received between 23 May 2006 and 30 June 2008 (inclusive). For these purposes:

(i)                                     as indicated in the paragraph entitled “Requests submitted by GET SA, EPLC, ESA, EFL, FM, CTG and their respective consolidated subsidiaries” below, the companies of Eurotunnel Group have submitted and, where appropriate, reserve the right to submit to the British and French governments, and in general to any Governmental Entity, a certain number of requests relating to expenses currently borne by Eurotunnel and to their fiscal environment which could, if successful, generate Lump Sums;

(ii)           except as provided in this (ii), no Lump Sum has been received between 23 May 2006 and the date of this Securities Note.

•                  A subsidy of 1.7 million euros for the renovation of Euroscan at Coquelles, which corresponds to a security expense of the Tunnel was granted to the Concessionaires on 13 November 2006

•                  In an arbitration decision dated 23 February 2007, the Permanent Court of Arbitration in The Hague ruled that the Concessionaires are entitled to damages from the British and French governments for the losses suffered in relation to asylum seekers at the Sangatte camp. The amount of the damages will be assessed later by the Arbitration Court;

•                  Certain requests relating to the fiscal environment of Eurotunnel and Eurotunnel Group have been accepted in principle and will be applied in the future.

(iii)

•                  “Lump Sum” means any sum received or saved outside the normal course of business (defined by reference to previous practices), including (i) the payment of a cash sum or (ii) the realisation of a saving, resulting from a decision of a Governmental Entity or of a company or of any other entity controlled by a Governmental Entity (including as a result of an enforceable court decision, an arbitration, a settlement or a decision to grant a subsidy) for the benefit of GET SA, EPLC, ESA, EFL, FM, CTG and their respective consolidated subsidiaries, provided that (y) any sum received or saved in the ordinary course of business (defined with reference to previous practices) and (z) any sum received from the French or English tax authorities as part of the Reorganisation will not be considered to be a Lump Sum;

•                  a Lump Sum will be determined, in the case of a payment received, on the basis of the amount actually paid payment, and, in the case of a saving realised, on the basis of the absolute value of the amount of the saving;

•                  in the case of a saving, the date on which it is realised will be deemed to be the date on which the payment which has been wholly or partly avoided would have been due;

•                  where a Lump Sum has multiple occurrences, all of the occurrences between 23 May 2006 and 30 June 2008 will be taken into account;

•                  100% of the amount of any Lump Sum will be taken into account, where applicable, notwithstanding the fact that 100% of the share capital of the beneficiary of such Lump Sum is not held directly or indirectly by GET SA;

•                  all of the amounts of the Lump Sums will be converted into pounds sterling at the exchange rate in effect on the date on which the relevant Lump Sum is realised.

•                  Method of calculating VT2

In order to calculate VT2, the following elements will successively be calculated or taken into account:

1.                                       “EBITDA” means the consolidated Earnings Before Interest, Taxes, Depreciation and Amortisation / Excédent Brut d’Exploitation of GET SA (calculated using accounting principles and methods consistent with those used for the preparation of the combined audited accounts of ESA and EPLC at 31 December 2004) for each of the 2008, 2009 and 2010 financial years, from which will be deducted (i) any exceptional elements and (ii) any Lump Sum taken into account for the calculation of VT1.

2.                                       “Reference EBITDA”, means the following EBITDA amounts:

	Financial year
(In millions of £)	2008	2009	2010
Reference EBITDA	277	288	303

The Reference EBITDA for each of the 2008, 2009 and 2010 financial years has been determined on the basis of (i) a euro/pound sterling exchange rate of 1.4 and (ii) a pound sterling/euro apportionment of EBITDA of 51%/49%.

3.                                       “Adjusted Reference EBITDA” means the Reference EBITDA for each of the 2008, 2009 and 2010 financial years, adjusted so that the 49% euro component is, for each of these financial years, converted into pounds sterling on the basis of the euro/pound sterling exchange rate used to prepare the audited combined accounts for the relevant financial year (the ”Effective euro/pound sterling Exchange Rate”).

4.                                       “Difference” means, for each of the 2008, 2009 and 2010 financial years, the result of the difference between (i) the EBITDA derived from the consolidated accounts of GET SA for the financial year in question and (ii) the Adjusted Reference EBITDA for that financial year, provided that if this result is negative, it will be deemed to be equal to zero.

5.                                       “Adjusted Difference” means, for each of the 2008, 2009 and 2010 financial years, the amount corresponding to 50% of the fraction of the Difference up to £7.5 million and 70% of the fraction of the Difference between £7.5 million and the amount of the Difference.

6.                                       “Weighted Difference” means, for each of the 2008, 2009 and 2010 financial years, the result of the product of the Adjusted Difference multiplied by (i) 14.5 and then (ii) 0.3 for the 2008 financial year, 0.6 for the 2009 financial year and 0.1 for the 2010 financial year (the ”Annual Weighting Factor”).

7.                                       VT2 will be equal to the arithmetic sum of the Weighted Differences calculated for each of the 2008, 2009 and 2010 financial years.

The reader’s attention is drawn to the fact that the numerical examples set out below are given for purely illustrative purposes and do not give any indication of what VT2 will actually be. In particular, the amount of EBITDA set out in the tables below is not an indicator of what the actual EBITDA will be.

The reader’s attention is also drawn to the fact that the numbers set out in these examples below have been rounded and are presented in millions of pounds sterling. Where a number has been used in a calculation, the number itself and not the rounded figure as set out in the table has been used, and the result presented in the table has then been rounded itself.

1.             EBITDA

	Financial year
(In millions of £)	2008	2009	2010
EBITDA	300	280	310

2.             Reference EBITDA

	Financial year
(In millions of £)	2008	2009	2010
Reference EBITDA (cf. definition of this term)	277	288	303

3.             Determination of the Adjusted Reference EBITDA

	Financial year
(In millions of £)	2008	2009	2010
1. Reference EBITDA (cf. table 2)	277	288	303
2. Value in £ of the € component {line 1 × 49%}	135.73	141.12	148.47
3. Equivalent in € of the € component on the basis of a €/ £ exchange rate of 1.4 {line 2 × 1.4}	190.02	197.57	207.86
4. Effective €/ £ Exchange Rate (for illustrative purposes)	1.45	1.43	1.41
5. Equivalent in £ of the € component on the basis of the Effective €/ £ Exchange Rate {line 3 / line 4}	131.05	138.16	147.42
Adjusted Reference EBITDA {line 1 - line 2 + line 5}	272.32	285.04	301.95

4.             Determination of the Difference

	Financial year
(In millions of £)	2008	2009	2010
1. EBITDA (cf. table 1)	300	280	310
2. Adjusted Reference EBITDA (cf. table 3)	272.32	285.04	301.95
Difference {line 1 - line 2 (deemed equal to 0 if negative)}	27.68	0	8.05

5.             Determination of the Adjusted Difference

	Financial year
(In millions of £)	2008	2009	2010
1. Difference (cf. table 4)	27.68	0	8.05
2. 50% of the fraction of the Difference up to £7.5 million	3.75	0	3.75
{- if line 1 7.5: line 1 / 2
- if line 1 > 7.5: 7.5 / 2 = 3.75}
3. 70% of the fraction of the Difference between £7.5 million and the amount of the Difference	14.13	0	0.39
{- if line 1 7.5: 0
- if line 1 > 7.5: (line 1 - 7.5 million) × 70%}
Adjusted Difference {line 2 + line 3}	17.88	0	4.14

6.             Determination of the Weighted Difference

	Financial year
(In millions of £)	2008	2009	2010
1. Adjusted Difference (cf. table 5)	17.88	0	4.14
2. Multiplication by 14.5 (line 1 × 14.5)	259.21	0	59.99
3. Annual Weighting Factor	0.3	0.6	0.1
Weighted Difference (line 2 × line 3)	77.76	0	6.00

7.             Calculation of VT2

Arithmetic sum of the 2008, 2009 and 2010 Weighted Differences:

77.76 + 0 + 6.00 = £83.76 million

•                  Requests submitted by GET SA, EPLC, ESA, EFL, FM, CTG and their respective consolidated subsidiaries

As indicated above, a certain number of requests have already been made to the French and British governments separately from the Reorganisation which, if successful, could result in a Lump Sum or affect the calculation of VT2.

Included in these requests are a charge to the operating costs of the IGC incurred by the Concessionaires to bring them to a level similar to those of equivalent bodies (such as the Mont-Blanc or Fréjus tunnels) which could represent, if the Treaty of Canterbury or the Concession Contract were amended, an expected annual saving of 5 million euros.

In addition, a certain number of requests relate to security expenses, which in Eurotunnel’s view should be redefined to reflect 10 years’ operating experience, or assumed by the States since they fall within the scope of public service duties (such as customs, firefighting, immigration control etc.).

Finally, a certain number of requests concern Eurotunnel’s fiscal environment, the spirit of which is principally based on equal tax treatment between France and the United Kingdom (in particular the reactivation of carry-forward tax losses in respect of 2000, 2001 and 2002) and the application to Eurotunnel of rules applicable to similar or competing infrastructure equipment.

The reader’s attention is drawn to the fact that the information set out above does not give any indication of the results of such requests, certain of which may require amendments to be made to the Treaty of Canterbury or to the Concession Agreement.

•                  Notice to Warrantholders regarding VT1 and VT2

GET SA will announce by all appropriate means in France and the United Kingdom and by notice on Eurotunnel Group’s website (www.groupe-eurotunnel.com), the following information regarding VT1 and VT2:

•                  at the latest on 30 June 2007, 2008 and 2009, the Lump Sums recorded in relation to the previous financial year along with their value and the date on which they were realised;

•                  at the latest on 30 June 2009, 2010 and 2011, the amount of the EBITDA and the Adjusted Reference EBITDA in relation to the previous financial year.

•                  Terms for the determination of the Exercise Ratio

1.                                       At the latest on 30 June 2011, GET SA will communicate to ENHC’s legal representative or, in the case where the GET SA Preferred Share has been converted into a GET SA Ordinary Share, to the representative of the body of Warrantholders (masse) referred to in the paragraph entitled “Representative of the body of Warrantholders” below (the ”Warrantholders’ Representative”), (i) the audited consolidated accounts of GET SA for the 2008, 2009 and 2010 financial years (the ”Accounts”), (ii) the amount of VT, VT1 and VT2, as determined by GET SA, (iii) the resulting Exercise Ratio and, where applicable, (iv) the details of any adjustments to the Exercise Ratio in application of the provisions of paragraph 3.4.5(b) “Maintenance of rights of Warrantholders” below.

2.                                       The Warrantholders’ Representative will have a period of 25 calendar days from receipt of the information specified in point 1 above to notify GET SA of his agreement or disagreement regarding the Exercise Ratio calculated by GET SA. If the Warrantholders’ Representative notifies his agreement of the Exercise Ratio calculated by GET SA, it will become definitive and will no longer be subject to challenge by any person. Similarly, in the absence of any response during the 25 days referred to above, the Warrantholders’ Representative will be deemed to have approved the Exercise Ratio calculated by GET SA which will become definitive and may no longer be subject to challenge by any person.

3.                                       If the Warrantholders’ Representative does not approve the Exercise Ratio calculated by GET SA, it must notify its disagreement to GET SA within the period of 25 days referred to in point 2 above, specifying the reasons for its disagreement as well as its calculation of the Exercise Ratio (a ”Warrantholders’ Representative’s Notification of Disagreement”).

4.                                       GET SA will have a period of 20 calendar days from receipt to examine the Warrantholders’ Representative’s Notification of Disagreement. If GET SA notifies the Warrantholders’ Representative of its agreement of the Exercise Ratio calculated by the Warrantholders’ Representative or does not respond during the period of 20 days referred to above, the Exercise Ratio calculated by the Warrantholders’ Representative will become definitive and may no longer be subject to challenge by any person.

5.                                       If GET SA does not approve the Exercise Ratio calculated by the Warrantholders’ Representative, GET SA must notify its disagreement to the Warrantholders’ Representative within the period of 20 days referred to in point 4 above, specifying the reasons for its disagreement and its calculation of the Exercise Ratio (a ”GET SA Notification of Disagreement”).

6.                                       Upon receipt by the Warrantholders’ Representative of the GET SA Notification of Disagreement, GET SA and the Warrantholders’ Representative will cooperate and will have a period of 20 calendar days from receipt of the GET SA Notification of Disagreement during which they will attempt to reach an agreement regarding the Exercise Ratio. If an agreement is reached regarding the Exercise Ratio, the Exercise Ratio will be definitive and may no longer be subject to challenge by any person.

7.                                       If GET SA and the Warrantholders’ Representative do not reach an agreement within the period of 20 days specified in point 6 above, the disagreement will, upon request by GET SA or the Warrantholders’ Representative, be decided by the Expert who must also determine the Exercise Ratio (for the purposes of this paragraph, “Expert” means a partner of the Paris Office of Deloitte Finance who will be appointed by Deloitte Finance or, in case of the refusal, incapacity or inability of Deloitte Finance to act, and in the absence of agreement between GET SA and the Warrantholders’ Representative on a replacement, a partner in the accounting or corporate finance division of the Paris branch of a firm of accountants of international repute designated by the President of the Commercial Court of Paris in summary hearings on application by GET SA or the Warrantholders’ Representative, provided that the Expert will not be a partner of the firm which performs the role of statutory auditor of GET SA).

8.                                       In carrying out its duties, the Expert must only:

•                  examine and resolve the points of disagreement between GET SA and the Warrantholders’ Representative regarding the calculation of the Exercise Ratio, as specified in the Warrantholders’ Representative’s Notification of Disagreement and the GET SA Notification of Disagreement; and

•                  if necessary, calculate the Exercise Ratio.

9.                                       For the purposes of performing its duties, the Expert must rely on the Accounts, which it may not modify in any circumstances except as otherwise provided in this paragraph “Methods of determining the Exercise Ratio”.

10.                                 In carrying out its duties, the Expert will be able to conduct all of the verifications that it considers necessary and, in particular, (i) check whether a sum considered to be a Lump Sum is a Lump Sum or not, (ii) check the calculation of EBITDA in order to ensure that the amount calculated is not affected by any intra-group transactions and that the restatements required to neutralise developments in Eurotunnel Group have been made, (iii) check the calculation of VT1, VT2 and VT and, where appropriate, (iv) make any adjustment that it considers necessary following these verifications. Where appropriate, the Expert may also check the calculation of the adjustments to the Exercise Ratio carried out pursuant to the provisions of the paragraph 3.4.5(b) entitled “Maintenance of rights of Warrantholders” below and make any necessary modifications.

11.                                 The Expert must allow GET SA and the Warrantholders’ Representative to participate in the expert procedure to the greatest extent possible, and in particular to submit written or oral observations on the Expert’s work and (i) any written observation communicated to the Expert by GET SA or the Warrantholders’ Representative must simultaneously be communicated to GET SA or the Warrantholders’ Representative, as the case may be, and (ii) any oral observation may only be communicated in the course of meetings to which GET SA and the Warrantholders’ Representative have been duly convened.

12.                                 GET SA and the Warrantholders’ Representative must cooperate with the Expert and must comply with any reasonable request made in the context of its duties.

13.                                 The Expert will have a period of 21 calendar days from its appointment to deliver a written report which must contain in particular (i) its reasoned conclusions regarding the points of disagreement between GET SA and the Warrantholders’ Representative, (ii) as appropriate, the amounts of EBITDA, VT2, VT1 and VT which it has determined and the details of the calculations which have resulted in these amounts and (iii) the Exercise Ratio which it has determined (including, where applicable, details of the adjustments carried out in application of the paragraph 3.4.5(b) entitled “Maintenance of rights of Warrantholders”‘ below).

14.                                 In carrying out its duties, the Expert will act as an independent expert in the capacity of a third party arbitrator within the meaning of article 1592 of the French Civil Code; where necessary, it will have the power to interpret the provisions of this paragraph “Method of determining the Exercise Ratio”. The Expert’s conclusions and in particular the calculation of the Exercise Ratio will be definitive and may not be challenged by any person.

•                  Terms and conditions of exercise of the Warrants

In order to exercise their Warrants, the Warrantholders must send instructions to this effect to their financial intermediary account holder at any time between the Exercise Ratio Determination Date and the end of the Exercise Period.

Warrantholders who wish to exercise their Warrants may not in any circumstances split their exercise instructions. They may therefore only submit one single instruction to exercise all of their Warrants.

The total Exercise Price must be paid at the time the Warrants are exercised.

Warrants which have not been exercised at the expiry of the Exercise Period will be cancelled and will lose all value.

Each holder of Warrants will be required to confirm upon exercise that it is either (i) outside the United States and not a US person and acting on its own behalf or for persons outside the United States that are not US persons or (ii) (a) an “accredited investor” (within the meaning of the rules under the US Securities Act) acting on its own behalf or for other accredited investors and (b) it and each such investor, if any, (x) acknowledge and agree that the ordinary shares, have been registered under the above Act or registered or qualified under any US state securities laws and, accordingly, are “restricted securities” within the meaning of such laws and the rules under such Act and can only be offered or sold in transactions that are exempt from, or not subject to, the registration or qualification requirements of such Act and laws and (y) agree not to offer or sell the ordinary shares other than in such transactions.

•                  Suspension of the right to exercise Warrants

In the event of an issue of new equity securities or of new equity-linked securities and in the event of a merger or demerger, GET SA reserves the right to suspend the exercise of the Warrants for a period which may not exceed three months.

Any decision to suspend the exercise of the Warrants will be announced to Warrantholders by all appropriate means in France and the United Kingdom and in particular by way of an announcement published in accordance with the requirements of article 165-1 of French decree no 67-236 of 23 March 1967 on commercial companies.

In the event of a suspension of the exercise of the Warrants in application of the provisions of this paragraph “Suspension of the right to exercise the Warrants”, the Exercise Period will be extended for a period equivalent to the period for which the exercise of the Warrants has been suspended. The new expiry date of the Exercise Period will be indicated in the decision to suspend the exercise period referred to above.

•                  Representation of the Warrantholders

Pursuant to article L. 228-103 of the French Commercial Code, the Warrantholders constitute a body (masse) which has a legal personality.

The general meeting of the Warrantholders may consider all measures the purpose of which is to defend the rights of the Warrantholders or enforce the contract pursuant to which the Warrants were issued, as well as any proposal aimed at modifying the terms of the contract. The general meeting of the Warrantholders may also consider proposals for the merger or demerger of GET SA in accordance with the provisions of articles L. 228-65-I-3, L. 236-13 and L. 236-18 of the French Commercial Code, and article L. 228-73 of the French Commercial Code, which shall be applicable.

•                  Representative of the body of Warrantholders

In accordance with article L. 228-47 of the French Commercial Code, the following is appointed as the representative of the body of Warrantholders:

Monsieur Pierre-Bernard ANGLADE

24, rue de Madrid

75008 Paris

The representative of the body of Warrantholders will be remunerated in an amount of 1,000 euros per year, which amount will be borne by GET SA. This remuneration will be payable on 31 December of each year until the expiry of the Exercise Period.

In the absence of any resolution to the contrary of the general meeting of the Warrantholders, the representative of the body of Warrantholders will have the power to carry out all acts required to defend the common interests of the Warrantholders in the name of the body of Warrantholders.

He will exercise his functions until dissolution, resignation, revocation by the general meeting of the Warrantholders or the occurrence of any incompatibility. The mandate will end automatically upon the expiry of the Exercise Period. If necessary, this term will be automatically extended until the definitive resolution of any legal proceedings which are ongoing and in which the representative of the body of Warrantholders is involved in his capacity as Warrantholders’ Representative, and until the execution of any resulting decisions or resolutions.

•                  General meetings of the body of Warrantholders

In addition to the remuneration of the representative of the body of Warrantholders, GET SA will assume all of the costs of convening and holding general meetings of Warrantholders as well as the costs related to publishing their decisions.

General meetings of Warrantholders will be held at the registered office of GET SA or at any other place specified in the notice of the meeting.

Each Warrantholder will have the right, during the period of fifteen days prior to the general meeting of the body of Warrantholders, either personally or by proxy, at the registered office of GET SA, at its place of management or, where applicable, at any other place specified in the notice, to examine or copy the text of the resolutions which are to be proposed and the reports which are to be submitted to the general meeting.

b)             Rights attached to the GET SA Ordinary Shares

See paragraph 1.4.5 of this Securities Note for a description of the rights and obligations attached to GET SA Ordinary Shares and paragraph 22.1.3 of the Registration Document for a summary of certain provisions of the by-laws of GET SA relating to GET SA Ordinary Shares.

•                  Maintenance of rights of Warrantholders

•                  Modification of the company form or of the objects of GET SA

In accordance with the right conferred by article L. 228-98 of the French Commercial Code, GET SA expressly reserves the right to modify its form or its objects without the prior agreement of the Warrantholders.

•                  Redemption of share capital - Modification of the distribution of profits - Issue of preferred shares

Pursuant to the provisions of article L. 228-98 of the French Commercial Code, GET SA will have the right to redeem its share capital, modify the distribution of its profits or issue preferred shares provided that, if any Warrants remain in issue, it takes the measures necessary to preserve the rights of Warrantholders pursuant to the provisions of paragraph 3.4.5(b) “Financial transactions by GET SA”.

•                  Reduction in share capital as a result of losses

In accordance with the provisions of article L. 228-98 of the French Commercial Code, in the event of a reduction of capital of GET SA as a result of losses implemented by a reduction in the nominal value or in the number of shares comprising the share capital of GET SA, the rights of Warrantholders will consequently be reduced as if the Warrantholders had exercised their Warrants prior to the date on which the reduction of capital became definitive.

•                  Financial transactions by GET SA

In accordance with the provisions of article L. 228-99 of the French Commercial Code, upon completion of any of the following transactions:

1.                                       issue of GET SA Ordinary Shares with preferential subscription rights;

2.                                       distribution of free shares, division or consolidation of shares;

3.                                       distribution of reserves in cash or in kind or of premiums;

4.                                       modification of the allocation of profits;

5.                                       redemption of share capital;

6.                                       absorption, merger, or demerger;

7.                                       increase in the nominal value of shares; and

8.                                       buyback by GET SA of its own shares at a higher price than the market price,

which GET SA may carry out following the issue of the Warrants, the Warrantholders’ rights will be maintained by effecting an adjustment in the Exercise Ratio of the Warrants for as long as they are in issue in accordance with the terms set out below. Any adjustment will be calculated after the Exercise Ratio has been determined in accordance with the paragraph entitled “Determination of the Exercise Ratio” above, where applicable as rounded according to the terms described in the paragraph entitled “Calculation of the Exercise Ratio” above.

This adjustment will be carried out in order to equalise, to the nearest hundredth of a GET SA Ordinary Share, the value of the GET SA Ordinary Shares which would have been obtained if the Warrants had been exercised immediately prior to the completion of one of the transactions mentioned above and the value of the GET SA Ordinary Shares which would be obtained if the Warrants were to be exercised immediately after the completion of that transaction.

In the case of adjustments carried out in accordance with points 1 to 8 below, the new Exercise Ratio of the Warrants will be rounded by three decimal places to the nearest thousandth (where 0.0005 is rounded to the next thousandth, being 0.001). Any subsequent adjustments will be carried out on the basis of such newly calculated and rounded Exercise Ratio of the Warrants. However, the Warrants may only give rise to the issue of a whole number of GET SA Ordinary Shares, the method for treating fractional shares being set out in the paragraph entitled “Fractional entitlements to shares” below.

1.                                       In the event of issues of GET SA Ordinary Shares by GET SA carrying preferential subscription rights, the new Exercise Ratio of the Warrants will be determined by multiplying the Exercise Ratio of the Warrants in effect prior to the relevant transaction by the following formula:

GET SA Ordinary Share price ex-subscription right + Price of the subscription right
GET SA Ordinary Share price ex-subscription right

For the purpose of this calculation, the GET SA Ordinary Share price ex-subscription right and the price of the subscription right will be determined on the basis of the average opening share price on Eurolist by Euronext™ during the subscription period of such rights.

2.                                       In the event of distribution of free GET SA Ordinary Shares by GET SA or in the event of division or consolidation of GET SA Ordinary Shares, the new Exercise Ratio of the Warrants will be determined by multiplying the Exercise Ratio of the Warrants in effect prior to the distribution of free shares or the division or consolidation of GET SA Ordinary Shares by the following formula:

Number of GET SA Ordinary Shares in issue after the transaction
Number of GET SA Ordinary Shares in issue prior to the transaction

3.                                       In the event of distribution by GET SA of reserves or premiums in cash or in kind, the new Exercise Ratio of the Warrants will be determined by multiplying the Exercise Ratio of the Warrants in effect prior to the distribution by the following formula:

GET SA Ordinary Share price before the distribution
GET SA Ordinary Share price before the distribution - Cash distributed per GET SA Ordinary Share or cash amount of the securities or assets allocated per share

                For the purpose of calculating this formula:

•                  the GET SA Ordinary Share price before distribution will be calculated on the basis of the volume weighted average share price quoted on Eurolist by Euronext™ over the last three stock exchange trading days preceding the date of distribution;

•                  if the distribution is made in securities or other assets, the value of the securities or assets distributed will be calculated in accordance with the above if the securities or assets distributed are traded on a regulated market or similar market. If the securities are not traded on a regulated market or similar market before the date of distribution, the value of the securities shall be determined (i) on the basis of the weighted average share price listed on the regulated or similar market during the three trading days following the date of the distribution on which the securities are listed if they are listed during the 20 trading days following the distribution; and (ii) in all other cases by an independent expert of international repute selected by GET SA.

4.                                       In the event of a change by GET SA of the allocation of its profits, including by the issue of preferred shares, the new Exercise Ratio of the Warrants will be determined by multiplying the Exercise Ratio of the Warrants in effect prior to the change by the following formula:

GET SA Ordinary Share price before the change of allocation of profits
GET SA Ordinary Share price before the change of allocation of profits - Reduction in right to share in profit per GET SA Ordinary Share

For the purpose of calculating this formula, the GET SA Ordinary Share price before the change of allocation of profits will be determined on the basis of the volume weighted average share price quoted on Eurolist by Euronext™ during the last three stock exchange trading days preceding the date of the change and the amount of the reduction of the right to profits in relation to each share will be determined by an independent expert of international repute selected by GET SA.

5.                                       In the event of redemption by GET SA of its GET SA Ordinary Shares, the new Exercise Ratio of the Warrants will be determined by multiplying the Exercise Ratio of the Warrants in effect prior to the redemption by the following formula:

GET SA Ordinary Share price before redemption
GET SA Ordinary Share price before redemption - Amount of the capital redemption per GET SA Ordinary Share before depreciation

For the purpose of calculating this formula, the GET SA Ordinary Share price before redemption will be determined on the basis of the volume weighted average share price quoted on Eurolist by Euronext™ during the last three stock exchange trading days preceding the date of redemption.

6.                                       In the event of the absorption of GET SA by another company or of its merger with one or several other companies to form a new company or of its demerger, the exercise of the Warrants will give rights to the issue of shares of the absorbing company or the new company or the surviving company or companies of the demerger.

The new Exercise Ratio of the Warrants will be equal to the product of the Exercise Ratio of the Warrants in effect prior to the transaction and the ratio for the exchange of GET SA Ordinary Shares for shares in the surviving company or companies of the demerger. These companies shall automatically replace GET SA in its obligations to Warrantholders.

The surviving company or companies or the new company or companies will automatically replace GET SA in its obligations to Warrantholders.

7.                                       In the event of an increase in the nominal value of GET SA Ordinary Shares, the nominal value of the GET SA Ordinary Shares issued to Warrantholders upon exercise of the Warrants will be increased accordingly.

8.                                       In the event of a buy-back by GET SA of GET SA Ordinary Shares at a higher price that the market price, the new Exchange Ratio of the Warrants will be determined by multiplying the Exercise Ratio of the Warrants prior to the buy-back by the following formula:

GET SA Ordinary Share price + Pc% x (Purchase price - GET SA Ordinary Share price)
GET SA Ordinary Share price

                For the purposes of this formula:

•                  “GET SA Ordinary Share price” means the weighted average share price on Eurolist by Euronext™ during the three trading days prior to the buy-back;

•                  “Pc%” means the percentage of capital bought-back; and

•                  “Purchase price” means the effective purchase price.

In the event that GET SA carries out transactions in relation to which no adjustment has been made pursuant to points 1 to 8 above and where a subsequent law or regulation requires an adjustment to be made, GET SA will make this adjustment in accordance with the applicable legal or regulatory provisions and with usual practices in the French market in that regard. In the event that GET SA Ordinary Shares are no longer admitted to trading on Eurolist by Euronext™ or another regulated market, the values which are referred to above will be determined by an independent expert of international repute selected by GET SA.

•                  Notices to the public

If GET SA carries out a transaction referred to in the paragraph entitled “Financial transactions by GET SA” above, it must inform Warrantholders by all appropriate means in France and in the United Kingdom and, in particular, by means of a notice prepared and published in accordance with the provisions of article 242-13 of decree no. 67-236 of 23 March 1967 on commercial companies.

•                  Fractional entitlements to shares

Upon exercise of the Warrants, each Warrantholder is entitled to a number of GET SA Ordinary Shares equal to the product of the applicable Exercise Ratio of the Warrants and the number of Warrants exercised. However, Warrantholders shall not be entitled in any circumstances to split their instructions to exercise their Warrants and accordingly they may only make one request to exercise all of their Warrants.

Where the number of GET SA Ordinary Shares calculated is not a whole number, each Warrantholder may request the issue of the immediately greater whole number of GET SA Ordinary Shares subject to paying to GET SA a sum equal to the product (i) of the additional fraction of a GET SA Ordinary Share requested and (ii) an amount equal to the initial trading price during the trading session preceding the date of exercise of the Warrants. Alternatively, the fractional entitlement may be paid in cash. In this case, the Warrantholder will receive a sum equal to the product (i) of the fraction of the GET SA Ordinary Share constituting the fractional entitlement and (ii) an amount equal to the initial trading price during the trading session preceding the date of exercise of the Warrants.

3.4.6        Authorisations and decisions relating to the issue of Warrants

a)             Authorisations granted by the extraordinary general meeting of GET SA

The extraordinary general meeting of the shareholders of GET SA, to be held on 26 April 2007, will consider the following eighth and ninth resolutions:

Eighth resolution

“1°                               to approve the terms and conditions of the warrants to subscribe for class A ordinary shares in the Company (the Warrants 1) set out in chapter III of the Securities Note and to resolve that the Warrants 1 will be subject to applicable laws and the relevant provisions of the Securities Note; and

                                                subject to the Condition Precedent referred to in the seventh resolution of this shareholders’ meeting,

2°                                     to resolve to issue such number of Warrants 1 as are necessary to be able to issue one Warrant 1 per Unit tendered to the Offer in the context of the exchange of all Units tendered to the Offer in accordance with the terms of the Offer as set out in the Offer Document, corresponding to the issue of a maximum number of 2,582,824,991 Warrants 1, on the basis of 1 Warrant 1 for 1 Unit tendered to the Offer;

3°                                     accordingly, and on the basis of the terms for determining the exercise ratio set out in the Securities Note, to set the maximum nominal value of the share capital increase upon exercise of the Warrants 1 at 28,411,074.90 euros, being a maximum of 2,841,107,490 class A ordinary shares in the Company, to which will be added, if appropriate, the additional nominal amount of class A ordinary shares to be issued to preserve the rights of the holders of Warrants 1 in accordance with applicable law and the terms of the Warrants 1 set out in the Securities Note, provided, to the extent necessary, that such maximum nominal amount shall not be taken into account for the purposes of the overall limit set out in the seventeenth resolution below;

4°                                     to resolve to disapply, in favour of holders of Units tendering their Units to the Offer, the preferential subscription rights attached to the Warrants 1 to be issued pursuant to this resolution;

5°                                     to acknowledge that pursuant to article L. 225-132 of the Commercial Code, the issue of the Warrants 1 implies the waiver by shareholders in favour of the holders of Warrants 1, of the preferential subscription rights to class A ordinary shares in the Company to be issued upon exercise of the Warrants 1;

6°                                     to acknowledge, and to the extent necessary resolve, that the Warrants 1 issued pursuant to this Resolution and the Warrants 2 issued pursuant to the ninth resolution of this shareholders’ meeting, will be grouped in one issue and their holders in one body of holders of Warrants (masse);

7°                                     to authorise the board of directors of the Company, with the power to sub-delegate this authorisation in accordance with applicable law and within the limits it will have previously determined, to the chief executive officer or, with his agreement, to one or more deputy chief executive officers, for the purpose of:

•                  confirming the satisfaction of the Condition Precedent;

•                  determining the exact number of Units tendered to the Offer;

•                  accordingly, determining the number of Warrants 1 to be issued and issuing the Warrants 1;

•                  carrying out all formalities required for the Warrants 1 of the Company to be admitted to trading on Eurolist by Euronext™ and, if appropriate, on any other regulated market;

•                  determining the exchange ratio of the Warrants 1 in accordance with the terms of the Warrants 1 set out in the Securities Note;

•                  as appropriate, taking all measures necessary to preserve the rights of holders of the Warrants 1 in accordance with applicable laws and the terms of the Warrants 1 set out in the Securities Notes;

•                  receiving subscriptions and subscription monies for the exercise of Warrants 1, recording the resulting share capital increase and making consequential amendments to the by

•                  laws of the Company;

•                  carrying out all formalities required for the new class A ordinary shares of the Company to be issued upon exercise of the Warrants 1 to be admitted to trading on Eurolist by Euronext™ and, if appropriate, on any other regulated market; and

•                  more generally, making all observations, communications and formalities as may be necessary for the purposes of carrying out the share capital increase resulting from the redemption of the NRS.”

NINTH RESOLUTION

“1°                               to approve the terms and conditions of the warrants to subscribe for class A ordinary shares in the Company (the Warrants 2) set out in chapter III of the Securities Note and to resolve that the Warrants 2 will be subject to applicable laws and the relevant provisions of the Securities Note; and

                                                subject to the Condition Precedent referred to in the seventh resolution of this shareholders’ meeting,

2°                                     to resolve to issue such number of Warrants 2 as shall be calculated by reference to the following formula:

X =	Number of Units tendered to the Offer	—	Number of Warrants 1 issued to Unitholders having tendered their Units to the Offer
0.55

3°                                     accordingly, and on the basis of the terms for determining the exercise ratio set out in the Securities Note, to set the maximum nominal value of the share capital increase upon exercise of the Warrants 2 at 23,245,424.92 euros, being the issue of a maximum of 2,324,542,492 class A ordinary shares in the Company to which will be added, if appropriate, the additional nominal amount of class A ordinary shares to be issued to preserve the rights of the holders of Warrants 2 in accordance with applicable law and the terms of the Warrants 2 set out in the Securities Note, provided, to the extent necessary, that such maximum nominal amount shall not be taken into account for the purposes of the overall limit set out in the seventeenth resolution below;

4°                                     to resolve to disapply the preferential subscription rights attached to the Warrants to be issued pursuant to this resolution in favour of:

•                  the holders of bonds issued by France Manche SA and Eurotunnel Finance Ltd on 15 May 2006 in accordance with the provisions of a Resettable Bond Constituting Trust Deed of the same date (the Resettable Bonds);

•                  the holders of notes issued by France Manche SA and Eurotunnel Finance Ltd on 7 April 1998 in accordance with the provisions of a Participating Loan Note Constituting Trust Deed of the same date (the Participating Loan Notes);

•                  the holders of notes issued by France Manche SA and Eurotunnel Finance Ltd in July 2002, December 2003, January 2004 and May 2006 in accordance with the provisions of a Stabilisation Note Constituting Trust Deed dated 7 April 1998 (the Stabilisation Notes), in consideration of the transfer of such Notes by the holders of the Resettable Bonds, the Participating Loan Notes and the Stabilisation Notes, in accordance with the provisions of the Safeguard Plan;

5°                                     to acknowledge that pursuant to article L. 225-132 of the Commercial Code, the issue of the Warrants 2 implies the waiver by shareholders in favour of the holders of Warrants 2, of the preferential subscription rights to class A ordinary shares in the Company to be issued upon exercise of the Warrants 2;

6°                                     to acknowledge, and to the extent necessary resolve, that the Warrants 2 issued pursuant to this Resolution and the Warrants 1 issued pursuant to the eighth resolution below, will be grouped in one issue and their holders in one body of holders of Warrants (masse);

7°                                     to authorise the board of directors of the Company, with the power to sub-delegate this authorisation in accordance with applicable law and within the limits it will have previously determined, to the chief executive officer or, with his agreement, to one or more deputy chief executive officers, for the purpose of:

•                  confirming the satisfaction of the Condition Precedent; determining the number of Warrants 2 to be issued and issuing the Warrants 2;

•                  determining the list of persons in the category referred to in this resolution to whom the Warrants 2 will be issued and the number of Warrants 2 to be issued to each such person;

•                  carrying out all formalities required for the Warrants 2 of the Company to be admitted to trading on Eurolist by Euronext™ and, if appropriate, on any other regulated market;

•                  determining the exchange ratio of the Warrants 2 in accordance with the terms of the Warrants 2 set out in the Securities Note;

•                  as appropriate, taking all measures necessary to preserve the rights of holders of the Warrants 2 in accordance with applicable laws and the terms of the Warrants 2 set out in the Securities Notes; receiving subscriptions and subscription monies for the exercise of Warrants 2, recording the resulting share capital increase and making consequential amendments to the by

•                  laws of the Company;

•                  carrying out all formalities required for the new class A ordinary shares of the Company to be issued upon exercise of the Warrants 2 to be admitted to trading on Eurolist by Euronext™ and, if appropriate, on any other regulated market; and

•                  more generally, making all observations, communications and formalities as may be necessary for the purposes of issuing the Warrants 2 and carrying out the share capital increase resulting from the exercise of the Warrants 2.”

b)             Decisions of the board of directors of GET SA

The board of directors of GET SA will resolve to issue the Warrants decided by the extraordinary general meeting of GET SA dated 26 April 2007 (see paragraph 3.4.6(a) above).

The board of directors of GET SA will meet at the latest on the Closing Date in order to calculate the total number of Warrants to be issued in accordance with the terms described in paragraph 3.4.5(a) “Determination of the total number of Warrants and notice of the total number of Warrants allocated” above and the number of Warrants to be issued to each of the Noteholders.

3.4.7        Provisional date for the issue of Warrants and of GET SA Ordinary Shares

The Warrants will be issued on the Closing Date.

The GET SA Ordinary Shares to be issued upon exercise of the Warrants will be issued on their settlement date.

3.4.8        Restrictions on the free transfer of the Warrants and the GET SA Ordinary Shares

The Warrants will be freely tradeable with effect from their issue, subject to applicable laws and regulations.

See paragraph 1.4.8 of this Securities Note for restrictions on the free transfer of GET SA Ordinary Shares.

3.4.9        Tender offer regulations

See paragraph 1.4.9 of this Securities Note for a description of the regulations relating to a tender offer in France.

3.4.10                  Tender offers made by third parties for GET SA during the previous financial year and the current financial year

See paragraph 1.4.10 of this Securities Note.

3.4.11                  Tax regime applicable to the Warrants

THE INFORMATION CONTAINED IN THIS SECURITIES NOTE IS INTENDED ONLY AS A GENERAL GUIDE, BASED ON AN UNDERSTANDING OF CURRENT LAW AND PUBLISHED PRACTICE, TO THE TAX REGIME APPLICABLE TO THE WARRANTS IN FRANCE, BELGIUM, THE UNITED KINGDOM AND THE UNITED STATES AND NOT AS A SUBSTITUTE FOR DETAILED TAX ADVICE. ANY PERSON WHO IS IN ANY DOUBT AS TO HIS TAXATION POSITION, OR WHO IS SUBJECT TO TAX IN ANY JURISDICTION OTHER THAN FRANCE, BELGIUM, THE UNITED KINGDOM OR THE UNITED STATES, SHOULD CONSULT A PROFESSIONAL ADVISER IMMEDIATELY.

a)             Tax regime applicable to the Warrants in France

Individuals who are not tax resident in France must comply with the tax legislation applicable in their own State of residence, subject to the application of the tax treaty signed between France and that State.

Based on the French legislation and regulations currently in force, the tax regime described hereafter is applicable to individuals or legal entities which will hold Warrants (see paragraph 1.4.11 Securities Note for a description of the tax regime applicable to GET SA Ordinary Shares).

•                  French tax residents

•                  Individuals holding Warrants as part of their private assets and who are not engaged in stock exchange transactions in conditions similar to those that characterise the activity exercised by a person carrying out such transactions on a professional basis

•                  Capital gains and capital losses

On a preliminary basis, the attention of the Warrants Holders is drawn to the fact that since the fiscal acquisition cost of the Warrants will be nil for the Holders of Warrants receiving the Warrants in exchange for their Units, the capital gain, if any, on the subsequent sale of their Warrants would be equal to their sale price.

Pursuant to Article 150-0 A of the French Tax Code, capital gains arising from the transfer of Warrants realised by individuals are subject to income tax, from the first euro, at the proportional rate of 16% if the global amount of transfers of securities or other rights and instruments referred to under Article 150-0 A of the French Tax Code (excluding transfers benefiting from a tax rollover regime or an exemption by virtue of a special tax provision) realised during the calendar year exceeds, per fiscal household (foyer fiscal), a threshold currently set at €20,000.

Those capital gains are subject to social contributions which break down as follows:

•                  the general social contribution (contribution sociale généralisée, the CSG) at the rate of 8.2%, non deductible for income tax purposes;

•                  the social levy at the rate of 2% (prélèvement social de 2%), non deductible for income tax purposes;

•                  the surcharge for the repayment of the social security debt (contribution pour le remboursement de la dette sociale, the CRDS) at the rate of 0.5%, non deductible for income tax purposes; and

•                  the additional contribution to the social levy at the rate of 0.3% (contribution additionnelle au prélèvement social), non deductible for income tax purposes.

Capital losses, if any, incurred during a given year can only be offset against gains of the same nature realised during the year of transfer or the following 10 years, provided that the transfer threshold mentioned above has been exceeded in respect of the year during which the capital loss is realised.

•                  Tax treatment of the exercise of Warrants

In case of the exercise of their Warrants, the Warrant holders will be allowed to subscribe a number of GET SA Ordinary Shares depending on the exercise ratio as determined in accordance with the modalities defined in paragraph 3.4.5(a) of the present Securities Note, the exercise price of the Warrants being fixed at the nominal value of the GET SA Ordinary Share.

In this respect, no capital gain or loss will be, if applicable, recognised by Warrant holders by reason of the subscription of GET SA Ordinary Shares.

The fiscal acquisition cost of GET SA Ordinary Shares received following the exercise of Warrants will be equal to the sum of the fiscal acquisition cost and of the exercise price of the Warrants.

•                  Wealth tax

Warrants held by individuals as part of their private assets are included in their estate which may be subject to French wealth tax, as the case may be.

•                  Inheritance and gift duties

Warrants acquired by individuals by way of inheritance or gift may be subject to estate or gift tax in France.

•                  Legal entities subject to corporate income tax

On a preliminary basis, the attention of the Holders subject to corporate income tax receiving Warrants in exchange for their Units must be drawn to the fact that the fiscal acquisition cost of their Warrants will be determined in accordance with the provisions of Article 38-8 of the French Tax Code. The fiscal acquisition cost of their Warrants will thus be equal to the fraction of the fiscal value of the Units tendered to the Offer corresponding to the value of the Warrants as resulting from the allocation of the Units’ value on the basis of the values of GET SA Ordinary Shares and of the Warrants at the date of the exchange. These values are determined in accordance with the first stock exchange value of the GET SA Ordinary Shares and of the Warrants.

The transfer of a Warrant gives rise to a capital gain or loss included in the taxable income subject to corporate income tax at the standard rate which is currently set at 33 1/3% (or, where applicable, the reduced rate of 15% up to a limit of €38,120 in respect of any twelve month period for companies meeting the requirements set out in Article 219 I b of French Tax Code) plus, where applicable, the social contribution of 3.3% (Article 235 ter ZC of the French Tax Code) that applies to the amount of corporate income tax less an allowance that may not exceed €763,000 per twelve month period.

It should be noted that the Warrants do not constitute participation shares for the purposes of article 219 I a quinquies of the French Tax Code and thus do not fall within the long term capital gain regime.

•                  Tax treatment of the exercise of the Warrants

In case of the exercise of their Warrants, the Warrant holders will be allowed to subscribe a number of GET SA Ordinary Shares depending on the exercise ratio as determined in accordance with the modalities defined in paragraph 3.4.5(a) of the present Securities Note, the exercise price of the Warrants being equal to the nominal value of the GET SA Ordinary Share.

In this respect, no capital gain or loss will be, if applicable, recognised by Warrant holders by reason of the subscription of GET SA Ordinary Shares.

The fiscal acquisition cost of GET SA Ordinary Shares received on exercising their Warrants will be equal to the sum of the fiscal acquisition cost and of the exercise price of the Warrants.

•                  Non French residents

•                  Capital gains and capital losses

Capital gains realised upon the transfer of their Warrants by persons who are not French tax residents within the meaning of Article 4 B of the French Tax Code or whose registered office is located outside France (unless such gains are connected with a permanent establishment or a fixed base subject to tax in France) are not taxable in France.

•                  Wealth tax

French wealth tax does not apply to Warrants issued by French legal entities and held by individuals who are not French tax residents.

•                  Inheritance duties

Subject to the applicability of more favourable provisions of a tax treaty, the acquisition of Warrants by way of inheritance or gift by individuals may be subject to inheritance and gift duties.

b)             United Kingdom taxation of the Warrants

Individuals who are not tax residents in the United Kingdom must comply with the tax legislation applicable in their own country of residence, subject to the application of any tax treaty between the United Kingdom and that country.

With regard to the English legislation and regulations currently in force and published by H.M. Revenue & Customs, the tax regime applicable to Unitholders is as follows.

The following paragraphs summarise certain limited aspects of the UK taxation in respect of the Warrants. They relate only to the position of individual or corporate Warrant holders who are resident (or alternatively, in the case of individuals, ordinarily resident) in the UK for tax purposes and who hold their Warrants beneficially as an investment (other than under a personal equity plan or an individual savings account). They do not relate to holders who acquire (or are deemed to acquire) their Warrants (or, as regards Unitholders who accept the Offer, their Units) by virtue of an office or employment. Furthermore they do not relate to persons such as market makers, brokers, dealers, intermediaries and persons connected with depositary arrangements or clearance services, pension funds, insurance companies or collective investment schemes, to whom special rules may apply. In addition the summary below may not apply to a person who holds Warrants as part of or pertaining to a fixed base or permanent establishment in France.

•                  Individuals

•                  Capital gains and losses

For Unitholders who accept the Offer and receive Warrants, on the basis that the Warrants come within the “roll over” applicable to the  Offer (as described in the Offer Document), the allocation of a Unitholder’s acquisition cost in his Units between GET SA Ordinary Shares and Warrants would be determined by reference to market values as at the date of any subsequent disposal (for the GET SA Ordinary Shares, market value will usually be the “quarter-up” price taken from the London Stock Exchange Daily Official List on the relevant day).

Provided that the Warrants are still quoted on Eurolist by Euronext™ Paris at the time, the lapse without exercise of a Warrant would be treated as a disposal for UK capital gains tax purposes, on which an allowable loss may arise. If a

Warrant is exercised, then the acquisition cost of the Warrant (if any) would be added to the amount paid to exercise the Warrant in arriving at the acquisition cost of the new GET SA Ordinary Shares.

•                  Inheritance tax

Liability to UK inheritance tax may arise in respect of the Warrants on the death of, or on a gift of the Warrants by, an individual holder of such Warrants who is domiciled, or deemed to be domiciled, in the UK.

If held directly (rather than in CDI form), the Warrants are not assets situated in the UK for the purposes of UK inheritance tax. Accordingly, neither the death of a holder of Warrants nor a gift of such Warrants by a holder will give rise to a liability to UK inheritance tax if the holder is neither domiciled nor deemed to be domiciled in the UK. However, it is unclear whether or not CDIs in respect of Warrants  are assets situated in the UK for the purposes of UK inheritance tax. Accordingly, the death of a holder of such CDIs or a gift of such CDIs by a holder may give rise to a liability to UK inheritance tax, even if the holder is neither domiciled nor deemed to be domiciled in the UK.

For inheritance tax purposes, a transfer of assets at less than full market value may be treated as a gift and particular rules apply to gifts where the donor reserves or retains some benefit. Special rules also apply to close companies and to trustees of settlements, bringing them within the charge to inheritance tax. Holders should consult an appropriate tax adviser if they make a gift or transfer at less than full market value or if they intend to hold any Warrants through trust arrangements.

•                  Companies within the charge to corporation tax

For so long as the Warrants are quoted on Eurolist by Euronext™ Paris, they will be excluded from the corporation tax derivative contracts regime. Accordingly the corporation tax on chargeable gains treatment of the Warrants for companies within the charge to corporation tax will correspond to the capital gains tax treatment of the Warrants for individuals outlined above.

•                  Stamp duty and stamp duty reserve tax (“SDRT”)

UK stamp duty will not normally be payable in connection with a transfer of Warrants, provided that the instrument of transfer is executed outside the UK and no other action is taken in the UK by the transferor or transferee.

The Warrants will not be registered in a register kept in the UK by or on behalf of GET SA, and accordingly no UK SDRT will be payable in respect of any agreement to transfer Warrants (or CDIs in respect of Warrants).

c)             United States federal taxation of the Warrants

The following paragraphs summarize certain US federal income, estate and gift tax considerations under present law related to the Warrants. The statements in these paragraphs are made to support marketing of the Warrants. No taxpayer can rely on them to avoid US federal tax penalties.

The following summary addresses only persons that hold the securities as capital assets and use the US dollar as their functional currency. The discussion does not consider the circumstances of particular holders subject to special tax regimes, such as banks, insurance companies, regulated investment companies, dealers, traders in securities that elect to mark to market, insurance companies, tax-exempt entities or persons holding any of the securities as part of a hedge, straddle, conversion or other integrated financial transaction. The discussion also does not consider consequences for persons that own or will own (directly, indirectly or constructively) 5 percent or more of the GET SA Ordinary Shares (including persons who may acquire 5 percent or more of the GET SA Ordinary Shares upon redemption of the NRS or exercise of the Warrants). The discussion does not address US state or local tax considerations.

GET SA and EGP believe, and this discussion assumes, that neither GET SA nor EGP is or will become a passive foreign investment company (PFIC) or a controlled foreign corporation (CFC) for US federal income tax purposes.

As used here, “holder” means a beneficial owner of the securities in question. A “US Holder” is a holder that for US federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity organized in or under the laws of the United States or its political subdivisions, (iii) a trust subject to the control of a US person and the primary supervision of a US court or (iv) an estate the income of which is subject to US federal income taxation regardless of its source.

•                  Individual and corporate Warrant holders

•                  Imputed dividend income

Anti-dilution provisions in the Warrants entitle the holders to receive additional GET SA Ordinary Shares in certain circumstances. A holder of Warrants may recognize taxable dividend income equal to the value of the additional GET SA Ordinary Shares to which it becomes entitled if, in general, the entitlement arises on account of distributions to GET SA’s shareholders that are treated as taxable dividends under US federal income tax principles.

•                  Gains on disposition

A US Holder will recognize gain or loss on the sale or other disposition of the Warrants in an amount equal to the difference between its tax basis in the Warrants and the amount it receives in exchange for them. The gain or loss generally will be capital gain or loss from US sources. Deductions for capital losses will be subject to limitations.

A US Holder that receives foreign currency in exchange for Warrants will realize an amount equal to the US dollar value of the currency on the date of disposition (or perhaps in the case of cash basis and electing accrual basis taxpayers, the settlement date). Any gain or loss on a subsequent disposition of the currency for a different amount generally will be US source ordinary income or loss.

•                  Exercise of Warrants

Upon receipt of additional GET SA Ordinary Shares pursuant to the Warrants, a US Holder may be required to treat a portion of the value of the GET SA Ordinary Shares received as imputed interest on the issuer’s deferred obligation to deliver the shares. The imputed interest income should be ordinary income from non-US sources. The receipt of additional GET SA Ordinary Shares pursuant to the Warrants otherwise should not be a taxable transaction for the US Holder except to the extent of cash received in lieu of fractional shares. The holder should reallocate its aggregate basis in its GET SA Ordinary Shares and Warrants (including the Exercise Price and any amount paid in order to request the issue of the immediately greater whole number of new GET SA Ordinary Shares) ratably among all of the GET SA Ordinary Shares it acquires.

•                  Estate and gift taxation

Warrants generally will be included among the assets on which the estate of a US Holder who is an individual citizen or resident of the United States at the time of death must pay US federal estate tax. Subject to an annual exemption, a US Holder who is an individual citizen or resident of the United States at the time of a gift of the Warrants generally will be subject to US federal gift tax on a gift of the Warrants. US Holders are urged to consult tax advisors regarding the application of US federal estate and gift taxes.

d)             Belgian tax regime of Warrants

The following is a summary of our understanding of the Belgian tax regime applicable to persons holding Warrants. This analysis takes into account the Belgian tax laws, treaties, and in particular the French-Belgian Tax Agreements and administrative regulations in effect on the date of this prospectus.

For purposes of this analysis, “individual” means any individual subject to Belgian personal income tax (personenbelasting/impôt des personnes physiques), (i.e., an individual having his domicile or seat of wealth in Belgium or assimilated individuals for purposes of Belgian tax law), and “company” means any company subject to

Belgian corporate income tax (vennootschapsbelasting/impôt des sociétés) (i.e., a company having its registered seat, principal establishment or effective place of management in Belgium). This analysis does not address the tax regime applicable to Warrants held by Belgian tax residents through a fixed basis or permanent establishment situated outside Belgium or by legal entities subject to the Belgian legal entities tax (rechtspersonenbelasting/impôt des personnes morales).

Capital gains and losses

•                  Belgian individuals

This description however does not address the exceptional case of individuals who would have allocated their Warrants to a professional activity.

Capital gains realized by Belgian individuals holding Warrants as a private investment, are, as a rule, not subject to income tax. Therefore, capital gains or losses realized on these shares are respectively not taxable and not tax deductible in Belgium.

A Belgian individual can, however, be subject to a tax at a rate of 33% plus local taxes, if the capital gains are considered to be speculative or arising from transactions beyond the normal course of management of private property. Capital losses arising from such transactions and incurred during the five previous fiscal years are deductible against the taxable income received from similar transactions.

•                  Belgian companies

The holders of Warrants subject to Belgian corporate income tax will be taxable on the capital gains realized on the Warrants. Therefore, the realized capital losses will be tax deductible in Belgium.

Inheritance and gift tax

Warrants which would be transferred by way of inheritance will give rise to the application of inheritance tax in Belgium. Warrants which would be transferred by way of gift will give rise, as a rule, to the application of gift tax in Belgium if the gift was executed before a Belgian public notary. The taxable basis will be the monetary value.

Tax on stock exchange transactions

A tax on stock exchange transactions is, in principle, levied on the purchase, sale, or any other acquisition or transfer of existing Warrants for consideration through a professional intermediary in Belgium. The normal rate of this tax is fixed at 0.17% per transaction and per party to this transaction (with a cap of 500 euro per party and per transaction).

Pursuant to the judgment of the European Court of Justice dated 15 July 2004 (Case C-415/02) and the programme-law of 27 December 2004, no tax on stock exchange transactions is due when new Warrants are issued.

The following persons are exempt from the tax on stock exchange transactions: (i) professional intermediaries described in Article 2, 9° and 10° of the Belgian law of 2 August 2002, acting for their own account, (ii) insurance companies described in article 2, §1 of the Belgian law of 9 July 1975, acting for their own account, (iii) provident institutions described in article 2, §3, 6° of the Belgian law of 9 July 1975, acting for their own account, (iv) collective investment undertakings described in the Belgian law of 4 December 1990 acting for their own account and (v) non residents of Belgium (provided they have certified their non-Belgian resident status).

3.5       Conditions of the offer

3.5.1        Conditions of the offer

a)             Conditions of the offer

The issue of the Warrants is conditional upon the success of the Offer (see paragraph 2.3 of the Offer Document).

b)             Amount of the issue

The Warrants will be issued for free, without any proceeds being received in connection with their issue.

The maximum nominal amount of the share capital increase of GET SA as a result of the exercise of Warrants is 51,656,499.82 euros.

The actual nominal amount of the capital increase will depend on the number of Warrants issued (which is a function of the number of Units tendered to the Offer as described in paragraph 3.4.5(a) “Determination of the total number of Warrants” above), on the final number of GET SA Ordinary Shares to which the Warrants entitle their holders to subscribe, which will be calculated according to the terms and conditions set out in the paragraph entitled “Calculation of the total number of GET SA Ordinary Shares to which the Warrants entitle their holders to subscribe” above, and also on the number of Warrants exercised.

Since the Exercise Price for the Warrants is set at the nominal value per GET SA Ordinary Share (being 0.01 euro at the date of this Securities Note), no share capital premium will arise as a result of the capital increase upon exercise of the Warrants.

c)             Terms and conditions of the exercise of the Warrants

The terms and conditions of the exercise of the Warrants are set out in the subparagraph entitled “Terms and conditions of exercise of the Warrants” in paragraph 3.4.5(a) of this Securities Note.

Instructions to exercise Warrants will be centralised by BNP Paribas Securities Services.

Financial intermediary account holders having received instructions to exercise Warrants will be required to (i) transmit those instructions to BNP Paribas Securities Services no later than 5:00 pm (Paris time) on the last day of the Exercise Period and (ii) to deliver the exercised Warrants no later than 5:00 pm (Paris time) on the last day of the Exercise Period in accordance with the terms specified by BNP Paribas Securities Services.

d)             Provisional timetable

See paragraph 2.4 of the Offer Document for a timetable indicating the various transactions to be carried out for the purposes of implementing the Safeguard Plan.

e)             Revocation and suspension of the right to exercise Warrants

•                  Revocation of the right to exercise Warrants

Not applicable.

•                  Suspension of the right to exercise the Warrants

See sub-paragraph entitled “Suspension of the right to exercise Warrants” in paragraph 3.4.5 above.

f)             Reduction of the subscription

See sub-paragraph entitled “Calculation of the Exercise Ratio” in paragraph 3.4.5 above.

g)             Maximum or minimum amount of subscription

The minimum subscription amount will be one new GET SA Ordinary Share per Warrant.

h)            Revocation of subscription orders

Instructions to exercise Warrants are irrevocable.

i)             Payment and terms of settlement

Upon exercise of the Warrants, Warrantholders will be required to pay an amount in cash equal to the nominal value of the GET SA Ordinary Shares being subscribed for as a result of the exercise of the Warrants (being 0.01 euro per GET SA Ordinary Share as at the date of this Securities Note).

The issue of the new GET SA Ordinary Shares resulting from the exercise of the Warrants will take place on their settlement date.

j)             Preferential subscription rights

•                  Preferential subscription rights for Warrants

Following the disapplication of preferential subscription rights pursuant to a decision of the extraordinary general meeting of GET SA to be held on 26 April 2007, the issue of Warrants will be reserved to Unitholders who tender their Units to the Offer and to Noteholders.

•                  Preferential right to subscribe for GET SA Ordinary Shares

In accordance with the provisions of paragraph 6 of article L. 225-132 of the French Commercial Code, the resolution of the extraordinary general meeting of GET SA to be held on 26 April 2007 to issue the Warrants will disapply the preferential rights of shareholders of GET SA to subscribe for GET SA Ordinary Shares issued as a result of the exercise of Warrants.

k)            Publication of the results of the Offer

The number of Warrants exercised, the number of GET SA Ordinary Shares issued as a result thereof and the amount of the corresponding capital increase will be published by GET SA by way of a press release and a decision published by Euronext Paris.

l)             Procedure for exercising and trading subscription rights

Not applicable.

m)           Contact details for the financial services intermediary

Instructions to exercise Warrants will be centralised by BNP Paribas Securities Services (see sub-paragraph “Terms and conditions of exercise of Warrants” in paragraph 3.4.5(a) of this Securities Note).

3.5.2        Proposed distribution and issue of securities

a)             Class of investor

Warrants will be issued to Unitholders who tender their Units to the Offer and to Noteholders.

b)             Selling restrictions

See paragraph 1.5.2 of this Securities Note.

c)             Intention of major shareholders or of members of administrative, management or supervisory bodies or of any other person to subscribe for more than 5%

Not applicable. Warrants will be issued to the persons specified in 3.5.2(a) above.

d)             Pre-allocation information

Not applicable.

e)             Procedure for notifying persons to whom Warrants are issued

Not applicable.

f)             Over-allotment and extension

Not applicable.

3.5.3        Pricing

a)             Setting the price

•                  Method for setting the price

Warrants will be allocated for free. See Chapter 3 of the Offer Document.

•                  Means of assessing the value of Warrants

Not applicable. See paragraph 3.2 of this Securities Note.

b)             Publication of the price

Not applicable.

c)             Price disparity

Not applicable.

d)             Placement and underwriting

Not applicable.

3.6       Admission to listing and trading and terms and conditions of trading

3.6.1        Admission to and trading

Application has been made for the Warrants to be admitted to listing and trading on Eurolist by Euronext™.

The conditions for listing of the Warrants will be fixed by Euronext Paris in a decision to be published no later than the first day of trading of the Warrants, expected to be the Closing Date.

The applications that have been made for the admission of GET SA Ordinary Shares to listing and trading are described in paragraph 1.3.1 of this Securities Note.

3.6.2        Other places of listing

Application has been made for the Warrants to be listed on Eurolist by Euronext™ as from the Closing Date. For the avoidance of doubt, no application has been or will be made for the Warrants to be admitted to listing on the Official List of the United Kingdom Listing Authority or to trading on the London Stock Exchange.

3.6.3        Additional offer of Warrants

None.

3.6.4        Liquidity agreement for the Warrants

See paragraph 1.6.4 of this Securities Note.

3.6.5        Stabilisation

Not applicable.

3.7       Additional information

3.7.1        Expert’s and statutory auditors’ reports

a)                                      Statutory auditors’ report and opinion on the issue of Warrants to Unitholders who tender their Units to the Offer

The report of the statutory auditors in relation to the issue of the Warrants to Unitholders will be made available to the shareholders of GET SA at the registered address of the company in accordance with articles L. 225-135 and L. 228-92 of the French Commercial Code, and will be made available to the public on Eurotunnel Group’s website (www.groupe-eurotunnel.com) by 10 April 2007 at the latest. The opinion of the statutory auditors in relation to the issue of the GET SA Ordinary Shares provided for by article L. 225-148 of the French Commercial Code and article R. 225-115 of the French Commercial Code is set out below:

Report of the Commissaires aux Comptes on the conditions and consequences of the share capital increase and warrants to be issued in consideration of the Units tendered to the public tender offer of 4 April 2007

To the Shareholders

In our capacity as Commissaires aux Comptes of your company and in accordance with article L.225-148 of the French Commercial Code, we are presenting our report on the conditions and consequences of the share capital increase and warrants to be issued in consideration of the Eurotunnel SA and Eurotunnel Plc Units tendered to the public tender offer proposed by your company. (This report is included in the Prospectus published in connection with this transaction and has been approved by the AMF with reference no 2007-113). It is our responsibility to give a conclusion on the conditions of the issue, and its consequencies on the shareholder’s situation compared to shareholders’ equity and net result per share.

We have carried out our work in accordance with Auditing Standards generally accepted in France. Those standards require the control of information included in the Prospectus published in connection with this transaction and the description of the conditions and consequences of the issue.

As indicated in Chapter 3 of the Offer Document dated 4 April 2007, criteria usually used to appreciate an exchange ratio are not relevant in this public tender offer. The Safeguard Plan approved by the Paris Commercial Court in the context of the Reorganisation includes an exchange ratio of one GET SA Ordinary Share for 40 Units tendered to the Offer or any other exchange ratio (with the agreement of the Commissioners for the Execution of the Plan, this exchange ratio was fixed at one GET SA Ordinary Share and one Warrant for one Unit tendered to the Offer, in order to avoid Unitholders incurring the costs associated with fractional entitlements in the context of the Offer, a share consolidation is being planned for a later date as described in paragraph 1.3.7 of the Offer Document). In any event, this ratio does not result in this context from a free decision of GET SA, the bidder.

The conditions of the issue and its consequences on the shareholer’s situation compared to shareholders’ equity and net result per share, as indicated in Chapter 1.9 of the Securities Note relating to dilution and in Chapter 3 of the above-mentioned Offer Document does not give rise to any observation on our part.

Paris, 4 April 2007

KPMG Audit	Mazars et Guérard

Département de KPMG S.A.

Represented by	Represented by

Fabrice Odent	Thierry de Bailliencourt

Members of Compagnies Régionales de Versailles et de Paris

b)             Statutory auditors’ report on the issue of the Warrants to Noteholders

The report of the statutory auditors in relation to the issue of the Warrants to Noteholders will be made available for the shareholders of GET SA at the registered address of the company in accordance with articles L. 225-135 and L. 228-92 of the French Commercial Code, and will be made available to the public on Eurotunnel Group’s website (www.groupe-eurotunnel.com) by 10 April 2007 at the latest.

3.7.2        Information from third parties

None.

3.7.3        Additional information

None.

CHAPTER 4 RECENT EVENTS - FURTHER INFORMATION

4.1       Recent events

4.1.1        Litigation regarding the opening judgements of the safeguard procedure dated 2 August 2006

By 17 judgements dated 2 August 2006, the Paris Commercial Court opened 17 safeguard procedures for 17 Eurotunnel companies.

The judgements which concerned companies with their registered office in the United Kingdom were the object of third party opposition by various creditors including Elliott International LP, The Liverpool Limited Partnership and Tompkins Square Park.

This third party opposition was based on the fact that in its judgements dated 2 August 2006, the Commercial Court applied article 3 of CE Regulation of 29 May 2000 to the foreign companies. However, according to the parties bringing the third party opposition, the safeguard procedure was not provided for in the Regulation, and the Court did not demonstrate that the centre of principal interests of these companies was in France.

By judgements on 15 January 2007, the Paris Commercial Court rejected the third party opposition by ruling that not only was the safeguard procedure expressly provided for in Annex A of the Regulation, but that notwithstanding the fact that the registered offices were abroad, these companies’ centres of principal interest were in France.

These judgements required each of the parties’ third party opponents to pay 10,000 euros to each of the companies, under article 700 of the New French Civil Procedure Code.

These judgements, which were notified late by the Registry, have been the object of two appeal processes from Elliott International: one appeal and one dispute. The companies have not yet been notified of the existence of these appeal processes and as such no date has been fixed for the pleadings.

In addition, the arguments of the third party opposition are not yet known but the application that was made to the Commercial Court under CE Regulation  of 29 May 2000 conforms to the jurisprudence of the courts of England and Wales and to that of the European Court of Justice. These judgements have received the unanimous approval of the doctrine.

4.1.2        Litigation regarding interest rate swap agreements

On 18 December 2006, Dresdner Bank AG (“Dresdner”) lodged a request with the Paris Commercial Court to cancel the minutes of the deliberations of the committee of principal suppliers of EFL held on 27 November 2006, on the basis that Dresdner should have participated at this meeting, but had been excluded.

This pleading was meant to occur on 12 March 2007, but did not take place, as Dresdner decided to withdraw the request.

4.1.3                        Date for convening the general shareholders meeting of ESA to approve the financial statements for the financial years ended 31 December 2005 and 2006

By a decision dated 27 March 2007, the President of the Paris Commercial Court decided to extend to 15 June 2007 the deadline granted to ESA to convene its shareholders to a meeting to deliberate on the financial statements for the financial years ended 31 December 2005 and 31 December 2006.

4.1.4                        Appointment of the appraisers

Two appraisers were appointed by the President of the Paris Commercial Court, by a decision dated 19 March 2007 in view of the extraordinary general meeting of the shareholders of GET SA to be held on 26 April 2007, (i) in order to verify the assets and liabilities of GET SA and the specific advantages therein as a result of the share capital increases by public offering less than two years after the incorporation of GET SA and (ii) in order to assess the specific advantages following the issue of the GET SA Preferred Share. Their reports will be made public and will be the subject of a press release from GET SA once they have been issued.

4.2       Further information

4.2.1        Specifications of travel privileges

Further to paragraph 22.1.4 of the Registration Document, it is specified that the travel privileges relating to the programmes put in place by Eurotunnel in 1987 and 1990 will not be cancelled as a result of the Offer or in the months following it. However, they may evolve or be cancelled in accordance with the applicable contractual terms which govern them. A description of the applicable contractual terms in this respect will be made available to the public on the Eurotunnel Internet website at the latest on the opening date of the Offer.

The Unitholders tendering their Units to the Offer will no longer be able to benefit from the travel privileges relating to the programmes put in place by Eurotunnel in 1987 and 1990.

4.2.2        Specifications of the financial conditions of the Term Loan

Further to paragraph 5.3.4(a) of the Registration Document, it is specified that the principal amount of each tranche of the Senior Facilities as well as the fixed and floating rates retained for these and the timetable of their redemption in principal will be the object of a press release from GET SA as soon as possible and at the latest five days before the closing of the Offer. Indeed, these final conditions of the Senior Facilities are currently being finalised in order to allow the relevant borrowers to benefit from the best financial conditions available on the market.

The amounts stated in euros or in pounds sterling will be, as was the case for the determination of the amounts of the tranches of NRS in euros and in pounds sterling, determined to correspond, as much as possible, to the allocation stated in the turnover of Eurotunnel between each of these two currencies, in order to limit as much as possible the risk relating to foreign exchange positions to which the company would be exposed.

DEFINITIONS

Closing Date	means the date on which all transactions required in connection with the implementation of the Reorganisation have been effected, namely the settlement date of the Offer;

Commissioners for the Execution of the Plan	means Mrs Valérie Leloup-Thomas and Mr Laurent Guernevé;

Completion	means completion of the implementation of the Safeguard Plan;

Concession Agreement

means the concession agreement dated 14 March 1986 between the States and the Concessionaires, under which the States granted to the Concessionaires the right and the obligation to design, finance, construct and operate the Tunnel, for the duration of the Concession Agreement, and its amendments dated 29 June 1994 and 29 March 1999;

Concessionaires	means FM and CTG pursuant to the Concession Agreement;

CTG	means the Channel Tunnel Group Limited, an English law company wholly owned by EPLC;

Current Debt

means the total financial debt of Eurotunnel before the implementation of the Reorganisation described in chapter 5 of the Registration Document and of a principal amount at 30 September 2006 of 9.073 billion euros; the different components of the Current Debt are described in paragraph 5.2.3 of the Registration Document;

EFL	means Eurotunnel Finance Limited, an English law company owned 79% by EPLC and 21% by FM;

EGP	means Eurotunnel Group UK plc (previously named Nick42 Limited, prior to re-registration on 9 March 2007), an English law company wholly owned by GET SA;

ENHC

means Eurotunnel NRS Holding Company, a company called XCo in the Safeguard Plan and which shall be created to group the interests of Eurotunnel’s creditors who have received or subscribed for NRS in connection with the Reorganisation;

EPLC	means Eurotunnel plc;

ESA	means Eurotunnel SA;

Eurotunnel	means the group of companies comprising ESA, EPLC and their respective subsidiaries at the date of this Securities Note, before the implementation of the Reorganisation;

Eurotunnel Group	means the group of companies comprising GET SA and its subsidiaries (including EGP, ESA and EPLC) after the completion of the Reorganisation;

Exercise Ratio	means the number of new GET SA Ordinary Shares available for subscription upon exercise of a Warrant;

FM	means France Manche SA, a French law company which is wholly owned by ESA;

GET SA	means Groupe Eurotunnel SA (previously named Nick42 SARL prior to re-registration on 9 March 2007);

GET SA Ordinary Shares	means the class A ordinary shares of GET SA, with a nominal value of 0.01 euro each;

GET SA Preferred Share	means the class B preferred share of GET SA to be held by ENHC, with a nominal value of 0.01 euro;

Governmental Entity

means any supra-national, national, state, municipal or local government or authority (including any subdivision, court, administrative agency or commission or other body) or any quasi-governmental or private body exercising any regulatory, tax, customs or other governmental or quasi-governmental authority, in each case of France, the UK or emanating from EU authorities;

IGC

means the intergovernmental commission, to which the governments of Britain and France nominate an equal number of members, established pursuant to the Treaty of Canterbury and the Concession Agreement in order to supervise the construction and operation of the System on behalf of the States;

Noteholders	means the holders of the Notes;

Notes	means the Resettable Bonds, the Participating Loan Notes and the Stabilisation Notes;

NRS	means the notes redeemable in GET SA Ordinary Shares to be issued by EGP pursuant to the Safeguard Plan described in chapter 2 of this Securities Note;

NRS I	means the first series of NRS divided into three tranches: T1, T2 and T3;

NRS II	means the second series of NRS comprising one single tranche;

Offer	means the offer made by GET SA in France, the UK and Belgium to holders of Units to exchange their Units for GET SA Ordinary Shares and Warrants;

Offer Document	means the joint offer document relating to the Offer of GET SA, ESA and EPLC;

Participating Loan Notes	means the debt securities issued pursuant to the Participating Loan Note Constituting Trust Deed dated 7 April 1998 by FM and EFL on the same date;

Proposed Safeguard Plan	means the proposed safeguard plan sent to the creditors of Eurotunnel on 31 October 2006 together with the addendum dated 24 November 2006;

Prospectus	means the Registration Document together with this Securities Note;

Recapitalisation Transactions of ESA and EPLC	means the recapitalisation transactions of ESA and EPLC to be carried out after the Offer, as described in paragraph 5.3.7 of the Registration Document;

Registration Document

means the Registration Document relating to GET SA and EGP, prepared in connection with the Reorganisation and which was filed with the Autorité des marchés financiers on 21 March 2007 under number 2007-i.07-021;

Reorganisation	means all of the transactions comprising the Eurotunnel reorganisation and the restructuring of the Current Debt in accordance with the terms of the Safeguard Plan;

Resettable Bonds	means the debt securities issued pursuant to the Resettable Bond Constituting Trust Deed dated 15 May 2006 by FM and EFL on the same date;

Safeguard Plan	means the Proposed Safeguard Plan approved by the creditor committees of Eurotunnel on 27 November 2006, by the Noteholders on 14 December 2006 and by the Commercial Court of Paris on 15 January 2007;

Securities Note	means this securities note relating to the issue of the GET SA Ordinary Shares, the NRS and the Warrants in connection with the Reorganisation;

Stabilisation Notes	means the debt securities issued by FM and EFL in July 2002, December 2003, January 2004 and May 2006 pursuant to the Stabilisation Note Constituting Trust Deed dated 7 April 1998;

States	means the French Republic and the United Kingdom of Great Britain and Northern Ireland;

Subscription Right

means the non transferable subscription right relating to the NRS to which holders of Tier 3 Debt not having exercised the Tier 3 Cash Option and Noteholders are entitled on the terms described in paragraph 5.3.5 of the Registration Document;

System	means the system made up of the Tunnel together with its associated terminals, fixed equipment and ancillary buildings;

Tier 3 Cash Option	means the option for each holder of Tier 3 Debt to receive cash rather than all or part of the NRS allocated to them as holders of Tier 3 Debt pursuant to the Safeguard Plan;

Tier 3 Cash Option Providers

means the holders of Tier 3 Debt who have undertaken to underwrite the subscription in cash of the NRS to be issued to holders of Tier 3 Debt pursuant to the Safeguard Plan, in order to finance the exercise of the Tier 3 Cash Option;

Tier 3 Cash Option Provider Agreement	means the agreement entered into between the Tier 3 Cash Option Arrangers, GET SA, EGP, ESA and EPLC on 30 January 2007 relating to the financing of the Tier 3 Cash Option;

Treaty of Canterbury

means the Treaty between France and the UK, signed on 12 February 1986 and ratified on 29 July 1987, authorising the construction and operation by private concessionaries of the trans-Channel fixed link;

TU Subscription Right	means the right for Unitholders tendering their Units to the Offer to subscribe for NRS according to the terms set out in paragraph 2.5.1(f) of this Securities Note;

Tunnel	means the two rail tunnels and the service tunnel under the English Channel;

Units	means the units representing shares of ESA and EPLC;

Warrants	means the warrants to subscribe for GET SA Ordinary Shares described in chapter 3 of this Securities Note.

Document Checklists

Securities Note GET SA Ordinary Shares

The number of the section(s) containing the information relating to each heading in Annex III of the EC Regulation 809/2004 of the European Commission of 29 April 2004 in the Securities Note is mentioned in the following table.

No	Name of the headings in the EC Regulation	Section(s)

1	Person responsible	Introduction and 1.1
1.1	Persons responsible for the information contained in the prospectus	Introduction and 1.1
1.2	Declaration of the party responsible for the prospectus	Introduction and 1.1

2	Risk Factors	Introduction and 1.2

3	Key Information	1.3
3.1	Working capital Statement	1.3.1
3.2	Capitalisation and indebtedness	1.3.2
3.3	Interest of natural and legal persons involved in the issue/offer	1.3.3
3.4	Reasons for the offer and use of proceeds	1.3.4

4	Information concerning the securities to be offered/admitted to trading	1.4
4.1	Type and class of the securities being admitted to trading, including ISIN (international security identification number)	1.4.1
4.2	Legislation under which the securities have been created	1.4.2
4.3	Form in which the securities are registered	1.4.3
4.4	Currency of the securities issue	1.4.4
4.5	Rights attached to the securities, including any limitations of those rights, and procedure for the exercise of those rights	1.4.5
4.6	Statement of the resolutions, authorizations and approvals by virtue of which the securities have been or will be created and issued	1.4.6
4.7	Expected issue date of the securities	1.4.7
4.8	Any restrictions on the free transferability of the securities	1.4.8
4.9	Existence of any mandatory takeover bids or squeeze-outs or sell-out rules in relation to the securities	1.4.9
4.10	Public takeover bids by third parties in respect of the issuer’s equity which have occurred during the last financial year and the current financial year, as well as price or exchange terms attaching to such offers and the outcome of such offers	1.4.10
4.11	Information on taxes on the income from the securities withheld at source, indication as to whether the issuer assumes responsibility for the withholding of taxes at source	1.4.11

5	Terms and conditions of the offer	1.5
5.1	Conditions, offer statistics, expected timetable and action required to apply for the offer	1.5.1
5.1.1	Conditions to which the offer is subject	1.5.1 (a)
5.1.2	Total amount of the issue	1.5.1 (b)
5.1.3	Time period during which the offer will be open and description of the application process	1.5.1 (c) and (d)
5.1.4	Revocation and suspension of the offer	1.5.1 (e)
5.1.5	Possibility to reduce subscriptions and the manner for refunding excess amount paid by applicants	1.5.1 (f)
5.1.6	Minimum or maximum amount of application	1.5.1 (g)
5.1.7	Period during which an application may be withdrawn, provided that investors are allowed to withdraw their subscription	1.5.1 (h)
5.1.8	Method and time limits for paying up the securities and for delivery of the securities	1.5.1 (i)

5.1.9	Description of the manner and date in which results of the offer are to be made public	1.5.1 (k)
5.1.10	Procedure for the exercise of any right of pre-emption, the negotiability of subscription rights and the treatment of subscription rights not exercised	1.5.1 (j)
5.2	Plan of distribution and allotment	1.5.2
5.2.1	The various categories of potential investors to which the securities are offered	1.5.2 (a)
5.2.2

To the extent known to the issuer, an indication of whether major shareholders or members of the issuer’s management, supervisory or administrative bodies intended to subscribe in the offer, or whether any person intends to subscribe for more that five per cent of the offer

		1.5.2 (c)
5.2.3	Pre-allotment disclosure	1.5.2 (d)
5.2.4	Process for notification to applicants of the amount allotted and indication whether dealing may begin before notification is made	1.5.2 (e)
5.2.5	Over-allotment and “green-shoe”	1.5.2 (f)
5.3	Pricing	1.5.3
5.3.1	Price at which the securities will be offered	1.5.3 (a)
5.3.2	Process for the disclosure of the offer price	1.5.3 (b)
5.3.3

If the issuer’s equity holders have pre-emptive purchase rights and this right is restricted or withdrawn, indication of the basis for the issue price if the issue is for cash, together with the reasons for and beneficiaries of such restriction or withdrawal

		1.5.3 (a)
5.3.4

Where there is or could be a material disparity between the public offer price and the effective cash cost to the members of the administrative, management or supervisory bodies or senior management or affiliated persons, of securities acquired by them in transactions during the past year, or which they have the right to acquire, include in comparison of the public contribution in the proposed public offer and the effective cash contributions of such persons

		1.5.3 (c)
5.4	Placing and underwriting	1.5.3 (d)
5.4.1

Name and address of the coordinator(s) of the global offer and of single parts of the offer and, to the extent known to the issuer or to the offeror, of the placers in the various countries where the offer takes place

		Not relevant
5.4.2	Name and address of any paying agents and depository agents in each country	Not relevant
5.4.3

Name and address of the entities agreeing to underwrite the issue on a firm commitment basis, and name and address of the entities agreeing to place the issue without a firm commitment or under “best efforts” arrangements. Material features of the agreement including the quotas

		Not relevant
5.4.4	When the underwriting agreement has been or will be reached	Not relevant

6	Admission to trading and dealing arrangements	1.6
6.1	Application for admission to trading of securities offered	1.6.1
6.2	All the regulated markets or equivalent markets on which, to the knowledge of the issuer, securities of the same class of the securities to be offered or admitted to trading are already admitted to trading	1.6.2
6.3	If simultaneously or almost simultaneously with the creation of the securities for which admission to a regulated market is being sought securities of the same class are subscribed for or placed privately or if securities of other classes are created for public or private placing, give details of the nature of such operations and of the number and characteristics of the securities to which they relate	1.6.3
6.4	Details of the entities which have a firm commitment to act as intermediaries in secondary trading providing liquidity through bid and offer rates and description of the main terms of their commitment	1.6.4
6.5	Stabilisation and the option of over-allotment	1.6.5

6.5.1	The fact that stabilization may be undertaken, that there is no assurance that it will be undertaken and that it may be stopped at any time	Not relevant
6.5.2	The beginning and the end of the period during which stabilisation may occur	Not relevant
6.5.3	The identity of the stabilisation manager for each relevant jurisdiction unless this is not known at the time of publicationNot relevant
6.5.4	The fact that stabilization transaction may result in a market price that is higher than would otherwise prevail	Not relevant

7	Selling securities holders	1.7
7.1	Name and business address of the person or entity offering to sell the securities, the nature of any position office or other material relationship that the selling persons has had within the past there years with the issuer or any of its predecessors or affiliates	1.7.1
7.2	The number and class of securities being offered by each of the selling security holders	Not relevant
7.3	Lock-up agreements	1.7.2

8	Expense of the issue	1.8
8.1	The total net proceeds and an estimate of the total expenses of the issue/offer	1.8

9	Dilution	1.9
9.1	The amount and percentage of immediate dilution resulting from the offer	1.9
9.2	In the case of a subscription offer to existing equity holders, the amount and percentage of immediate dilution if they do not subscribe to the new offer	1.9

10	Additional information	1.10
10.1	If the advisors connected with an issue are mentioned in the Securities Note, a statement of the capacity in which the advisors have acted	Not relevant
10.2	An indication of the information in the Securities Note which has been audited or reviewed by statutory auditors and where auditors have produced a report.	1.10.1
10.3

Where a statement or report attributed to a person as an expert is included in the Securities Note, provide such persons name, business address, qualifications and material interest if any in the issuer. If the report has been produced at the issuer’s request a statement to the effect that such statement or report is included, in the form and context in which it is included, with the consent of the person who has authorized the contents of that part of the Securities Note

		Not relevant
10.4	Where information has been sourced from a third party, provide a confirmation that this information has been accurately reproduced and that as far as the issuer is aware and is able to ascertain from information published by that third party, no facts have been omitted which would render the reproduced information inaccurate or misleading. In addition, identify the source(s) of the information	1.10.2

NRS Securities Note

The number of the section(s) containing the information relating to each heading in Annex V of the EC Regulation 809/2004 of the European Commission of 29 April 2004 in the Securities Note is mentioned in the following table.

No	Name of the headings in the EC Regulation	Section(s)

1	Person responsible	Introduction and 2.1
1.1	Persons responsible for the information contained in the prospectus	Introduction and 2.1
1.2	Declaration of the party responsible for the prospectus	Introduction and 2.1

2	Risk Factors	Introduction and 2.2

3	Key Information	2.3
3.1	Interest of natural and legal persons involved in the issue/offer	2.3.1
3.2	Reasons for the offer and use of proceeds	2.3.2

4	Information concerning the securities to be offered/admitted to trading	2.4
4.1	Type and class of the securities being admitted to trading, including ISIN (international security identification number)	2.4.1
4.2	Legislation under which the securities have been created	2.4.2
4.3	Form in which the securities are registered	2.4.3
4.4	Currency of the securities issue	2.4.4
4.5	Ranking of the securities being offered and/or admitted to trading	2.4.5
4.6	Rights attached to the securities, including any limitations of those rights, and procedure for the exercise of those rights	2.4.5
4.7	The nominal interest rate and provisions relating to interest payable	2.4.5
4.8	Maturity date and arrangements for the amortistation of the loan, including the repayment procedures	2.4.5
4.9	Yield	2.4.5
4.10	Details of the representation of debt security holders	2.4.5
4.11	Statement of the resolutions, authorizations and approvals by virtue of which the securities have been or will be created and issued	2.4.6
4.12	Expected issue date of the securities	2.4.9
4.13	Any restrictions on the free transferability of the securities	2.4.10
4.14	Information on taxes on the income from the securities withheld at source, indication as to whether the issuer assumes responsibility for the withholding of taxes at source	2.4.13

5	Terms and conditions of the offer	2.5
5.1	Conditions, offer statistics, expected timetable and action required to apply for the offer	2.5.1
5.1.1	Conditions to which the offer is subject	2.5.1 (a)
5.1.2	Total amount of the issue	2.5.1 (b)

5.1.3	Time period during which the offer will be open and description of the application process	2.5.1 (c) and (d)
5.1.4	Possibility to reduce subscriptions and the manner for refunding excess amount paid by applicants	2.5.1 (f)
5.1.5	Minimum or maximum amount of application	2.5.1 (f)
5.1.6	Method and time limits for paying up the securities and for delivery of the securities	2.5.1 (h)
5.1.7	Description of the manner and date in which results of the offer are to be made public	2.5.1 (j)
5.1.8	Procedure for the exercise of any right of pre-emption, the negotiability of subscription rights and the treatment of subscription rights not exercised	2.5.1 (i) and (k)
5.2	Plan of distribution and allotment	2.5.2
5.2.1	The various categories of potential investors to which the securities are offered	2.5.2 (a)
5.2.2	Process for notification to applicants of the amount allotted and indication whether dealing may begin before notification is made	2.5.2 (e)
5.3	Pricing	2.5.3
5.3.1	Price at which the securities will be offered	2.5.3
5.4	Placing and underwriting	2.2.4
5.4.1

Name and address of the coordinator(s) of the global offer and of single parts of the offer and, to the extent known to the issuer or to the offeror, of the placers in the various countries where the offer takes place

		Not relevant
5.4.2	Name and address of any paying agents and depository agents in each country	2.4.5
5.4.3	Name and address of the entities agreeing to underwrite the issue on a firm commitment basis, and name and address of the entities agreeing to place the issue without a firm commitment or under “best efforts” arrangements. Material features of the agreement including the quotas	2.2.4
5.4.4	When the underwriting agreement has been or will be reached	2.2.4

6	Admission to trading and dealing arrangements	2.6
6.1	Application for admission to trading of securities offered	2.6.1
6.2	All the regulated markets or equivalent markets on which, to the knowledge of the issuer, securities of the same class of the securities to be offered or admitted to trading are already admitted to trading	2.6.2
6.3	Name and address of the entities which have a firm commitment to act as intermediaries in secondary trading providing liquidity through bid and offer rates and description of the main terms of their commitment	2.6.4

7	Additional information	2.7
7.1	If the advisors connected with an issue are mentioned in the Securities Note, a statement of the capacity in which the advisors have acted	Not relevant
7.2	An indication of the information in the Securities Note which has been audited or reviewed by statutory auditors and where auditors have produced a report	2.7.1
7.3

Where a statement or report attributed to a person as an expert is included in the Securities Note, provide such persons name, business address, qualifications and material interest if any in the issuer. If the report has been produced at the issuer’s request a statement to the effect that such statement or report is included, in the form and context in which it is included, with the consent of the person who has authorized the contents of that part of the Securities Note

		Not relevant
7.4	Where information has been sourced from a third party, provide a confirmation that this information has been accurately reproduced and that as far as the issuer is aware and is able to ascertain from information published by that third party, no facts have been omitted which would render the reproduced information inaccurate or misleading. In addition, identify the source(s) of the information	2.7.2
7.5

Credit ratings assigned to an issuer or its debt securities at the request or with the co-operation of the issuer in the rating process. A brief explanation of the meanings of the ratings if this has previously been published by the rating provider

		Not relevant

Securities Note Warrants

The number of the section(s) containing the information relating to each heading in Annex XII of the EC Regulation 809/2004 of the European Commission of 29 April 2004 in the Securities Note is mentioned in the following table.

No	Name of the headings in the EC Regulation	Section(s)

1	Person responsible	Introduction and 3.1
1.1	Persons responsible for the information contained in the prospectus	Introduction and 3.1
1.2	Declaration of the party responsible for the prospectus	Introduction and 3.1

2	Risk Factors	Introduction and 3.2

3	Key Information	3.3
3.1	Interest of natural and legal persons involved in the issue/offer	3.3.1
3.2	Reasons for the offer and use of proceeds	3.3.2

4	Information concerning the securities to be offered/admitted to trading	3.4
4.1	Information concerning the securities	3.4.1
4.1.1	Type and class of the securities being admitted to trading, including ISIN (international security identification number)	3.4.1
4.1.2	Influence on the value of the investment of the value of the underlying instrument(s)	Not relevant
4.1.3	Legislation under which the securities have been created	3.4.2
4.1.4	Form in which the securities are registered	3.4.3
4.1.5	Currency of the securities issue	3.4.4
4.1.6	Ranking of the securities being offered and/or admitted to trading	Not relevant
4.1.7	Rights attached to the securities, including any limitations of those rights, and procedure for the exercise of those rights	3.4.5
4.1.8	Statement of the resolutions, authorizations and approvals by virtue of which the securities have been or will be created and issued	3.4.6
4.1.9	Expected issue date of the securities	3.4.7
4.1.10	Any restrictions on the free transferability of the securities	3.4.8
4.1.11	The expiration or maturity date of the derivative securities, the exercise date or final reference date	3.4.5
4.1.12	The settlement procedure of the derivative securities	3.4.5
4.1.13	How any return on derivative securities takes place, the payment or delivery date, and the way it is calculated	3.4.5
4.1.14	Information on taxes on the income from the securities withheld at source and whether the issuer assumes responsibility for the withholding of taxes at the source	3.4.11
4.2	Information concerning the underlying	Not relevant
4.2.1	The exercise price or the final reference price of the underlying	Not relevant
4.2.2	Type of the underlying and details of where the information on the underlying can be obtained	Not relevant
4.2.3	Any marked disruption or settlement disruption events that affect the underlying	Not relevant
4.2.4	Adjustment rules with relation to events concerning the underlying	Not relevant

5	Terms and conditions of the offer	3.5
5.1	Conditions, offer statistics, expected timetable and action required to apply for the offer	3.5.1
5.1.1	Conditions to which the offer is subject	3.5.1 (a)
5.1.2	Total amount of the issue	3.5.1 (b)
5.1.3	Time period during which the offer will be open and description of the application process	3.5.1 (c) and (d)
5.1.4	Minimum or maximum amount of application	3.5.1 (g)
5.1.5	Method and time limits for paying up the securities and for delivery of the securities	3.5.1 (i)

5.1.6	Description of the manner and date in which results of the offer are to be made public	3.5.1 (k)
5.2	Plan of distribution and allotment	3.5.2
5.2.1	The various categories of potential investors to which the securities are offered	3.5.2 (a)
5.2.2	Process for notification to applicants of the amount allotted and indication whether dealing may begin before notification is made	3.5.2 (e)
5.3	Pricing	3.5.3
5.3.1	Price at which the securities will be offered	3.5.3
5.4	Placing and underwriting	3.5.3
5.4.1

Name and address of the coordinator(s) of the global offer and of single parts of the offer and, to the extent known to the issuer or to the offeror, of the placers in the various countries where the offer takes place

		Not relevant
5.4.2	Name and address of any paying agents and depository agents in each country	Not relevant
5.4.3

Name and address of the entities agreeing to underwrite the issue on a firm commitment basis, and name and address of the entities agreeing to place the issue without a firm commitment or under “best efforts” arrangements

		Not relevant
5.4.4	When the underwriting agreement has been or will be reached	Not relevant
5.4.5	Name and address of a calculation agent	Not relevant

6	Admission to trading and dealing arrangements	3.6
6.1	Application for admission to trading of securities offered	3.6.1
6.2	All the regulated markets or equivalent markets on which, to the knowledge of the issuer, securities of the same class of the securities to be offered or admitted to trading are already admitted to trading	3.6.2
6.3	Name and address of the entities which have a firm commitment to act as intermediaries in secondary trading providing liquidity through bid and offer rates and description of the main terms of their commitment	3.6.4

7	Additional information	3.7
7.1	If the advisors connected with an issue are mentioned in the Securities Note, a statement of the capacity in which the advisors have acted	Not relevant
7.2	An indication of the information in the Securities Note which has been audited or reviewed by statutory auditors and where auditors have produced a report	3.7.1 (a) and (b)
7.3

Where a statement or report attributed to a person as an expert is included in the Securities Note, provide such persons name, business address, qualifications and material interest if any in the issuer. If the report has been produced at the issuer’s request a statement to the effect that such statement or report is included, in the form and context in which it is included, with the consent of the person who has authorized the contents of that part of the Securities Note

		Not relevant
7.4	Where information has been sourced from a third party, provide a confirmation that this information has been accurately reproduced and that as far as the issuer is aware and is able to ascertain from information published by that third party, no facts have been omitted which would render the reproduced information inaccurate or misleading. In addition, identify the source(s) of the information	3.7.2
7.5

Credit ratings assigned to an issuer or its debt securities at the request or with the co-operation of the issuer in the rating process. A brief explanation of the meanings of the ratings if this has previously been published by the rating provider

		Not relevant

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